Exhibit 10.1

EXECUTION VERSION

LEASE

dated as of September 9, 2016

between

PA Meadows, LLC,

WTA II, Inc., and CCR Pennsylvania Racing, Inc.

Lessor

and

PNK Development 33, LLC,

Lessee

with respect to

THE MEADOWS RACETRACK & CASINO

located in Washington, Pennsylvania

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ARTICLE 6	IMPROVEMENTS	24

6.1	Demolition and Alterations	24
6.2	No Authority to Bind Fee	26
6.3	Mechanics’ Liens	27
6.4	Title to Improvements	27
6.5	Lessor’s Right of First Offer to Fund	27

ARTICLE 7	IMPOSITIONS	29

7.1	Lessee to Pay	29
7.2	No Liability for Lessor’s Taxes	30
7.3	Evidence of Payment	30
7.4	Lessor’s Right to Pay Impositions	30
7.5	Contest of Impositions	30
7.6	Impound Account	31
7.7	Tax Service	32

ARTICLE 8	INSURANCE	32

8.1	General Insurance Requirements	32
8.2	Maximum Foreseeable Loss	34
8.3	Additional Insurance	34
8.4	Waiver of Recovery Rights/Subrogation	34
8.5	Policy Requirements	35
8.6	Increase in Limits	35
8.7	Blanket Policy	35
8.8	No Separate Insurance	35
8.9	Indemnification of Lessor	36

ARTICLE 9	CASUALTY	36

9.1	Notice of Casualty	36
9.2	Damage	36
9.3	Disposition of Insurance Proceeds	36
9.4	Lessee’s Obligations Following Casualty	37
9.5	Uninsured Casualty	37
9.6	Lessee’s Continuing Liability	38
9.7	Insurance Negotiations	38
9.8	Waiver	38
9.9	Termination	38
9.10	Lessee’s Right to Certain Insurance	38

ARTICLE 10	CONDEMNATION	39

10.1	Taking of Entire Premises	39
10.2	Taking of Substantial Portion of Premises	39
10.3	Distribution of Proceeds	39
10.4	Independent Claims by Lessee	40
10.5	Other Taking	40
10.6	Temporary Taking	41
10.7	Appraisal	41

- ii -

10.8	Condemnation Negotiations	42

ARTICLE 11	MAINTENANCE AND REPAIRS	42

11.1	Maintenance	42
11.2	Compliance with Legal Requirements	44
11.3	Payment for Utilities	44
11.4	No Lessor Services	44
11.5	Surrender at End of Term	44
11.6	Encroachments, Restrictions, Mineral Leases, etc.	45
11.7	Inspections; Due Diligence Fee	46

ARTICLE 12	ASSIGNMENT AND SUBLEASING	47

12.1	No Transfer	47
12.2	Consent to Subsidiary Subleases	50
12.3	Space Leases	50
12.4	Attornment by Subtenants	52
12.5	[Reserved.]	53
12.6	Costs	53
12.7	No Release of Lessee’s Obligations; Exception	53
12.8	Right of First Negotiation to Lessor	53
12.9	Transfers by Lessor	55

ARTICLE 13	GOVERNING LAW; VENUE	56

13.1	Governing Law	56
13.2	Venue	56

ARTICLE 14	LEASEHOLD MORTGAGES	56

14.1	Right to Encumber Leasehold Estate	56
14.2	Consent of Qualifying Mortgagee Required	57
14.3	New Lease	57
14.4	Qualifying Mortgagee Need Not Cure Specified Defaults	57
14.5	Casualty Loss	58
14.6	No Merger	58
14.7	Notices	58
14.8	Limitation of Liability	58
14.9	Sale Procedure	58
14.10	Third Party Beneficiary	58
14.11	No Right to Encumber Fee	58
14.12	Transfer Upon Foreclosure	59
14.13	Notice to Lessor	59
14.14	Special Leasehold Mortgagee Provisions	60

ARTICLE 15	DEFAULT	63

15.1	Events of Default	63
15.2	Termination	65
15.3	Liability for Rent	66
15.4	Uncurable Event of Default	66

- iii -

15.5	Confession of Judgment	67
15.6	Additional Remedies	68
15.7	Late Payments; Default Interest	68
15.8	Right to Perform Lessee’s Covenants	69
15.9	No Implied Termination	70
15.10	Other Remedies	70
15.11	Limitation	70
15.12	Waiver of Notice	71
15.13	Waiver of Jury Trial	71
15.14	Attorneys’ Fees	71

ARTICLE 16	REPORTING REQUIREMENTS	71

16.1	Reporting Requirements	71
16.2	Charges	73
16.3	Confidentiality	73

ARTICLE 17	END OF TERM TRANSFER	74

17.1	Transfer of Personal Property and Operational Control of the Premises	74
17.2	Determination of Successor Lessee and Gaming Assets FMV	75
17.3	Operation Transfer	76
17.4	Expert Valuation Process	77

ARTICLE 18	ENVIRONMENTAL CONDITIONS	78

18.1	Hazardous Substances	78
18.2	Notices	79
18.3	Remediation	79
18.4	Indemnity by Lessee	79
18.5	Indemnity by Lessor	80
18.6	Environmental Inspections	81

ARTICLE 19	NO TERMINATION, ABATEMENT, ETC.	82

ARTICLE 20	HOLDING OVER	82

ARTICLE 21	LESSOR FINANCING	83

21.1	Lessor’s Financing	83
21.2	Attornment	83
21.3	Compliance with Fee Mortgage Documents	84

ARTICLE 22	MISCELLANEOUS	86

22.1	Quiet Enjoyment	86
22.2	Notices	86
22.3	Estoppel Certificates	87
22.4	No Merger of Estates	87
22.5	Discharge of Liens	87
22.6	No Waiver	89
22.7	Rights Cumulative	89
22.8	Lessor not Liable	89

- iv -

22.9	Non-Recourse	89
22.10	Binding Effect	90
22.11	Memorandum of Lease	90
22.12	Easements, Covenants and Restrictions	90
22.13	Amendments	90
22.14	Time of Essence; Unavoidable Delay	90
22.15	Further Assurances	90
22.16	No Broker	91
22.17	Multiple Parties	91
22.18	Consent or Approval	91
22.19	Additional Representations and Warranties	91
22.20	Joint and Several Liability	92
22.21	Gaming Regulations	92

ARTICLE 23	REIT PROTECTION	93

Exhibits

Exhibit A:	Description of Premises
Exhibit B:	Form of Memorandum of Lease
Exhibit C:	Rent
Exhibit D:	Form of Fee Mortgage SNDA
Exhibit E:	Form of Guaranty
Exhibit F:	Permitted Encumbrances
Exhibit G:	Base Year Net Revenue

- v -

LEASE

THIS LEASE (this “Lease”) is made as of September 9, 2016, by and between PA Meadows, LLC, a Delaware limited liability company (together with its wholly owned subsidiaries, WTA II, Inc. and CCR Pennsylvania Racing, Inc., and its and their successors and permitted assigns, “Lessor”), and PNK Development 33, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Lessee”).

WITNESSETH:

WHEREAS, Lessee desires to lease the Premises from Lessor, and Lessor agrees to lease the Premises to Lessee, on the terms and conditions hereinafter set forth; and

WHEREAS, the parties wish to memorialize their understanding.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. When used in this Lease, the following capitalized terms shall have the meanings indicated:

AAA: The American Arbitration Association.

Additional Appraiser: the Qualified Appraiser appointed pursuant to Section 10.7.3.

Additional Charges: all Impositions and all other amounts, liabilities and obligations which Lessee assumes or agrees to pay under this Lease and, in the event of any failure on the part of Lessee to pay any of those items, except where such failure is due to the acts or omissions of Lessor, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

Additional Rent: as defined in Section 4.2.

Adjusted Revenue: for any applicable Test Period, Net Revenue (i) minus expenses (determined in accordance with GAAP with respect to Lessee and attributable to the Premises) other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, (A) Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances of any sublessees under subleases of this Lease for or with respect to Existing Sublet Space, (B) Net Revenue shall include sublease rent received by Lessee from Space Lessees of Existing Sublet Space, and (C) Net Revenue shall include Gaming Revenues, Retail Sales and Promotional Allowances of any sublessees under subleases of this Lease for or with respect to any portion of the Premises other than Existing Sublet Space. For the purposes of this Lease, Adjusted Revenue for each full fiscal quarter commenced prior to the Commencement Date shall be deemed to be $11,349,012.

Adjusted Revenue to Rent Ratio: for any Test Period, the ratio for the applicable period of Adjusted Revenue to Rent.

Affiliate: shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, controlled by, or under common control with, such Person. For purposes of this definition, “control”, “controlling” and “controlled by” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Alterations: as defined in Section 6.1.1.

Applicable Standards: the standards generally and customarily applicable from time to time during the Term to similar gaming and hotel facilities in similar markets that have reasonably similar tax rates, competition, population, demographics, annual capital expenditures and of an age comparable to the age and quality of the Improvements existing at the time this standard is being applied.

Applicable Value: as defined in Section 10.7.

Appointing Authority: as defined in Section 17.4.2.

Base Rent: as defined in Exhibit C.

Base Year Net Revenue: Two Hundred Eighty-Six Million One Hundred Nineteen Thousand Five Hundred and Eighty-Five and 00/100 Dollars ($286,119,585.00).

Business Day: as defined in Section 1.4.

CapEx Improvements: as defined in Section 11.1.3.

CapEx Requirement: as defined in Section 11.1.3.

Capital Improvements: any improvements or alterations or modifications other than ordinary maintenance or repair of the Improvements, including capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Improvements, or the expansion of existing improvements, which are constructed on any parcel or portion of the Land, during the Term, including construction of a new wing or new story, all of which shall constitute a portion of the Improvements and the Premises hereunder.

Cash: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

Casino: means The Meadows Racetrack & Casino, located at Washington, Pennsylvania.

Casualty Event: any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any portion of the

Premises for which Lessee receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of the Premises, in or by condemnation or other eminent domain proceedings pursuant to any Legal Requirements, or by reason of the temporary requisition of the use or occupancy of all or any part of the Premises by any Governmental Authority.

Change in Control: (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Lessee’s Parent entitled to vote in an election of directors of Lessee’s Parent, or (b) shall have caused the election of a majority of the members of the board of directors or equivalent body of Lessee’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Lessee’s Parent, as such were constituted immediately prior to such election, (ii) except as permitted hereunder, the direct or indirect sale by Lessee’s Parent or its Subsidiaries of all or substantially all of Lessee’s Parent’s assets, whether held directly or through subsidiaries, in one transaction or in a series of related transactions (excluding sales to Lessee’s or Lessee’s Parent’s Affiliates), (iii) except as permitted hereunder, the direct or indirect sale by Lessee of all or substantially all of Lessee’s assets, whether held directly or through subsidiaries, relating to the Premises in one transaction or in a series of related transactions (excluding sales to Lessee’s or Lessee’s Parent’s Affiliates), (iv) (a) Lessee ceasing to be a wholly owned Subsidiary (directly or indirectly) of Lessee’s Parent, or (b) Lessee’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Lessee, or (v) Lessee’s Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Lessee’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Lessee’s Parent ordinarily entitled to vote in an election of directors of Lessee’s Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Lessee’s Parent ordinarily entitled to vote in an election of directors of Lessee’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (determined by voting power in an election of directors) of the outstanding Equity Interests ordinarily entitled to vote in an election of directors of such surviving or transferee Person (immediately after giving effect to such transaction).

Claims: any and all third party claims, demands, causes of action, suits, judgments, losses, damages, injuries (including death), liabilities, penalties, enforcement actions, liens, encumbrances, costs or expenses (including, reasonable attorneys’ fees).

Code: The Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

Commencement Date: as defined in Section 3.1.

Condemnation Land Value: the price at which Lessor’s fee interest in the Premises would be sold for cash by a willing seller not compelled to sell to a willing buyer not compelled to buy, assuming for purposes of determination of such price that the Premises was sold encumbered and benefited by this Lease, as determined in accordance with the provisions of Section 10.7.

Condemnation Work: as defined in Section 10.5.

CPI: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

CPI Increase: The product of (i) the CPI published for the beginning of the applicable Lease Year, divided by (ii) the CPI published for the beginning of the first Lease Year. If the product is less than one, the CPI Increase shall be equal to one.

CPR Institute: as defined in Section 17.4.2.

Debt Agreement: one or more (A) debt or credit facilities or commercial paper facilities, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), other commercial loans or letters of credit, (B) debt securities, bonds, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Lessee, Lessee’s Parent and/or their respective Affiliates, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, and (iii) which may be secured by assets of Lessee’s Parent and its Subsidiaries (including Lessee), including, but not limited to, their Cash, accounts, accounts receivable, Lessee’s Personal Property, real property and leasehold estates in real property (including this Lease).

Default Interest Rate: the greater of (i) the per annum rate of interest published in the Wall Street Journal from time to time as the “prime rate,” plus three percent (3%), and (ii) nine percent (9%), but in no event higher than the maximum rate permitted by Legal Requirements. If more than one prime rate (other than foreign prime rates) is published in The Wall Street Journal for any day, the average of the published prime rates for that day, exclusive of foreign prime rates, shall be used. The Default Interest Rate shall be charged only in the event of failure to make payment due to non-availability of funds in the account of Lessee.

Eligible Account: shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $250,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

Eligible Institution: shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short-term unsecured debt obligations or commercial paper of which are rated at least A-1 by Standard & Poor’s, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long-term unsecured debt obligations of which are rated at least “AA” by Fitch and Standard & Poor’s and “Aa2” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

Eligible Successor: means a transferee that meets all of the following requirements: (a) has at least five (5) years of experience (directly or through one or more of its subsidiaries) operating or managing casinos with revenues in the immediately preceding fiscal year of at least $80,000,000.00, in the aggregate (or retains a manager with such qualifications, which manager shall not be replaced other than in accordance with Article 12 hereof), that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators (other than its Affiliates); (b) agrees in writing to assume the obligations of Lessee under this Lease without amendment or modification; and (c) is licensed or certified by each gaming authority with jurisdiction over any portion of the Premises as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Lease).

Encroachments: as defined in Section 11.6.

End of Term Gaming Asset Transfer Notice: as defined in Section 17.1.

Environmental Costs: as defined in Section 18.4.

Environmental Laws: any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including, without limitation, the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including, without limitation, the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, the Pennsylvania Air Pollution Control Act, the Pennsylvania Hazardous Sites Clean-up Act, the Pennsylvania Solid Waste Management Act, the Pennsylvania Storage Tank and Spill Prevention Act, the Land Recycling and Environmental Remediation Standards Act, the Pennsylvania Administrative Code of 1929 and the Pennsylvania Clean Streams Law.

Escalated Base Rent: as defined in Exhibit C.

Escalation: as defined in Exhibit C.

Event of Default: as defined in Section 15.1.

Exclusion Endorsement Premium: as defined in Section 8.1.1.

Exclusions: as defined in Section 8.1.1.

Existing Sublet Space: any rentable square footage located within the Premises that is subject to a validly existing Space Lease, license or other occupancy agreement as of the Commencement Date.

Existing Subsurface Lease: as defined in Section 5.5.

Expiration Date: the Initial Expiration Date, as the same may be extended pursuant to Section 3.1 or such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law.

Equity Interests: With respect to any Person, any and all shares, interests, participations or other equivalents (including stock and membership interests (however designated, whether voting or non-voting)) of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

Fee Mortgage: any mortgage, deed of trust or other security agreement securing indebtedness or any other matter affecting title to the Premises, or portion thereof or interest therein, placed on the Premises in accordance with the provisions of Article 21 hereof.

Fee Mortgage Documents: With respect to each Fee Mortgage and Fee Mortgagee, the applicable Fee Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto and secured, in whole or in part, by the Fee Mortgage.

Fee Mortgagee: the holder of any Fee Mortgage.

Fee Mortgage Reserve Account: as defined in Section 21.3.2.

Fixtures: all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding gaming equipment, regardless of the manner of attachment), and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto.

Foreclosure Assignment: as defined in Section 12.1.2.3(c).

Foreclosure COC: as defined in Section 12.1.2.3(c).

Foreclosure Purchaser: as defined in Section 21.1.

GAAP: generally accepted accounting principles in the United States of America consistent with those applied in the preparation of financial statements (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the date hereof).

Gaming Authority: those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or similar activities or the sale of liquor in the State, and all state and local regulatory and licensing bodies with authority over gaming and liquor in the State and its political subdivisions, including, without limitation, the Pennsylvania Gaming Control Board and Pennsylvania Harness Racing Commission.

Gaming Assets: as defined in Section 17.1.

Gaming Assets FMV: as defined in Section 17.1.

Gaming Facility: A facility at which there are operations of slot machines, table games or pari-mutuel wagering.

Gaming License: the approvals, authorizations, permits, consents, rulings, orders or directives of issued by any Governmental Authority (including any Gaming Authority) (a) necessary to operate the Premises for the Permitted Uses and in a manner consistent with the operations of the Premises immediately prior to the Commencement Date and to otherwise continue to conduct business at the Premises substantially as conducted on the Commencement Date, or (b) otherwise required by any Legal Requirements in connection with the ownership and operation of the Premises.

Gaming Regulation(s): Any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

Gaming Revenues: as defined in the definition of Net Revenue.

GLP: Gaming and Leisure Properties, Inc.

Governmental Authority: any domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, any agency, department, board, school district, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Premises, including any Gaming Authority.

Greenfield Floor: as defined Section 5.4.1.

Greenfield Project: as defined Section 5.4.1.

Guaranty: means the Guaranty, dated as of the date hereof, by Lessee’s Parent, to and for the benefit of Lessor, in the form attached hereto as Exhibit E.

Handling: as defined in Section 18.4.

Hazardous Substance: any (i) material, waste or substance that is regulated or listed as “hazardous” or “toxic” by any Environmental Law, (ii) asbestos, (iii) radioactive substances and (iv) petroleum products of any kind, including petroleum, fuel oil, diesel fuel, gasoline, kerosene and used oil.

Impositions: as defined in Section 7.1.

Improvements: all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land or connected thereto, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Lessor has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures and Capital Improvements of the Premises.

Indebtedness: of any applicable Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under a capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.

Indemnitees: as defined in Section 18.4.

Initial Expiration Date: as defined in Section 3.1.

Investment Fund: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are the Lessee and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise or investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

Land: as defined in Section 2.1.1.

Law: means any law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

Lease: as defined in the Preamble hereto.

Lease Year: each successive twelve (12) month period commencing on the Commencement Date and each anniversary thereof during the Term, except that (i) if the Commencement Date is not on the first day of a month, then the first Lease Year shall include the remainder of the month in which the Commencement Date occurs and the second Lease Year and each Lease Year thereafter shall commence on the anniversary of the first day of the month following the month in which the Commencement Date occurs, and (ii) in the event of the termination of this Lease on any day other than the last day of a Lease Year, then the last Lease Year shall be the period from the end of the preceding Lease Year to such date of termination.

Leasehold Estate: collectively, (i) all right, title and interest of Lessee in, to and under this Lease, and (ii) all right, title and interest of Lessee in, to and under the Premises.

Leasehold Mortgage: a Mortgage encumbering all, or any portion, of the Leasehold Estate, granted to or for the benefit of a Mortgagee as security for the obligations under a Debt Agreement.

Leasehold Mortgagee: the Mortgagee under a Leasehold Mortgage.

Legal Requirements: any applicable law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

Lessee: as defined in the Preamble hereto.

Lessee Appraiser: a Qualified Appraiser appointed by Lessee pursuant to Section 10.7.1.

Lessee COC: as defined in Section 12.1.2.3(b).

Lessee Confidential Information: as defined in Section 16.3.1.

Lessee Indemnitees: as defined in Section18.5.

Lessee Interest: as defined in Section 12.8.

Lessee Transfer Notice: as defined in Section 12.8.

Lessee’s Negotiation Notice: as defined in Section 3.2.

Lessee’s Parent: Pinnacle Entertainment, Inc. (formerly known as PNK Entertainment, Inc.), a Delaware corporation, and upon a Transfer of Lessee’s interest in the Lease pursuant to Article 12, any Parent Company of any successor Lessee.

Lessee Parent COC: as defined in Section 12.1.2.3(a).

Lessor: as defined in the Preamble hereto.

Lessor Acceptance Notice: as defined in Section 12.8.

Lessor Appraiser: a Qualified Appraiser appointed by Lessor pursuant to Section 10.7.1.

Lessor Confidential Information: as defined in Section 16.3.2.

Limited Remedy Event of Default: as defined in Section 15.7.3.

Lists: as defined in Section 22.19.1.4.

Long-Lived Assets: (i) with respect to property owned by Lessee as of the date hereof, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Lessee at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Lessee after the date hereof, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Lessee in accordance with GAAP.

LRED Damages: as defined in Section 15.7.3.

Major Alterations: all Alterations (including Capital Improvements) that are not Minor Alterations.

Master Lease: as defined in Section 14.14.

Maximum Foreseeable Loss: as defined in Section 8.2.

Minor Alterations: all Alterations that (i) are of equal or better quality than the existing Leased Improvements it is improving, altering or modifying, (ii) do not consist of adding new structures or enlarging existing structures, (iii) do not have an adverse effect on the structure of any existing Improvements, and (iv) cost less than $1,000,000.00 (subject to adjustment for CPI Increase).

Mortgage: a mortgage or similar security instrument.

Mortgagee: the holder of a Mortgage.

Net Revenue: the sum of, without duplication, (i) the amount received by Lessee from patrons at the Premises for gaming, less refunds and free promotional play provided to the customers and invitees of Lessee (and its subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at the Premises (the amounts in this clause (i), “Gaming Revenues”); and (ii) the gross receipts of Lessee (and its subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Lessee (and its subsidiaries and subtenants) in, at, or from the Premises for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); less (iii) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Lessee (and its subsidiaries and subtenants) at the Premises (the amounts in this clause (iii), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales or Promotional Allowances of a subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Lessee from such subsidiary or subtenant, as applicable, pursuant to any sublease with such subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding anything to the contrary, no Gaming Revenues, Retail Sales or Promotional Allowances of any tenants or subtenants of Existing Sublet Space shall be included in calculating Net Revenues.

New Lease: as defined in Section 14.3.

Notice of Termination: as defined in Section 14.3.

Occurrence Date: as defined in Section 15.7.3.

OFAC: as defined in Section 22.19.1.4.

Offer: as defined in Section 12.8.

Operating the Business: as defined in Section 12.1.1.

Order: as defined in Section 22.19.1.4.

Orders: as defined in Section 22.19.1.4.

OTB Facility: means that certain off-track betting facility located at 1 Anchor Drive, in Pittsburgh, Pennsylvania.

Parent Company: means, with respect to any Eligible Successor, any Person (other than an Investment Fund) (x) as to which such Eligible Successor is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

Percentage Rent: as defined in Exhibit C.

Percentage Rent Reset Year: as defined in Exhibit C.

Permitted Designee: as defined in Section 14.3.

Permitted Uses: the operation of a casino or similar gaming use and for live harness racing and for such uses as may from time to time be necessary, incidental and ancillary thereto, including as hotels, restaurants, nightclubs, a recreational vehicle park, bars, for conferences and event space and for ancillary childcare uses.

Person: any individual, association of individuals, partnership, limited liability company, trust, corporation, entity or Governmental Authority.

Personal Property: all assets (other than the Premises and assets owned by an unaffiliated third party) primarily related to or used in connection with the operation of the business conducted on or about the Premises, together with all replacements, modifications, additions, alterations and substitutes therefor, including all of the following: (i) vehicles, machinery, equipment (including phone systems and computers), furniture, furnishings, movable walls or partitions, computers or trade fixtures, consumable inventory and supplies, tools, spare and replacement parts, and all other personal property now owned or hereafter acquired by Lessee and located on the Premises or used or useful in Lessee’s business in connection with the operation of the Premises, including, all modifications, replacements, alterations and additions to such personal property installed at the expense of Lessee, in each case that are specific to the Premises and are not part of systems encompassing other properties of Lessee or Lessee’s Parent or its Affiliates; (ii) all gaming-related intellectual property and Premises-specific customer lists and records and warehouse data used by marketing (provided that with respect to customers who have visited the Premises and any other properties owned or operated by Lessee or Lessee’s Parent and its Affiliates, such customer lists and records and warehouse data shall be limited to information and transactional activity with respect to such customers’ visits to and play at the Premises only and not information and transactional history with respect to such customers’ visits to and play at such other properties or Lessee’s Parent’s loyalty programs), and all books and records with respect to the operation of the Premises; (iii) all employee time recording devices, pagers, computers, computer software, hardware and discs used by Lessee in connection with the operation of the Premises that are specific to the Premises and are not part of systems encompassing other properties of Lessee or Lessee’s Parent or its Affiliates; (iv) gaming equipment, trade names, slot machines, gaming-related intellectual property; and (v) the Gaming License. The preceding description is to be considered collectively with such assets owned by Subsidiaries of Lessee, if any.

PGCB Loans: shall mean any loan, assessment or other obligation to pay any portion of the $99.9 million that was appropriated pursuant to the Pennsylvania Race Horse Development and Gaming Act to pay for operational costs of the Pennsylvania Gaming Control Board whether assessed or not yet assessed to Pennsylvania gaming licensees as of the Commencement Date.

Pre-Existing Environmental Condition: as defined in Section 18.5.

Premises: as defined in Section 2.1.

Proceeding: as defined in Section 13.2.

Promotional Allowance: as defined in the definition of Net Revenue.

Purchase Agreement: that certain Purchase Agreement, dated as of March 29, 2016, as amended, by and among PNK Entertainment, Inc. and GLP Capital, L.P.

Qualified Appraiser: an appraiser who (i) is a member of the Master Appraisal Institute (or its successor or equivalent) and is licensed in the State, (ii) has not less than ten (10) years’ experience in appraising commercial real estate comparable to the Premises in the State, (iii) has offices and is practicing in the State, and (iv) is not, and during the preceding five (5) years has not been, an officer, director, employee, consultant or member of Lessee, Lessor or any of their Affiliates.

Qualified Successor Lessee: as defined in Section 17.2.

Qualifying Mortgage: a Leasehold Mortgage that is in favor or for the benefit of a Qualifying Mortgagee that secures the payment and performance of obligations under a Debt Agreement.

Qualifying Mortgagee: the lender, agent, trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

Qualifying Mortgagee Foreclosing Party: A Qualifying Mortgagee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Qualifying Mortgagee that assumes this Lease in connection with a foreclosure on this Lease by a Qualifying Mortgage.

Radius Restriction: as defined in Section 5.4.

Recharacterization: as defined in Section 2.5.

Recording Office: the Recorder of Deeds in the County of Washington, Commonwealth of Pennsylvania.

Renewal Term: as defined in Section 3.1.

Renewal Termination Notice: as defined in Section 3.1.

Rent: collectively, the Base Rent and the Percentage Rent.

Rent Notice: as defined in Section 15.1.1.

Rent Payment Date: the Commencement Date and the first day of every month thereafter; provided that if the Commencement Date is not on the first day of a month, then the first Rent Payment Date shall be on the first day of the month following the Commencement Date and Lessee shall pay, on the Commencement Date, Rent for such partial month on a prorated basis.

Required Alteration: any Alteration to the Premises made by, or on behalf of, Lessee following the date hereof: (a) which is reasonably required for the Premises to be capable of being operated in the manner required by this Lease for the Permitted Use and in accordance with the Applicable Standards, (b) which is required for the Improvements to be a fully contiguous structure, (c) which is required in order for the Premises to be used, operated, owned or managed in accordance with all applicable Legal Requirements, (d) which was acquired by Lessor and leased by Lessor to Lessee, or (e) which was made in satisfaction of Lessee’s CapEx Requirement under Section 11.1.3 hereof.

Restricted Information: as defined in Section 16.1.4.

Retail Sales: as defined in the definition of Net Revenue.

Rules: as defined in Section 13.5.

Section 840: the Financial Accounting Standard Board’s Accounting Standards Codification Section 840 governing the accounting classification of operating leases, as amended or replaced from time to time.

Securities Act: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

Space Lease: a sublease for any portion of the Premises; provided, however, that for purposes of this definition, Space Lease shall not include, (i) any agreement providing the right to occupy or otherwise use barn stalls entered into in the ordinary course of business, and (ii) any agreement providing space to the Meadows Standardbred Owners Association entered into in the ordinary course of business.

Space Lessee: means any lessee leasing space at the Premises pursuant to a Space Lease.

Specified Expenses: for any Test Period, (i) Rent incurred for the same Test Period, and (ii) (1) income tax expense, (2) consolidated interest expense, (3) depreciation and amortization expense, (4) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (5) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (6) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses), (7) non-cash valuation adjustments, (8) payments in respect of the PGCB Loans to the extent such payments are classified under GAAP as expenses (e.g., in the event that all or any portion of the PGCB Loans is classified under GAAP as an assessment or other item resulting in an operating expense instead of as a loan); and (9) payments in respect to any other expense for which the Lessee is reimbursed by Lessor or for which Lessee received payment from Lessor in advance of Lessee incurring such expense (to the extent such payments have not already been taken into account in the Adjusted Revenue or the Rent for such period), in the case of each of (1) through (9), of Lessee.

Specified Proceeds: for any Test Period, to the extent not otherwise included in Net Revenue, the amount of business interruption insurance proceeds received during such period by Lessee in respect of any Casualty Event; provided, however, that for purposes of this definition, the amount of business interruption insurance proceeds plus the Net Revenue (excluding such business interruption insurance proceeds), if any, for such period shall not exceed an amount equal to the Net Revenue for the Test Period ended immediately prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent the Premises was not operational for the full previous Test Period).

State: The Commonwealth of Pennsylvania.

Subsidiary: as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof or under applicable law ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination.

Subsurface Lease: as defined in Section 5.5.

Successor Lessee: as defined in Section 17.1.

Successor Lessee Rent: as defined in Section 17.2.

Taking Percentage: shall mean a fraction, expressed as a percentage, the numerator of which is the number of rentable square feet of the Premises taken or condemned, and the denominator of which is the number of rentable square feet of the Premises immediately prior to such taking or condemnation.

Taxable Area: as defined in Section 7.1.

Taxes: means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, alternative or add-on minimum, unclaimed property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp, transfer and recording taxes.

Term: as defined in Section 3.1.

Test Period: with respect to any Person, for any date of determination, the period of the four (4) most recently ended complete consecutive fiscal quarters of such Person.

Transfer: as defined in Section 12.1.1.

Unavoidable Delay: as defined in Section 22.14.

Uncurable Event of Default: as defined in Section 15.4.

Unspecified Default: as defined in Section 15.1.4.

1.2 Captions, Numberings and Headings. Captions, numberings and headings of Articles, Sections and Exhibits in this Lease are for convenience of reference only and shall not be considered in the interpretation of this Lease.

1.3 Number; Gender. Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

1.4 Business Day. If the date for performance of any obligation under this Lease falls on other than a Business Day, then such obligation shall be performed on the next succeeding Business Day, and “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking institutions located in the City of New York, New York or Washington, Pennsylvania are required or authorized, by law or executive order, to close.

1.5 Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement.

1.6 Severability. If one or more of the provisions of this Lease shall be held to be illegal, invalid or unenforceable, each such provision shall be deemed severable, and the remaining provisions of this Lease shall continue in full force and effect.

1.7 No Oral Modifications or Waivers. No modification of this Lease shall be valid or effective unless the same is in writing and signed by Lessor and Lessee. No purported waiver of any of the provisions of this Lease shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

1.8 Exhibits. All Exhibits referenced in this Lease are incorporated by this reference as if fully set forth in this Lease.

1.9 Including. The word “including,” and variations thereof, shall mean “including without limitation.”

1.10 Integration. This Lease and all Exhibits appended to this Lease contain the entire understanding between Lessor and Lessee with respect to the leasing of the Premises, and are intended to be a full integration of all prior or contemporaneous agreements, conditions, understandings or undertakings between them with respect thereto. There are no promises, agreements, conditions, undertakings, understandings, warranties or representations, whether oral, written, express or implied, between Lessor and Lessee with respect to the leasing of the Premises other than as are expressly set forth in this Lease, the Exhibits appended to this Lease and the Purchase Agreement (including the exhibits and schedules attached thereto).

1.11 No Construction Against Drafter. This Lease has been negotiated and prepared by Lessor and Lessee and their respective attorneys and, should any provision of this Lease require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against either party.

1.12 Operating Lease. For all purposes (including the calculation of any financial covenants, ratios or tests) hereunder, this Lease shall be treated as an operating lease in all respects and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense, regardless of its treatment under GAAP.

ARTICLE 2

GRANT AND PREMISES

2.1 Demise of Premises. In consideration of the rents and covenants set forth in this Lease on the part of Lessee to be paid and performed, Lessor hereby leases to Lessee, and Lessee hereby accepts and leases from Lessor, for the Term, upon and subject to the terms and provisions of this Lease, the following (collectively, “Premises”):

2.1.1 the parcels of land located in the Township of North Strabane, County of Washington, Pennsylvania, as more particularly described on Exhibit A-1, and located in Harmar Township, County of Allegheny, Pennsylvania, as more particularly described on Exhibit A-2 (collectively, the “Land”), but specifically excluding any subsurface rights to minerals, oil and natural gas, which Lessee acknowledges and agrees may be removed by Lessor;

2.1.2 the Improvements to the extent constituting “real property” as that term is defined in Treasury Regulation § 1.856-3(d);

2.1.3 all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements; and

2.1.4 all right, title and interest of Lessor, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel.

2.2 Limitations. Lessee acknowledges that the demise of the Leasehold Estate is subject to, and, except as otherwise expressly set forth herein, the Lessor has no responsibility to Lessee in connection with, the following:

2.2.1 all present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Premises;

2.2.2 all presently existing and future liens for unpaid real estate taxes and water and sewer charges for the Premises which are not yet due and payable and only to the extent attributable to the period beginning on the Commencement Date and during the Term; provided that Lessor shall be responsible for all such taxes and charges and other Impositions to the extent attributable to the period prior to and ending on the Commencement Date;

2.2.3 all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Premises which are either (i) presently existing, or (ii) granted to a public utility in the ordinary course; provided that the same shall not have a material adverse effect on the use of the Premises for its intended use as a hotel and gaming facility;

2.2.4 subject to the provisions of Section 11.6, encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property;

2.2.5 variations between tax lot lines and lines of record title;

2.2.6 any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer contained in the Premises; and

2.2.7 any other lien, encumbrance or restriction with respect to the Premises other than liens or encumbrances or restrictions caused by, or attributable to, Lessor’s actions in contravention of Lessor’s covenant set forth in Section 22.1.

2.3 [Reserved].

2.4 Guaranty. As of the Commencement Date, Lessee’s Parent shall execute and deliver the Guaranty.

2.5 Recharacterization. If, notwithstanding (a) the form and substance of this Lease ,and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create a lease of the Premises, any court of competent jurisdiction finds that this Lease is a financing arrangement (a “Recharacterization”), this Lease shall be considered a secured financing agreement and Lessor’s title to the Premises shall constitute a perfected first priority lien in Lessor’s favor on the Premises to secure the payment and performance of all the obligations of Lessee hereunder (and to that end, Lessee hereby grants, assigns and transfers to the Lessor a mortgage and security interest in all right, title or interest in the Premises, as security for the prompt and complete payment and performance when due of Lessee’s obligations hereunder). Following any such Recharacterization, Lessee authorizes Lessor, at the expense of Lessee, to make any filings or take other actions as Lessor reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Lessor, and to subordinate to the Lessor the lien of any holder of a Leasehold Mortgage, with respect to the Premises to the extent subordinated pursuant to the terms of the Lease. Following any such Recharacterization, at any time and from time to time upon the request of the Lessor, and at the expense of the Lessee, Lessee shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Lessor may reasonably request in order to effect fully this Lease or to more fully perfect or renew the rights of the Lessor with respect to the Premises. Following any such Recharacterization, upon the exercise by the Lessor of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Lessee will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lessor may be required to obtain from Lessee for such consent, approval, recording, qualification or authorization.

ARTICLE 3

TERM; CONDITION OF PREMISES

3.1 Term. Lessee shall have and hold the Premises for a term (“Term”) commencing on the date of this Lease (“Commencement Date”), and ending at midnight on the last day of the calendar month in which the ten (10th) anniversary of the Commencement Date occurs (“Initial Expiration Date”), subject to the Renewal Term(s) set forth below. Lessee shall have the right, at its option (the “Renewal Options”), to extend the Lease for (i) three (3) consecutive separate terms of five (5) years each, and (ii) immediately following the expiration of the third Renewal Option, one separate term of four (4) years (the “Fourth Renewal Term”) (each Renewal Option a “Renewal Term”). The Term of this Lease shall be automatically extended for a Renewal Term, without the need for any notice or action, unless Lessee shall deliver a written notice (the “Renewal Termination Notice”) to Lessor at least twelve (12) months prior to the scheduled expiration of the then current Initial Term, or Renewal Term, as applicable (each, an “Expiration Date”). If Lessee timely gives the Renewal Termination Notice, then the Term of this Lease shall expire on such Expiration Date. Each Renewal Term shall be on all of the same terms and conditions of this Lease, except that (A) Rent payable during the applicable Renewal Term shall be determined in the manner set forth in Exhibit C hereto and payable in accordance with Article 4 hereof, and (B) following the expiration of the fourth Renewal Term there shall be no further renewal or extension options.

3.2 Possession. On the Commencement Date, Lessor shall deliver possession of the Premises to Lessee, subject only to the limitations set forth in Section 2.2.

3.3 As Is, Where Is. Lessor has not made and does not make any representations as to the physical condition, environmental condition, layout, leases, square footage, rents, income, expenses, operation, zoning or any other matter or thing affecting or relating to the Premises except as specifically set forth in this Lease, and Lessee is not relying upon any representation not embodied in this Lease. Lessee has had full opportunity to inspect and have inspected the condition, nature, and usability of the Premises, including any sub-surface conditions, and the present uses and non-uses thereof, and the zoning and building laws and regulations affecting the Premises and, except as otherwise specifically set forth in this Lease, including without limitation Article 18 with respect to Hazardous Materials, Lessee accepts the Premises in “as is, where is” condition and “with all faults,” without representation or warranty, express or implied, in fact or by law, oral or written, by Lessor, including the value, condition, merchantability, habitability, marketability, profitability, suitability or fitness for a particular purpose or use. Lessee hereby expressly releases Lessor from and against any and all Claims, known or unknown, resulting from any Hazardous Substances on, in, under or emanating from the Premises, except to the extent expressly set forth in Article 18.

3.4 Right to Cease Operations and Relinquish Possession of OTB Facility. Notwithstanding anything in this Lease to the contrary,

3.4.1 The OTB Facility shall not be subject to the following provisions of the Lease: Section 5.3 (No Waste), Section 9.2 (Damage), Section 9.4.1, Section 9.5 (Uninsured Casualty), Section 9.6 (Lessee’s Continuing Liability), Section 9.7 (Insurance Negotiations), Section 9.9 (Termination), Section 11.1 (Maintenance and Repairs), Section 11.5 (Surrender End of Term), and Section 11.7.2;

3.4.2 Lessee shall have no obligation to maintain and repair the OTB Facility in good order and repair consistent with Applicable Standards or to make any Required Alterations at the OTB Facility or to rebuild or repair the OTB Facility following a casualty event or to perform deferred maintenance, repair or replacement work with respect to the OTB Facility, provided however that any CapEx Improvements made to the OTB Facility shall be counted towards fulfilling Lessee’s CapEx Requirement;

3.4.3 at any time during the Term Lessee may, upon ninety (90) days prior written notice to Lessor, cease operations at the OTB Facility, relinquish any Gaming License or any other applicable license or other agreements material and necessary to the Lessee’s use and operation of the OTB Facility and relinquish possession of the OTB Facility to Lessor;

3.4.4 should Lessee relinquish possession of the OTB Facility to Lessor, Lessor may do so without making any representations as to the physical condition, environmental condition, layout, leases, square footage, rents, income, expenses, operation, zoning or any other matter or thing affecting or relating to the OTB Facility and Lessor agrees to accept the OTB Facility in “as is, where is” condition and “with all faults,” without representation or warranty, express or implied, in fact or by law, oral or written, by Lessee, including the value, condition, merchantability, habitability, marketability, profitability, suitability or fitness for a particular purpose or use; and

3.4.5 The OTB Facility shall not be considered a Greenfield Project for the purpose of Section 5.4.1 of the Lease.

ARTICLE 4

RENT

4.1 Rent. During the Term and each Renewal Term, Lessee shall pay to Lessor, Rent in the amounts set forth in, or determined pursuant to, the applicable formula(s) set forth on

Exhibit C in the manner provided for in this Article 4. Lessee shall pay the Rent in advance, in twelve equal monthly installments, on each Rent Payment Date.

4.2 Additional Rent. In addition to the Rent, Lessee shall pay, without notice (except as otherwise expressly provided in this Lease) and without abatement, counterclaim, deduction or set-off, as additional rent (except as otherwise expressly set forth in this Lease) (“Additional Rent”), all Impositions and all other costs, expenses, charges and amounts which Lessee is required to pay under this Lease.

4.3 Absolutely Net. This Lease shall be deemed and construed to be a “net, net, net lease” or “triple net lease” and Lessee shall pay the Rent to Lessor absolutely net throughout the Term, without abatement, deduction or set off of any kind, except as otherwise provided herein. Except as otherwise provided herein, all costs, operating expenses, Impositions, insurance premiums, fees, payments in respect of any Leasehold Mortgage, charges, expenses, costs of compliance with Legal Requirements, repairs or replacements and obligations of every kind and nature whatsoever relating to the Premises, which may accrue during the Term, shall be paid or discharged by Lessee, and Lessee hereby indemnifies and saves harmless Lessor from and against such costs, operating expenses, Impositions, insurance premiums, fees, payments in respect of Leasehold Mortgages, charges, expenses, costs of compliance with Legal Requirements and obligations.

4.4 Manner of Payment. Lessee shall pay all Rent at Lessor’s address as provided in Section 22.2, or as Lessor may otherwise direct (including by wire transfer to an account designated by Lessor from time-to-time), in immediately available funds in such United States currency as shall, at the time of payment, be legal tender for the payment of public and private debts.

4.5 No Release. Except to the extent expressly provided in this Lease, no happening, event, occurrence, or situation whatsoever during the Term, whether foreseen or unforeseen, and however extraordinary, shall permit Lessee to quit or surrender the Premises or terminate this Lease or shall relieve Lessee of its liability to pay the full Rent, Additional Rent, or relieve Lessee from any of its other obligations under this Lease, and Lessee hereby waives any rights now or hereafter conferred upon it by statute, common law, proclamation, decree, order or otherwise, at law or in equity, to quit or surrender the Premises or terminate this Lease, or any part thereof, or to any abatement, diminution, reduction or suspension of Rent or Additional Rent on account of any such event, happening, occurrence or situation.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Uses. Lessee shall use the Premises solely for the Permitted Uses. Lessee shall not use the Premises or any portion thereof for any other use without the prior written consent of Lessor, to be given or withheld in Lessor’s sole and absolute discretion. Lessee may from time to time propose to Lessor modifications to the Permitted Uses based on changes in market conditions affecting the Premises, which modifications shall be subject to the consent of Lessor, to be given or withheld in Lessor’s sole and absolute discretion.

5.2 Unlawful Uses.

5.2.1 Lessee shall not use, or knowingly permit the use of, the Premises or Improvements for any use in violation of any Legal Requirements (and Lessee shall implement and enforce reasonable policies and procedures to ensure the Premises or Improvements are not used for any such purpose), subject to Lessee’s right to contest Legal Requirements pursuant to Section 11.2.2. Lessee shall use not suffer, or not permit to be suffered, any act to be done or any condition to exist on the Premises, or any article to be brought thereon, which constitutes a public or private nuisance or which voids or makes voidable any insurance then in force with respect thereto or makes it impossible to obtain insurance required to be furnished by Lessee hereunder.

5.2.2 Lessee shall not suffer or permit the Premises to be used by the public for any use prohibited by Section 5.2.1 above. In addition, Lessee shall not use the Premises, or permit the Premises to be used, in any manner which, in Lessor’s reasonable judgment is, reasonably likely to impair Lessor’s fee interest and title to the Premises, or make possible any claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Premises or any portion thereof. In the event Lessor reasonably believes that any of the then-existing uses of the Premises violate the terms of this Section 5.2.2, Lessor shall promptly notify Lessee of such violation in writing and Lessee agrees to cease (and to cause its employees, agents and representatives to cease) such actions at Lessee’s sole cost and expense.

5.3 No Waste. Lessee shall not permit or suffer to occur any physical waste, damage or injury to the Premises or Improvements or any part thereof.

5.4 Competing Business.

5.4.1 Lessee agrees that during the Term, neither Lessee nor any of its Affiliates shall build or otherwise participate in the development of a new Gaming Facility (including a facility that has been shut down for a period of more than twelve (12) months) (but excluding the OTB Facility) (a “Greenfield Project”) within a twenty-five (25) mile radius outward from the outside boundary of the Premises (the “Radius Restriction”), unless Lessee shall first offer Lessor the opportunity to fund the acquisition and development of real property assets (but expressly excluding any operating assets relating thereto), acquire title to and lease the Greenfield Project to Lessee upon terms mutually acceptable to the parties (which terms with respect to Lessor funding such development shall include the terms set forth in Section 6.5 hereof regarding Capital Improvements) and otherwise substantially in the same form as this Lease. For purposes of calculating the Radius Restriction, the Premises shall be deemed to exclude the OTB Facility, but only for so long as Lessee is not eligible to operate slot machines or gaming tables of any kind within the OTB Facility; provided, however, that in the event that the Radius Restriction includes the OTB Facility, then the Radius Restriction shall consist of one 25-mile radius from the outside boundary of the Casino property and one 25-mile radius from the outside boundary of the OTB Facility. Within thirty (30) days of Lessor’s receipt of notice from Lessee providing the opportunity to fund and lease a Greenfield Project on terms mutually acceptable to the parties, Lessor shall notify Lessee as to whether it intends to participate in such Greenfield Project, and, if Lessor indicates such intent, the parties shall negotiate in good faith the terms and conditions upon which this would be effected, including the principal terms of any development or funding agreement which Lessor might require. Should Lessor notify Lessee that it does not intend to pursue such Greenfield Project (or should Lessor decline to notify Lessee of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under such opportunity would be jointly pursued, in any such event, within fifteen (15) days after Lessor’s notice to Lessee of Lessor’s intent to participate in such Greenfield Project, then the Percentage Rent will thereafter (a) be subject to a floor which will be calculated based on the Percentage Rent that would have been paid in this Lease if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the Greenfield Project is first opened to the public (the “Greenfield Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Greenfield Floor. Notwithstanding anything to the contrary in this Section 5.4.1, Lessee and its Affiliates shall not be restricted under this Section 5.4.1 from (i) expanding the Premises under this Lease (subject to Lessee’s compliance with the terms of Section 6.5 and the other provisions of Article 6) and (ii) subject to the provisions of Section 5.4.5 hereof, acquiring or operating any competing Gaming Facility that is in operation at the time of its acquisition or operation by Lessee or its Affiliates.

5.4.2 Lessor agrees that during the Term, neither Lessor nor any of its Affiliates shall, without the prior written consent of the Lessee (which consent may be withheld in Lessee’s sole discretion), build or otherwise participate in the development of a Greenfield Project within the Radius Restriction. Notwithstanding anything to the contrary in this Section 5.4.2, (i) Lessor and its Affiliates shall not be restricted under this Section 5.4.2 from acquiring, financing or providing refinancing for any facility that is in operation or has been in operation at any time during the twelve month period prior to the time in question, and (ii) subject to the provisions of Section 5.4.4, Lessor and its Affiliates shall not be restricted under this Section 5.4.2 from expanding any Competing Facility existing at the time in question.

5.4.3 Lessee shall be permitted to construct Capital Improvements in accordance with the terms of Article 6 hereof.

5.4.4 Lessor shall be permitted to finance expansions of any Competing Facility within the Radius Restriction that is already in existence at any time in question, provided that the Percentage Rent shall thereafter be calculated monthly (based on (i) how much each preceding monthly Net Revenues is greater (or is less) than 1/12th of the portion of the Base Year Net Revenue attributable to the Premises, and (ii) not on how much the average annual Net Revenues is greater (or is less) than the trailing two (2) year period as would have otherwise been the case).

5.4.5 In the event Lessee or its Affiliate acquires or operates any existing competing Gaming Facility within the Radius Restriction (a “Competing Facility”), the Percentage Rent due will thereafter (a) be subject to a floor which will be based on the Percentage Rent that would have been paid if Percentage Rent were adjusted based on Net Revenues for the calendar year immediately prior to the year in which the competing facility is acquired or first operated by Lessee or its Affiliate (the “Competing Facility Floor”), and (b) be subject to normal periodic adjustments; provided that annual Percentage Rent may not be reduced below the Competing Facility Floor.

5.4.6 Lessor shall not be restricted under this Section 5.4 from acquiring or providing any kind of financing or refinancing to any Competing Facility within the Radius Restriction that is already in existence at any time in question.

5.4.7 Each of Lessor and Lessee shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities, outside the Radius Restriction at any time.

5.5 Prohibition on Amendments or Extensions of Subsurface, Oil, Mineral or Gas Leases and New Subsurface, Oil, Mineral or Gas Leases by Lessor. Lessor agrees that, without Lessee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Lessor (i) shall not, directly or indirectly, amend or extend (other than in connection with a lessee’s unilateral extension right expressly permitted within such Subsurface Lease) any subsurface, oil, mineral or gas lease or other right to occupy or access any portion of the ground beneath the Premises (any of the foregoing, a “Subsurface Lease”) or any above ground portion of the Premises that relates to a Subsurface Lease, in each case that is in effect as of the Commencement Date (including without limitation that certain Oil and Gas Lease dated August 13, 2013 by and between CCR Pennsylvania Racing, Inc. and Range Resources – Appalachia, LLC) (collectively, the “Existing Subsurface Leases”) and (ii) shall not, directly or indirectly, grant or enter into any Subsurface Lease, including without limitation any new oil and gas leases. In the event of any such amendment or extension (other than in connection with a lessee’s unilateral extension right expressly permitted within such Subsurface Lease) of any Existing Subsurface Lease or any new Subsurface Lease, Lessee shall have the right to equally participate in such Subsurface Lease, including the right to share equally in any royalties or other payments thereunder, and the parties acknowledge that Lessee may condition its consent on receiving such an equal share.

ARTICLE 6

IMPROVEMENTS

6.1 Demolition and Alterations.

6.1.1 Lessee shall have the right to make any Capital Improvements or other alterations, modifications, and/or additions to the Premises (“Alterations”), without the consent of Lessor if the Capital Improvements or other Alterations are Minor Alterations. Major Alterations shall be subject to Lessor’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. For any Minor Alteration, Lessee shall, prior to commencing construction of such Minor Alteration, provide to Lessor a written description of such Minor Alteration, and on an ongoing basis, supply Lessor with related documentation and information as Lessor may reasonably request (including plans and specifications of any such Minor Alteration).

6.1.2 If Lessee desires to make a Major Alteration, Lessee shall provide Lessor copies of the plans and specifications in respect of all Major Alterations, which plans and specifications shall include in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Lessor may reasonably request. Such description shall indicate the use or uses to which such Major Alteration will be put and the impact, if any, on current and forecasted gross revenues and operating income attributable thereto. Without limitation of the foregoing, Lessor may condition its approval of any Major Alteration upon any or all of the following terms and conditions:

6.1.2.1 Such construction of a Major Alteration shall be effected pursuant to detailed plans and specifications approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed;

6.1.2.2 Such construction of a Major Alteration shall be conducted under the supervision of a licensed architect or engineer selected by Lessee and approved by Lessor, which approval shall not be unreasonably withheld, conditioned or delayed;

6.1.2.3 If the cost of the Major Alteration exceeds $2,000,000, subject to CPI Increase, the filing by the general contractor of a waiver of mechanics’ liens in the appropriate public office;

6.1.2.4 [Reserved]

6.1.2.5 If the general contractor is required to provide a performance and payment bond pursuant to Section 6.1.2.4 above, the filing of each major subcontractor of a waiver of mechanics’ liens in the appropriate public office;

6.1.2.6 Such construction shall not be undertaken unless Lessee demonstrates to the reasonable satisfaction of Lessor the financial ability to complete the construction without adversely affecting its cash flow position or financial viability and without materially affecting the rent stream of the Premises during such construction; and

6.1.2.7 No Major Alterations will result in the Premises becoming a “limited use” property for purposes of United States federal income taxes.

6.1.3 Construction Requirements for All Alterations. For all Major Alterations and Minor Alterations:

6.1.3.1 Lessee shall notify Lessor not less than ten (10) Business Days prior to the commencement of such construction of any Major Alteration and any time prior to the commencement of construction of any Minor Alteration;

6.1.3.2 Such construction shall not be commenced until Lessee shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, and Lessor shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Lessor; and (ii) any plans required to be filed in connection with any such application which require the approval of Lessor as hereinabove provided shall have been so approved by Lessor;

6.1.3.3 Such construction shall not, and, solely with respect to Major Alterations, Lessee’s licensed architect or engineer shall certify to Lessor that such construction shall not, impair the structural strength of any component of the Premises or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;

6.1.3.4 Such construction shall conform to and comply with, and, solely with respect to Major Alterations, Lessee’s licensed architect or engineer shall certify to Lessor that the detailed plans and specifications conform to, and comply with, all applicable Legal Requirements, building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Premises;

6.1.3.5 Such construction shall, when completed, be of such a character as not to decrease the value of the Premises as it was immediately before such Alteration;

6.1.3.6 During and following completion of such construction, the parking and other amenities which are located on the Premises shall remain adequate for the operation of the Premises for the Permitted Uses, and in no event shall such parking be less than that which is required by law; provided, however, with Lessor’s prior consent and at no additional expense to Lessor, (i) to the extent additional parking is not already a part of a Major Alteration, Lessee may construct additional parking on the Premises; or (ii) Lessee may acquire off-site parking to serve the Premises as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, the Premises;

6.1.3.7 All work done in connection with such construction shall be done (i) promptly, (ii) in a good and workmanlike manner, (iii) using first-class materials, (iv) resulting in work that is at least as good product and condition as the remaining areas of the Premises, and (v) in conformity with all Legal Requirements and insurance requirements under Section 8.1.6;

6.1.3.8 Lessee shall have delivered to Lessor evidence reasonably satisfactory to Lessor that all insurance requirements under Section 8.1.6 have been satisfied;

6.1.3.9 If by reason of the construction thereof, a new Certificate of Occupancy for any component of the Premises is required, Lessee shall obtain and furnish a copy of the same to Lessor promptly upon completion thereof; and

6.1.3.10 Promptly following the completion of such construction, Lessee shall deliver to Lessor “as built” drawings of such addition, certified as accurate by the licensed architect or engineer selected by Lessee to supervise such work, and copies of any new or revised certificates of occupancy.

6.2 No Authority to Bind Fee. Neither Lessee nor any Space Lessee or other subtenant, nor any agent, employee, representative, contractor, or subcontractor of Lessee, any Space Lessee or any other subtenant, shall have any power or authority to do any act or thing or to make any contract or agreement which will bind Lessor, or which may create or be the foundation for any mechanic’s lien or other lien or claim upon or against Lessor’s interest in the Premises. Lessor shall not have any responsibility to any Space Lessee, subtenant, contractor, subcontractor, supplier, materialman, workman, or other Person who shall engage in or participate in the design or construction of any improvements unless Lessor shall expressly undertake such obligation by an agreement in writing signed by Lessor. Nothing in this Lease shall be construed as in any way constituting a consent or request by Lessor, expressed or implied, by inference or otherwise, to any contractor, subcontractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for any specific or general improvement, alteration, or repair of or to the Premises, the Improvements, or to any part thereof. Notwithstanding anything in this Lease, or in any other writing signed by Lessor to the contrary, neither this Lease nor any other writing signed by Lessor shall be construed as evidencing, indicating or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Lessee is or was in fact for the immediate use and benefit of Lessor.

6.3 Mechanics’ Liens.

6.3.1 If any mechanic’s lien, materialmen’s lien, supplier’s lien or other lien shall be filed against the Premises or any part thereof, based upon any act of Lessee or any Person claiming through or under Lessee or any Space Lessee, then within fifteen (15) days after obtaining knowledge thereof, Lessee shall (i) promptly take such action (by bonding, security deposit, payment or otherwise) as may be necessary to release or satisfy such lien, (ii) if Lessee desires to contest such lien, furnish to Lessor such security as Lessor may reasonably require to afford protection against such lien (not to exceed 100% of the lien claim), or (iii) if such lien is based on an act or omission of any tenant, at Lessee’s option, promptly enforce such tenant’s obligation under its lease to remove same, and if the tenant does not comply notwithstanding Lessee’s enforcement action, otherwise release or satisfy or contest the lien as set forth in (i) or (ii) above as applicable.

6.3.2 If Lessee shall fail to comply with Section 6.3.1 with respect to any mechanic’s lien, materialmen’s lien, supplier’s lien or other lien, then, in addition to any other right or remedy, on fifteen (15) days’ notice to Lessee, Lessor may, but shall not be obligated to, release such lien either by paying the amount claimed to be due or by procuring the release of such lien by deposit or by bonding proceedings. Lessee shall reimburse and pay to Lessor on demand any amount so paid by Lessor and all costs and expenses, including reasonable attorney’s fees, incurred by Lessor in connection therewith, together with interest thereon at the Default Interest Rate from the date such costs and expenses were incurred

6.4 Title to Improvements. Title to the Major Alterations and the Minor Alterations, in each case other than Alterations which were acquired by Lessor and leased by Lessor to Lessee, shall be in, and remain in, Lessee for and during the entire Term, but, except as otherwise expressly set forth herein, upon the expiration or termination of the Term shall vest in Lessor as to all Major Alterations and Minor Alterations then upon the Premises. Upon the expiration or termination of the Term, Lessee shall have the right, at its election, to remove all business and trade fixtures, moveable partitions, machinery and equipment that is owned by Lessee or any party claiming by, through or under Lessee solely at its expense in the Premises, (and Lessee shall repair all damage to the Premises caused by such removal) or surrender such Alterations to Lessor.

6.5 Lessor’s Right of First Offer to Fund. Lessee shall request that Lessor fund or finance the construction and acquisition of any Capital Improvement that includes Long-Lived

Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting Long-Lived Assets is expected to be in excess of $3 million, and Lessee shall provide to Lessor any information about such Capital Improvements which Lessor may reasonably request (including any specifics regarding the terms upon which Lessee will be seeking financing for such Capital Improvements). Lessor may, but shall be under no obligation to, provide the funds necessary to meet the request. Lessor shall, as soon as reasonably practicable, but in any event not later than ten (10) Business Days after a receipt of a request to fund a proposed Capital Improvement pursuant to this Section 6.5, notify Lessee as to whether it will fund such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so. If Lessor agrees to fund such proposed Capital Improvement, Lessee shall have ten (10) Business Days to accept or reject Lessor’s funding proposal. If Lessor declines to fund a proposed Capital Improvement (or declines to provide Lessee written notice within such ten (10) Business Day period of the terms of its proposal to fund such Capital Improvements), or if Lessee elects not to accept Lessor’s funding proposal, Lessee shall be permitted to obtain outside financing (subject to Article 12 and Article 14 hereof) or utilize then existing available financing for such Capital Improvement. If Lessor agrees to fund all or a portion of a proposed Capital Improvement and Lessee rejects the terms thereof, Lessee shall be permitted to either use then existing available financing or seek outside financing for such Capital Improvement (subject to Article 12 and Article 14 hereof). If Lessee constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 6.5, (i) except as may otherwise be expressly provided in this Lease to the contrary, following expiration or termination of the Term and any Renewal Terms, such Capital Improvements shall be either, at the option of Lessor, purchased by Lessor in accordance with the terms of Section 17.1 hereof or, if not purchased by Lessor, Lessee shall be entitled to remove such Capital Improvements; provided that the Premises is restored in a manner reasonably satisfactory to Lessor. If Lessor agrees to fund a proposed Capital Improvement and Lessee accepts the terms thereof, Lessee shall provide or cause to be provided to Lessor with the following prior to any advance of funds:

(a) any information, certificates, licenses, permits or documents reasonably requested by Lessor which are necessary and obtainable to confirm that Lessee will be able to use the Capital Improvement upon completion thereof in accordance with the Permitted Use, including all required federal, state or local government licenses and approvals;

(b) an Officer’s Certificate and, if requested, a certificate from Lessee’s architect providing appropriate backup information, setting forth in reasonable detail the projected or actual costs related to such Capital Improvements;

(c) an amendment to this Lease (and any development or funding agreement agreed to in accordance with this Section 6.5), in a form reasonably agreed to by Lessor and Lessee, which may include, among other things, an increase in the Rent in amounts as agreed upon by the parties hereto pursuant to the agreed funding proposal terms described above and other provisions as may be necessary or appropriate;

(d) a deed conveying title to Lessor to any land acquired for the purpose of constructing the Capital Improvement free and clear of any liens or encumbrances except those approved by Lessor, and accompanied by an ALTA survey thereof satisfactory to Lessor;

(e) for each advance, endorsements to any outstanding policy of title insurance covering the Premises or commitments therefor reasonably satisfactory in form and substance to Lessor (i) updating the same without any additional exception except those that do not materially affect the value of such land and do not interfere with the use of the Premises or as may be approved by Lessor, which approval shall not be unreasonably withheld, and (ii) increasing the coverage thereof by an amount equal to the cost of the Capital Improvement, except to the extent covered by the owner’s policy of title insurance referred to in clause (f) below;

(f) if appropriate, an owner’s policy of title insurance insuring the fair market value of fee simple title to any land and improvements conveyed to Lessor free and clear of all liens and encumbrances except those that do not materially affect the value of such land and do not interfere with the use of the Premises or are approved by Lessor, which approval shall not be unreasonably withheld; provided that if the requirement in this clause (f) is not satisfied (or waived by Lessor), Lessee shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Lessor;

(g) if requested by Lessor, an appraisal by a member of the Appraisal Institute of the Premises indicating that the fair market value of the Premises upon completion of the Capital Improvement will exceed the fair market value of the Premises immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Improvement; provided that if the requirement in this clause (g) is not satisfied (or waived by Lessor), Lessee shall be entitled to seek third party financing or use available financing in lieu of seeking such advance from Lessor; and

(h) such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Lessor.

ARTICLE 7

IMPOSITIONS

7.1 Lessee to Pay. Subject to Section 7.5, Lessee shall pay, before any fine, penalty, interest or cost that may be added thereto for the nonpayment thereof, all real estate taxes (including any business improvement district fees), assessments, water and sewer rents and charges, use and occupancy taxes, license and permit fees, vault space rent and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature for public improvements or benefits (collectively, “Impositions”), which are assessed, levied, confirmed, imposed, become a lien or become payable during the Term upon or in respect of the Premises, the Improvements or the sidewalks, streets or vaults adjacent to the Premises (collectively, “Taxable Area”); provided that:

7.1.1 Any Imposition which relates to any period prior to the Commencement Date shall be paid by Lessor;

7.1.2 Any Imposition (or installment thereof referred to in Section 7.1.2) which relates to any period, a part of which is subsequent to the Term, shall be prorated between Lessor and Lessee so that Lessee shall pay only that proportion thereof which the part of such period within the Term bears to the entire period; and

7.1.3 Any Imposition payable by Lessee which would not otherwise be due until after the Term, shall be paid by Lessee to Lessor upon the last day of such Term (prorated as provided above); provided that if any assessment becomes a lien during the Term and is payable in installments, Lessee shall pay only the installments thereof which become due and payable during the Term.

7.2 No Liability for Lessor’s Taxes. Nothing contained in this Lease shall require Lessee to pay and “Impositions” shall not include (i) any income, franchise, corporate, succession, inheritance or capital levy tax of Lessor, or (ii) any franchise, gross receipts, income, profits or revenue tax or charge upon the rent received by Lessor under this Lease, any transfer, recordation or similar tax incident to a transfer of Lessor’s interest in the Premises; provided that if, at any time during the Term, the methods or scope of taxation prevailing at the Commencement Date shall be altered or enlarged so as to cause the whole or any part of the taxes, assessments, levies, charges, or any other Impositions now or hereafter levied, assessed or imposed on real estate and the improvements thereof to be levied, assessed and imposed, wholly or partially in substitution therefor upon Lessor or upon the Rent and/or Additional Rent payable to Lessor, then all such taxes, assessments, levies, charges or Impositions, or the part thereof, so measured or based, shall be deemed to be included within the term “Impositions” for purposes of this Lease, to the extent that such Impositions would be payable if the Taxable Area were the only property interests of Lessor subject to such Impositions, and Lessee shall pay and discharge the same as herein provided in respect of the payment of Impositions. Lessor shall, within ten (10) Business Days, forward to Lessee any material bills, invoices or other correspondence received by Lessor or its Affiliates regarding Impositions.

7.3 Evidence of Payment. Lessee shall be responsible for obtaining bills for all Impositions directly from the applicable taxing authority. Lessee shall furnish to Lessor official receipts of the appropriate taxing authority or other reasonable evidence demonstrating payment of any Imposition payable by Lessee before any penalty, fine, interest or cost would become payable thereon for non-payment thereof.

7.4 Lessor’s Right to Pay Impositions. If any Imposition shall not have been paid as required in Section 7.1 and such failure continues for ten (10) Business Days after Lessee’s receipt of notice thereof from Lessor, then Lessor may, but shall not be required to, pay the same, and shall thereupon become entitled to repayment by Lessee of the same on demand, together with all penalties and late fees, with interest thereon at the Default Interest Rate for the period from the date of payment by Lessor until repaid by Lessee.

7.5 Contest of Impositions.

7.5.1 Lessee may in good faith contest, seek to abate or otherwise challenge any Imposition in either Lessee’s name or Lessor’s name, or any or all of them, and may take any and all action with respect thereto as it may deem necessary or advisable, and

Lessor shall cooperate with Lessee and execute such papers as may from time to time be necessary to bring, defend or facilitate such proceedings; provided that Lessor shall not be subject to any cost or liability as a result thereof and Lessee shall indemnify and save Lessor harmless from and against all such costs, and liabilities and expenses incurred in connection with such proceedings; and provided, further, that Lessee may not undertake any challenge to any Imposition that creates any risk that the Premises or Leasehold Estate will be sold for non-payment of such Imposition unless Lessee provides a bond, indemnity or other assurance reasonably satisfactory to Lessor that all Impositions being challenged, together with all interest and penalties thereon, will be paid as finally determined and in all events before any sale of the Premises or Leasehold Estate as a result of such non-payment. All refunds and abatements of Impositions payable during the Term shall belong to Lessee unless such Impositions are payable with respect to a period any portion of which is after the expiration of the Term, in which event such refund shall be apportioned between Lessor and Lessee based upon the portions of the period covered by such Imposition which are during and after the Term.

7.5.2 If in connection with such proceedings Lessee shall defer payment of any Imposition, Lessee shall deposit with Lessor such reasonable security for the payment therefor as Lessor may request. Upon termination of such proceedings, Lessee shall pay the amount, if any, of such Imposition as finally determined therein, the payment of which may have been deferred during the prosecution of such proceedings, together with all fees, penalties or other liabilities in connection therewith. Upon such payment, Lessor shall return all security deposited as aforesaid, with interest earned thereon, if any (or, at Lessee’s request, Lessor shall apply the security to make such payment), to the extent not applied to make such payment.

7.5.3 With respect to Impositions which are payable after expiration of the Term, Lessor may in good faith contest, seek to abate or otherwise challenge such Imposition in either Lessee’s name or Lessor’s name, or any of them, and may take any and all action with respect thereto as it may deem necessary or advisable, and Lessee shall cooperate with Lessor and execute such papers as may from time to time be necessary to bring, defend or facilitate such proceedings; provided that Lessee shall not be subject to any material cost or liability as a result thereof and Lessor shall indemnify and save Lessee harmless from and against all such costs, and liabilities and expenses incurred in connection with such proceedings. All refunds and abatements shall belong to Lessor, unless the period covered by such Impositions shall include any portion of the Term, in which event the same shall be apportioned between Lessee and Lessor based upon the portions of the period covered by such Imposition which are during and after the Term.

7.6 Impound Account. At Lessor’s option following any occurrence of a monetary or material non-monetary Event of Default (to be exercised by thirty (30) days’ written notice to Lessee), Lessee shall be required to deposit, at the time of any monthly payment of Rent, an amount equal to one-twelfth of the sum of Lessee’s estimated annual Impositions (as reasonably determined by Lessor based on the most recently available assessments and tax rates) into an impound account designated and controlled by Lessor. Such amounts shall be applied by Lessor to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Lessor shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Lessee. Lessee shall not be entitled to interest on funds deposited with Lessor or contained in any impound account established pursuant to this Section 7.6. Nothing in this Section 7.6 shall be deemed to affect any right or remedy of Lessor hereunder.

7.7 Tax Service. During the Term, Lessor shall have the right to contract with a third party tax reporting service or consultant to monitor the timely payment of Impositions by Lessee under this Lease and provide Lessor with reports relating to the same. The out-of-pocket cost to Lessor (or a reasonable allocation of such cost to Lessor if such service or consultant also monitors and provides reports with respect to other properties of Lessor or its Affiliates), shall be reimbursed by Lessee to Lessor promptly upon demand, as an Additional Rent under this Lease.

ARTICLE 8

INSURANCE

8.1 General Insurance Requirements. During the Term, Lessee shall at all times keep the Premises, and all property located in or on the Premises, including the Improvements, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article shall be maintained with respect to the Premises and the Personal Property and operations thereon. Such insurance shall be written by companies authorized to conduct business in the State. All liability type policies must name Lessor as an “additional insured” and shall be primary and non-contributory to any insurance or self-insurance of Lessor. All property policies shall name Lessor as “loss payee” for its interest in the Premises. All business interruption policies shall name Lessor as “loss payee” with respect to Rent and Additional Rent only. Losses shall be payable to Lessor and/or Lessee as provided in Article 9. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” each Fee Mortgagee and Qualifying Mortgagee as an “additional insured” or “loss payee”. Any loss adjustment shall require the prior written consent of Lessor and Lessee if (a) the amount of the loss, gross of applicable deductible, is $250,000 or greater, or (b) such loss affects the Long-Lived Assets in whole or in part. All other loss adjustments shall not require the prior written consent of Lessor. Evidence of insurance shall be deposited with Lessor and, if applicable and requested, any Fee Mortgagee. Lessee shall provide Lessor copies of all insurance policies required in this section upon written request of Lessor. The insurance policies required to be carried by Lessee hereunder shall insure against all the following risks with respect to the Premises:

8.1.1 Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk” and insured by an ISO Special Causes of Loss (or equivalent) property insurance policy and all other physical loss perils normally included in such policy, including but not limited to sprinkler leakage, earthquake (including earth movement), flood, terrorism, and windstorm (including named windstorm) in an amount not less than the insurable value on a Maximum Foreseeable Loss basis and including a building ordinance coverage endorsement; provided that in the event there are exclusions or limitations from coverage for any or all of the perils of earthquake, flood, windstorm (including named windstorm) or terrorism (“Exclusions”), and an extended coverage endorsement or waiver of such exclusions are available only for an additional premium that is more than 2.5 times the average premium paid by Lessee (or prior operator of the Premises) over the preceding three years for the insurance policy contemplated by this Section 8.1.1 (such 2.5 times the average premium, the “Exclusion Endorsement Premium”), then Lessee shall be entitled and required to purchase the maximum insurance coverage for the Exclusions it deems most efficient and prudent to purchase with the Exclusion Endorsement Premium and Lessee shall not be required to spend additional funds (other than the Exclusion Endorsement Premium) to cover the Exclusions. In all cases, Lessee shall have the right to limit maximum insurance coverage for loss or damage by earthquake (including earth movement), windstorm and terrorism to Two Hundred Million Dollars ($200,000,000), or as may be reasonably requested by Lessor and commercially available as set forth in the preceding sentence. Lessee shall notify Lessor of the coverage purchased with the Exclusion Endorsement Premium thirty days (30) prior to coverage inception;

8.1.2 To the extent not covered by the insurance policy under Section 8.1.1, loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Premises, with a limit equal to the limits of the insurance policy required in Section 8.1.1 hereof;

8.1.3 Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 8.1.1 or 8.1.2; provided, however, that in the event of a Lessee COC whereby Lessee ceases to be wholly owned Subsidiary (directly or indirectly) of Pinnacle Entertainment, Inc. (formerly known as PNK Entertainment, Inc.), then, Lessee shall within ninety (90) days from such event obtain loss of rental value coverage in an amount not less than thirty-six (36) months’ Rent payable hereunder or business interruption in an amount not less than thirty-six (36) months of income coverage, in each case to the extent such increase in coverage is available at commercially reasonable premiums; provided, further, that such obligation to increase such coverage amounts to thirty-six (36) months shall not apply (i) in the case of Lessee COC whereby the Person that acquires such beneficial ownership or control of 100% of the Equity Interests in Lessee is a Eligibile Successor (as such term is defined in that the Master Lease) at the time of such transfer;

8.1.4 Claims for personal injury, advertising injury or property damage under a policy of commercial general public liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate; provided that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

8.1.5 During such time as Lessee is constructing any Alterations or other improvements, Lessee, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above extending coverage through the applicable statute of repose, (iii) builder’s risk insurance including delay in start-up for a period of six (6) months, completed value form (or its equivalent), covering all physical loss, in an amount equal to 100% of the value of the applicable Alterations or other improvements, and subject to policy conditions reasonably satisfactory to Lessor, and (iv) such other insurance, in such amounts, as Lessor deems reasonably necessary to protect Lessor’s interest in the Premises from any act or omission of Lessee’s contractors or subcontractors; and

8.1.6 Flood (when any of the improvements comprising the Premises is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area.

8.2 Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Lessor reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Lessee and Lessor agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 17.4. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Lessee shall forthwith adjust the amount of the insurance carried pursuant to this Article 8 to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be). Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Lessor pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Lessee pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Lessee has undertaken any structural alterations or additions to the Premises having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Lessor may at Lessee’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

8.3 Additional Insurance. In addition to the insurance described above, Lessee shall maintain such additional insurance upon notice from Lessor as may be reasonably required from time to time by a Qualifying Mortgagee or Fee Mortgagee (but only to the extent such additional insurance is consistent with changes after the Commencement Date in insurance coverages maintained by operators of properties similar to the Premises that are operating in accordance with the Applicable Standards) and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Lessee on the Premises in accordance with Legal Requirements.

8.4 Waiver of Recovery Rights/Subrogation. Lessee waives all rights of recovery and shall cause its Insurers to waive their rights of subrogation against Lessor and its Affiliates and any of their agents and employees for loss or damage covered or paid by any of the insurance maintained by Lessee pursuant to this Lease or any Claims related thereto. The Lessor waives all rights of recovery and shall causes its Insurers to waive their rights of subrogation against Lessee and its Affiliates and any of their agents and employees for loss or damage covered or paid by any of the insurance maintained by the Lessor applicable to the Premises or this Lease, or any Claims related thereto.

8.5 Policy Requirements. All of the policies of insurance referred to in this Article shall be written in form reasonably satisfactory to Lessor, on an “occurrence” (or “claims made” basis for liability insurance provided the Lessee obtain continuous coverage for claims arising during the lease term, and continues coverage, obtain a “tail” or obtain an extended reporting period for at least three (3) years beyond the expiration of the lease term) basis if a liability policy, and issued by insurance companies with a rating of at least “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide. The property insurance policy shall be on a replacement cost value basis with no co-insurance requirements. Lessee shall pay all of the premiums therefor, and deliver such policies or certificates thereof to Lessor prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Lessee either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor, at the times required, Lessor shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Default Interest Rate, shall be repayable to Lessor upon demand therefor. Lessee agrees that it will give to Lessor thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Upon written request by Lessor, Lessee shall provide Lessor copies of the property insurance policies when issued by the insurers providing such coverage.

8.6 Increase in Limits. If, from time to time after the Commencement Date, Lessor determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 8.1.4 hereof are insufficient as compared to comparable facilities of similar size and design in the same market as the Premises, Lessor may give Lessee notice of acceptable limits for the insurance to be carried provided, in no event will Lessee be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 8.1.1 hereof and (ii) the CPI Increase; and within ninety (90) days after the receipt of such notice, the insurance shall thereafter be carried with limits as prescribed by Lessor until further increase pursuant to the provisions of this Section.

8.7 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 8, Lessee’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee’s Parent; provided however that the requirements of this Article 8 are otherwise satisfied; and provided further that Lessee maintains specific allocations acceptable to Lessor.

8.8 No Separate Insurance. Lessee shall not, on Lessee’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 8 to be furnished by, or which may reasonably be required to be furnished by, Lessee or (ii) increase the amounts of any then-existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease.

8.9 Indemnification of Lessor. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Lessor or Lessee, and without regard to the policy limits of any such insurance, except as otherwise expressly provided in this Lease (including without limitation Section 18.5 hereof), Lessee shall protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Lessor by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Premises or adjoining sidewalks under the control of Lessee; (ii) any use, misuse, non-use, condition, maintenance or repair by Lessee of the Premises; (iii) any failure on the part of Lessee to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Premises to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Premises; and (vi) the violation by Lessee of any Legal Requirement. Any amounts which become payable by Lessee under this Article 8 shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Default Interest Rate from the date of such determination to the date of payment. Lessee, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor. For purposes of this Article 8, any acts or omissions of Lessee, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Lessee.

ARTICLE 9

CASUALTY

9.1 Notice of Casualty. If the Premises shall be damaged or destroyed, in whole or in part, by fire or other casualty, Lessee shall give prompt notice thereof to Lessor.

9.2 Damage. If the Premises shall be damaged or destroyed by fire or other casualty, Lessee shall commence, as soon as is reasonable in the circumstances, and continue thereafter diligently and continuously restore the same as nearly as possible to the condition they were in immediately prior to such damage or destruction; provided, that Lessee shall not be required to rebuild any Alterations made by Lessee following the date hereof except to the extent any such Alterations were Required Alterations.

9.3 Disposition of Insurance Proceeds. Subject to Section 9.10 hereof, all proceeds payable by reason of any loss or damage to the Premises, or any portion thereof, under any policy of insurance carried hereunder shall be paid to an escrow account held by an Eligible Institution in an Eligible Account or otherwise in a third party depositary reasonably acceptable to Lessor and Lessee (pursuant to an escrow agreement and/or escrow instructions mutually acceptable to the Lessor and Lessee) and made available to Lessee upon request from time to time for the reasonable costs of business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Premises, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Lessee’s obligation to pay Rent or Additional Rent shall be applied against Rent and Additional Rent due by Lessee hereunder; and

provided, further, that if the total amount of proceeds payable is One Hundred Fifty Thousand Dollars ($150,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall be paid to Lessee and, subject to the limitations set forth in this Article 9, used for the repair of any damage to the Premises. Lessee shall have the right to prosecute and settle insurance claims; provided that Lessee shall consult with and involve Lessor in the process of adjusting any insurance claims under this Article 9 and any final settlement with the insurance company shall be subject to Lessor’s consent, such consent not to be unreasonably withheld. Any insurance proceeds referred to in this Section 9.3 that have not been disbursed for the purposes stated herein at any time after this Lease has been terminated shall be paid to Lessor. All salvage of the Premises resulting from any risk covered by insurance shall belong to Lessor. Lessor shall not have any rights to the insurance proceeds associated with the Personal Property of Lessee.

9.4 Lessee’s Obligations Following Casualty.

9.4.1 If the Premises is damaged, whether or not from a risk covered by insurance carried by Lessee, except as otherwise provided herein, (i) Lessee shall restore such Premises, to substantially the same condition as existed immediately before such damage; provided, that Lessee shall not be required to rebuild any Alterations made by Lessee following the date hereof except to the extent any such Alterations were Required Alterations, and (ii) such damage shall not terminate this Lease.

9.4.2 If Lessee restores the Premises and the estimated cost of the repair or restoration exceeds the amount of proceeds received from the insurance, Lessee shall provide Lessor with evidence reasonably acceptable to Lessor, prior to commencing restoration or repairs, that Lessee has available to it any excess amounts needed to restore the Premises to substantially the same condition as existed immediately before such damage or casualty. Such excess amounts necessary to restore the Premises shall be paid by Lessee.

9.4.3 If Lessee has not restored the affected Premises and gaming operations have not re-commenced by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds shall be paid to and retained by Lessor free and clear of any claim by or through Lessee (less any amount of such proceeds, to Lessee to reimburse Lessee for restoration costs already incurred by Lessee in accordance with the terms hereof).

9.4.4 In the event neither Lessor nor Lessee is required or elects to repair and restore the Premises, subject to Section 9.10 hereof, all insurance proceeds, other than proceeds reasonably attributed to any Capital Improvements funded by Lessee (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Lessee’s Rent obligations hereunder), which proceeds shall be and remain the property of Lessee, shall be paid to and retained by Lessor free and clear of any claim by or through Lessee except as otherwise specifically provided below in this Article 9.

9.5 Uninsured Casualty. If the Premises (or any portion thereof) is damaged or destroyed from a risk not covered by insurance carried by Lessee, or insurance proceeds are otherwise not made available to Lessee or are insufficient to cover the entire cost of restoration, Lessee at its expense shall nevertheless restore the Premises to substantially the same condition it was in immediately before such damage or destruction and such damage or destruction shall not terminate this Lease with respect to the Premises. Lessee shall provide Lessor with evidence reasonably acceptable to Lessor, prior to commencing restoration or repairs, that Lessee has available to it the estimated amount needed to restore the Premises to substantially the same condition as existed immediately before such damage or casualty.

9.6 Lessee’s Continuing Liability. This Lease shall remain in full force and effect and Lessee’s obligation to pay the Rent, all Additional Rent and all other charges payable by Lessee under this Lease, shall continue and shall not be affected by, or abated as a result of, any damage or destruction of the Premises by fire or other casualty. Upon the occurrence of any casualty that has a negative impact on Net Revenue, the Percentage Rent shall continue during the period required to make all necessary repairs at the same rate (calculated as though there has not been a negative impact on Net Revenue) then in effect immediately prior to the occurrence of such casualty and until such time as the affected Premises is rebuilt and gaming operations have recommenced thereon (or such time as this lease has been terminated).

9.7 Insurance Negotiations. Lessee shall have the right to conduct all insurance settlement negotiations and, so long as Lessee is acting in good faith and using commercially reasonable efforts to maximize insurance proceeds with respect thereto, to make a final settlement binding upon all parties having an interest therein. The parties not conducting such negotiations and settlement agree to cooperate with the other party in such negotiations and settlement. In any event, Lessee shall furnish Lessor with a reasonable estimate of the amount of the prospective insurance recovery as soon as such information is available to Lessee, and from time to time to furnish updated estimates thereof to Lessor. Lessee shall keep Lessor reasonably apprised of all material settlement negotiations and shall use commercially reasonable efforts to afford Lessor an opportunity to review all settlement proposals prior to acceptance by Lessee or a Qualifying Mortgagee; provided Lessor’s approval (which approval shall not be unreasonably withheld) shall be required for any settlement related to a claim in excess of $1,000,000.

9.8 Waiver. Lessee waives any statutory rights of termination which may arise by reason of any damage or destruction of the Premises but such waiver shall not affect any contractual rights granted to Lessee under this Article 9.

9.9 Termination. If, at any time commencing on the date which is twelve (12) months prior to the Initial Expiration Date or any Expiration Date for a Renewal Term, 50% or more of the square feet of the Improvements are so damaged or destroyed by fire or other casualty that they are rendered substantially untenantable, Lessee shall have the right, upon ten (10) Business Days’ prior written notice to Lessor, to terminate this Lease. Upon the date which is ten (10) Business Days following Lessor’s receipt of such notice, this Lease shall be deemed terminated and of no further force and effect and all insurance proceeds in connection with such casualty, shall be paid to, and retained by, Lessor free and clear of any claim by or through Lessee.

9.10 Lessee’s Right to Certain Insurance. Notwithstanding anything herein to the contrary, in the event the Premises is damaged or destroyed, in whole or in part, by fire or other casualty, Lessor acknowledges and agrees that Lessee shall have sole right to any business interruption insurance proceeds maintained by Lessee in connection with the Premises; provided, however, Lessee’s obligation to pay Rent and Additional Rent shall not be abated hereunder as a result of such damage or destruction and, Lessee shall continue to pay to Lessor all Rent and Additional Rent as the same shall become due and payable. Any such insurance proceeds shall be paid directly to Lessee and shall not be held in escrow pursuant to the terms of Section 9.3 hereof.

ARTICLE 10

CONDEMNATION

10.1 Taking of Entire Premises. If the entire Premises shall be permanently taken by exercise of the power of eminent domain or condemnation (or by purchase in lieu thereof), then this Lease shall terminate as of the time when Lessor is divested of its interest in the Premises, and the Rent and the Additional Rent theretofore paid or then payable shall be apportioned and paid up to the date of termination, and any unearned Rent or Additional Rent shall be refunded by Lessor to Lessee.

10.2 Taking of Substantial Portion of Premises. If a substantial portion of the Premises and the Improvements shall be so taken, but less than the entire Premises and the Improvements, such that the balance of the Premises and the Improvements remaining after such taking shall be reasonably uneconomical for the operation of the Improvements for their Permitted Use as rentable facilities capable of producing a fair and reasonable net income therefrom, then this Lease shall terminate as of the time when Lessor is divested of its interest in the Premises, and the Rent and Additional Rent theretofore paid or then payable shall be apportioned and paid up to the date of termination, and any unearned Rent or Additional Rent shall be refunded to Lessee by Lessor.

10.3 Distribution of Proceeds. If this Lease is terminated pursuant to Section 10.1 or 10.2, the provisions of this Section 10.3 and Sections 10.4, 10.7 and 10.8 shall survive any such termination, and Lessor and Lessee shall cooperate in negotiations or litigation with the taking authority to secure an award with respect to the Premises and the Improvements. Lessor shall collect such award and shall deposit such award (less the cost, if any, incurred by Lessor in connection with the collection of such award), in trust, with an Eligible Institution in an Eligible Account, reasonably acceptable to Lessor, Lessee, whose fees and charges shall be paid out of such amount. Such award shall be paid and distributed by the depository in accordance with the following schedule:

10.3.1 first, the award shall be paid to Lessor until Lessor has recovered (through the distribution plus the value of any portion of the Lessor’s fee interest in the Premises not taken in a partial taking), the Condemnation Land Value as determined pursuant to Section 10.7;

10.3.2 second, the award shall be paid pari passu to reimburse Lessor and Lessee for any costs incurred in recovering such award; and

10.3.3 third, the award, if any, shall be paid to the Qualifying Mortgagee to the extent of the outstanding balance due under the Qualifying Mortgage;

10.3.4 fourth, the award, if any, shall be paid to Lessee to reimburse Lessee for the then-existing depreciated book value of any Alterations to the Premises made by

Lessee following the date hereof which were not Required Alterations, and which were taken in the condemnation; and

10.3.5 fifth, the balance of the award shall be paid to Lessor.

Notwithstanding anything to the contrary contained in this Section 10.3, any amounts payable to Lessee under this Section 10.3 shall first be paid to any Qualifying Mortgagee in an amount equal to the outstanding indebtedness under its Qualifying Mortgage.

10.4 Independent Claims by Lessee. Notwithstanding any contrary provisions of this Article 10, Lessee may make its own claim against the taking authority for a separate award for such business damages and/or consequential damages as may be allowed by Legal Requirements which do not constitute part of the compensation for the Premises.

10.5 Other Taking. If only an insubstantial portion of the Premises and the Improvements shall be taken by eminent domain or condemnation, or by purchase in lieu thereof, then this Lease shall remain in full force and effect and Lessee shall, at its sole cost and expense (except as otherwise provided in the immediately following sentence), repair, alter and restore the remaining portions of the Improvements so that the same shall be a complete architectural unit reasonably comparable to the character and condition as existed immediately prior to such condemnation, considering all relevant factors, including all Legal Requirements, with such modifications as Lessee shall elect to make, subject to the provisions of Article 6 (such repair and restoration, collectively the “Condemnation Work”), and the Base Rent shall be reduced by the Taking Percentage. In either event, Lessor shall collect such award and deposit it with an Eligible Institution in an Eligible Account for application in accordance with the terms of this Lease. The reasonable and customary fees and charges of the Eligible Institution shall be deducted from time to time from the sums on deposit, and the balance of such award shall be paid and distributed in accordance with the following schedule:

10.5.1 first, the award shall be paid pari passu to reimburse Lessor, Lessee and any Qualifying Mortgagee for any costs incurred in recovering such award;

10.5.2 second, the award shall be paid to Lessee in periodic installments as the Condemnation Work progresses (upon presentation to the Qualifying Mortgagee or such trustee of satisfactory invoices and stage completion estimates with accompanying architect’s certifications) to pay for the cost of the Condemnation Work as aforesaid; provided that if the award payable to Lessee as reimbursement for the cost of the Condemnation Work as aforesaid is not sufficient for such purpose, Lessee shall nonetheless, at its own cost and expense, provide the funds necessary to complete the Condemnation Work and prior to commencing any Condemnation Work, Lessee shall provide Lessor with evidence reasonably acceptable to Lessor, that Lessee has available to it any excess amounts needed to complete such Condemnation Work; and

10.5.3 third, provided the award was sufficient to pay 100% of all hard and soft costs of the Condemnation Work, the balance of the award shall be paid to the Lessor.

Notwithstanding anything to the contrary contained in this Section 10.5, any amounts payable to Lessee under this Section 10.5 (other than pursuant to Section 10.5.2) shall first be paid to any

Qualifying Mortgagee in an amount equal to the outstanding indebtedness under its Qualifying Mortgage.

10.6 Temporary Taking. If the temporary use of the whole or any part of the Premises and the Improvements shall be taken for any public or quasi-public purpose, by the exercise of the right of condemnation or eminent domain, or by agreement between Lessor and Lessee and those authorized to exercise such right, the Term shall not be reduced or affected in any way and Lessee shall continue to pay in full the Rent, the Additional Rent and any and all other sums of money and charges herein reserved and provided to be paid by Lessee and, subject to the other provisions of this Section 10.6, Lessee shall be entitled to receive any award or payment for such use and Lessor and Lessee shall join in a single action for the recovery of such award or payment. Such temporary taking shall constitute a taking by eminent domain or condemnation only when such use by the taking authority has continued for longer than 180 consecutive days. If such taking is for a period extending beyond the Term and if any award or payment made for such use is made in a lump sum, such award or payment shall be apportioned between Lessor and Lessee as of the date of expiration of the Term. If such taking results in changes or alterations in the Premises and the Improvements which would necessitate an expenditure, after repossession, to restore it to its former condition, and if possession of the Premises and the Improvements shall revert to Lessee prior to the expiration of the Term, then Lessee shall perform such restoration. If the payment from the taking authority in respect to a temporary taking is made on or after the expiration of the Term, or if payment from the taking authority in respect to a temporary taking is made before expiration of the Term and any part of such payment is specified as compensation for expenses of restoring the Premises and the Improvements to their former condition but such restoration is to be performed after expiration of the Term, then the amount of such award or such payment which is specified as compensation for the expenses of restoring the Premises and the Improvements to their former condition, or if no such amount is specified, such portion of such award or payment as is sufficient to cover such expenses, shall be paid to and retained by Lessor absolutely and Lessee shall thereupon be excused from any obligation to restore the Premises and the Improvements upon the termination of such temporary taking, and the balance of such award or payment shall be paid to Lessee.

10.7 Appraisal. If the parties are unable to agree upon the Condemnation Land Value, as set forth in Section 10.3 above, the applicable value (the “Applicable Value”) shall be determined by appraisal as set forth below:

10.7.1 During the sixty (60) day period following the date it is determined that an appraisal is necessary, Lessee and Lessor shall cause Lessee Appraiser and Lessor Appraiser, respectively, to independently determine the Applicable Value and to each deliver to Lessee and Lessor a written report of its determination of the Applicable Value.

10.7.2 If the greater of the Applicable Value as determined by either Lessee Appraiser or Lessor Appraiser is equal to or less than one hundred five percent (105%) of the lesser of the Applicable Value as determined by Lessee Appraiser or Lessor Appraiser, then the Applicable Value shall be the average of such Applicable Values. If the greater of the Applicable Value as determined by either Lessee Appraiser or Lessor Appraiser is greater than one hundred five percent (105%) of the lesser of the Applicable Value as determined by Lessee

Appraiser or Lessor Appraiser, then Lessee Appraiser and Lessor Appraiser shall appoint an Additional Appraiser pursuant to Section 10.7.3.

10.7.3 If necessary, within ten (10) Business Days after delivery of the reports of both Lessee Appraiser and Lessor Appraiser pursuant to Section 10.7.1, Lessee Appraiser and Lessor Appraiser shall meet to appoint an Additional Appraiser. Lessee Appraiser and Lessor Appraiser shall each bring to such meeting a list of five Qualified Appraisers that it proposes. At such meeting, such lists shall be exchanged and any Qualified Appraiser that is on both lists shall be the Additional Appraiser (provided, if more than one shall be on both lists, Lessor Appraiser shall be entitled to select which Qualified Appraiser appearing on both lists is the Additional Appraiser). If no Qualified Appraiser is on both lists, then Lessee Appraiser and Lessor Appraiser shall each select a Qualified Appraiser from the other’s list, and the Qualified Appraisers so selected shall choose the Additional Appraiser.

10.7.4 During the sixty (60) day period following its appointment, the Additional Appraiser shall determine the Applicable Value by choosing either the Applicable Value submitted by Lessor Appraiser or the Applicable Value submitted by Lessee Appraiser.

10.7.5 Any documents or other written information provided by Lessor or Lessee to its Qualified Appraiser shall also concurrently be provided to the other Qualified Appraiser.

10.7.6 Lessee shall pay all costs and expenses of Lessee Appraiser, Lessor shall pay all costs and expenses of Lessor Appraiser, and the parties shall share equally the costs and expenses of the Additional Appraiser.

10.8 Condemnation Negotiations. Lessee shall have the right to conduct all condemnation settlement negotiations and, so long as Lessee is acting in good faith and using commercially reasonable efforts to maximize the condemnation proceeds with respect thereto, to make a final settlement binding upon all parties having an interest therein and except that any settlement in excess of $1,000,000 must be approved by Lessor, said approval not to be unreasonably withheld, conditioned or delayed. The parties not conducting such negotiations and settlement agree to cooperate with the other party in such negotiations and settlement. In any event, Lessee shall furnish Lessor with a reasonable estimate of the amount of the prospective recovery as soon as such information is available to Lessee, and from time to time to furnish updated estimates thereof to Lessor. Lessee shall keep Lessor reasonably apprised of all material settlement negotiations and shall, afford Lessor an opportunity to review all settlement proposals prior to acceptance by Lessee.

ARTICLE 11

MAINTENANCE AND REPAIRS

11.1 Maintenance.

11.1.1 During the Term, Lessee, at its sole cost and expense, shall maintain and repair the Premises and the Improvements (and every portion thereof) in good order and repair consistent with Applicable Standards, including the structure and exterior façade of the Improvements, all base building fixtures, equipment and systems, all base building common areas, and all areas outside of the buildings comprising the Improvements. Lessee shall not permit any physical waste to the Premises or Improvements, and shall, except as provided in Articles 9 and 10, at Lessee’s sole cost and expense, make all repairs and replacements, structural or otherwise, required to maintain the foregoing components of the Premises and the Improvements in accordance with Applicable Standards. Lessee will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Premises or any part thereof for its Permitted Use.

11.1.2 Lessee shall maintain all portions of the Premises, the Improvements and the sidewalks, curbs, driveways, entrances, passageways, alleys and, to the extent required by Legal Requirements, all areas adjoining the same, in a clean, neat and orderly condition, free of dirt, rubbish, snow, ice and unlawful obstructions, and in accordance with Applicable Standards in all material respects.

11.1.3 Without limiting Lessee’s obligations to maintain the Premises under this Lease, within thirty (30) days after the end of each calendar year beginning with the first full calendar year in the Term, Lessee shall provide Lessor with evidence that Lessee has in such calendar year spent, with respect to the Premises, an aggregate amount equal which, when added to CapEx Improvements (as defined below) spent by Lessee in the immediately preceding two calendar years, results in the annual average amount spent on CapEx Improvements for the three-year period consisting of such calendar year and the preceding two full calendar years (or such lesser number of full calendar years in the Term actually completed since the Commencement Date) of at least one percent (1%) of Lessee’s annual average actual Net Revenue from the Premises during such three-year period (the “CapEx Requirement”), on Capital Improvements and the installation or restoration and repair or upgrade or other improvement of furniture, Fixtures and equipment (including slot machines) at the Premises and development, installation, integration, along with upgrade, maintenance and repair of Premises systems infrastructure (including without limitation such types of amounts spent through the end of the third full calendar year of the Term on Premises-specific aspects of Lessee’s Parent’s enterprise-wide systems infrastructure (which may reside remotely from the Premises) and costs to integrate the Premises into such enterprise-wise system) (“CapEx Improvements”). If Lessee fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a written demand from Lessor to (i) cure such deficiency, or (ii) obtain Lessor’s written approval, not to be unreasonably withheld, for a repair and maintenance program satisfactory to cure such deficiency within the calendar year of Lessor’s written demand, then the same shall be deemed an Event of Default hereunder. Notwithstanding the foregoing, in calculating the annual average amount spent on CapEx Improvements in the first three full calendar years in the Term, any amounts spent by Lessee and its Affiliates prior to the beginning of the first full calendar year in the Term (including without limitation deposits and other amounts spent prior to the Commencement Date) shall be deemed to have been spent in the first full calendar year of the Term.

11.1.4 Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Premises or any part thereof;

or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Premises, or any portion thereof. Notwithstanding anything in this Lease, or in any other writing signed by Lessor to the contrary, neither this Lease nor any other writing signed by Lessor shall be construed as evidencing, indicating or causing an appearance that any erection, construction, alteration or repair to be done, or caused to be done, by Lessee is or was in fact for the immediate use and benefit of Lessor.

11.2 Compliance with Legal Requirements.

11.2.1 During the Term, Lessee, at its sole cost and expense, shall promptly comply with all Legal Requirements with respect to the Premises, including the condition, maintenance, use, occupation, improvement and alteration of the Premises.

11.2.2 If Lessee desires to contest the validity or applicability of any Legal Requirement, Lessee, at its sole cost and expense, may carry on such contest; provided that non-compliance shall not constitute a crime or expose Lessor, the Premises or the Improvements to any penalty, fine, liability or expense not paid for by Lessee.

11.3 Payment for Utilities. During the Term, Lessee, at its sole cost and expense, shall pay or cause to be paid, in addition to the Impositions as set forth in Article 12, all charges for gas, electricity, light, heat, power, telephone, cable or other communication service, and any other utilities rendered or supplied upon or in connection with the Premises or Improvements, and shall indemnify Lessor and save Lessor harmless from and against any liability or damages on account thereof, other than arising from gross negligence or willful misconduct of Lessor. To the extent any statement for such services covers any period not within the Term, such statement shall be pro rated such that Lessee shall pay only such portion that is attributable to the period within the Term.

11.4 No Lessor Services. Notwithstanding any other provision of this Lease, Lessor shall not under any circumstances be required to (i) build or rebuild any Improvements on the Premises; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Premises (or any portion thereof), whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Premises in any way. Lessee hereby waives, to the extent permitted by law, the right to make repairs at the expense of Lessor pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted. Lessee hereby assumes the full and sole responsibility for the condition, operations, repair, replacement, and maintenance and management of the Premises.

11.5 Surrender at End of Term. On the Expiration Date or earlier termination of the Term, Lessee shall surrender the Premises in a condition that is consistent with Applicable Standards, ordinary wear and tear excepted. Lessee shall perform all regular and periodic maintenance, repairs and replacements throughout the Term up to the Expiration Date or earlier termination of the Term; provided that neither the foregoing nor any other provision of this Lease shall be construed to (a) require Lessee to accelerate periodic maintenance, repairs or replacements that in the ordinary course would be performed after expiration of the Term, (b) require Lessee to make any replacements with a useful life extending beyond the expiration of the Term to the extent Lessee’s repair and maintenance of the applicable Improvements allow such Improvements to continue to be used in accordance with the Applicable Standards, or (c) require Lessee to make Alterations to add new amenities to the Premises so long as Lessee’s maintenance, repairs and replacements are conducted in accordance with Applicable Standards.

11.6 Encroachments, Restrictions, Mineral Leases, etc.

11.6.1 If any of the Improvements existing as of the Commencement Date shall, at any time, (each of the following, collectively, “Encroachments”): (i) encroach upon any property, street or right-of-way, or (ii) violate any restrictive covenant or other agreement affecting the Premises, or any part thereof, or (iii) impair the rights of others under any easement or right-of-way to which the Premises is subject, or (iv) impair, limit or interfere with the use of the Premises or any Capital Improvement thereto by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then in each case promptly upon the request of Lessor or any Person affected by any such Encroachment, each of Lessee and Lessor, subject to their right to contest the existence of any such Encroachment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Encroachment. In the event of an adverse final determination with respect to any such Encroachment, (x) Lessee and Lessor shall each be entitled to be furnished valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such Encroachment , provided, however, neither Lessee nor Lessor shall have the right to waive or settle any such claims, liabilities or damages without the prior written consent of the other party, or (y) Lessee shall make such changes in the Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove or end such Encroachment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Permitted Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such Encroachment. Lessor shall reimburse Lessee an amount equal to fifty percent (50%) of the reasonable out-of-pocket costs and expenses incurred by Lessee in connection with performing its obligations set forth in subclause (y) above. Notwithstanding anything contained herein to the contrary, Lessee’s (and Lessor’s) obligations under this Section 11.6.1 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Lessor and Lessee hereby agree, subject to the following sentence, to first seek recovery under any available policy of title or other insurance, any and all sums recovered under such policy of title or other insurance shall first be applied towards the costs and expenses incurred by the parties in satisfaction of its obligations under this Section 11.6.1 and any remaining proceeds shall be paid to and retained by the applicable policy holder. Lessor agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Lessor is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 11.6.1; provided, however, that in no event shall Lessor be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Lessor is reasonably satisfied that Lessee has the financial resources needed to fund such litigation and Lessee and Lessor have agreed upon the terms and conditions on which such funding will be made available by Lessee, including, but not limited to, the mutual approval of a litigation budget.

11.6.2 If any of the Improvements, to the extent altered, improved, modified or constructed from and after the Commencement Date shall, at any time, shall constitute an Encroachment, then in each case promptly upon the request of Lessor or any Person affected by any such Encroachment, Lessee, subject to its right to contest the existence of any such Encroachment, shall protect, indemnify, save harmless and defend Lessor from and against all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such Encroachment. In the event of an adverse final determination with respect to any such Encroachment, (x) Lessor shall be entitled to be furnished valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such Encroachment or (y) Lessee shall make such changes in the Improvements, and take such other actions, as Lessee in the good faith exercise of its judgment deems reasonably practicable, to remove or end such Encroachment, including, if necessary, the alteration of any of the Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Improvements for the Permitted Use substantially in the manner and to the extent the Improvements were operated prior to the assertion of such Encroachment. Lessee’s (and Lessor’s) obligations under this Section 11.6.1 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

11.7 Inspections; Due Diligence Fee.

11.7.1 Without limiting Lessor’s other rights pursuant to the terms of this Lease, at any reasonable time during the Term during normal business hours and on reasonable advance notice, and upon the expiration or any earlier termination of this Lease, Lessor and its agents shall have the right to enter upon and inspect the Premises and all systems contained therein to determine Lessee’s compliance with its obligations under this Lease, including the need, as reasonably determined by Lessor, for deferred maintenance, repair or replacement work or other needed alterations at the Premises in order to maintain the same in compliance with the requirements of this Lease. If, during the Term, any such inspection reveals that any such deferred maintenance, repair or replacement work or other needed alterations at the Premises is required in order to maintain the same in compliance with the terms of this Lease, Lessor may provide Lessee with a written notice describing in reasonable detail the required deferred maintenance, repair or replacement work and Lessee shall promptly commence and thereafter diligently prosecute the same to completion to the reasonable satisfaction of Lessor. If, upon the expiration or any earlier termination of this Lease, any such inspection reveals that any such deferred maintenance, repair or replacement work or other needed alterations at the Premises is required in order to bring the same into compliance with the terms of this Lease upon such expiration or earlier termination, Lessor may notify Lessee of its good faith and reasonable cost estimate, if any, to perform the same. In any such inspection, Lessor shall not interfere with Lessee’s conduct of business on the Premises in any material respect, and Lessee shall have the right to have a representative of Lessee accompany Lessor and its agents during such inspections.

11.7.2 Lessee shall reimburse to Lessor, as Additional Rent under this Lease, all reasonable costs and expenses actually incurred by Lessor in connection with (a) one (1) inspection of the Premises per annum, and (b) an inspection of the Premises following the occurrence of material event affecting the Premises, including any material casualty or condemnation of all or any material portion of the Premises, performed by Lessor as provided for in Section 11.7.1 above promptly following Lessee’s receipt of Lessor’s invoice therefor. Lessor shall be responsible for all costs and expenses incurred in connection with any other inspection of the Premises.

11.7.3 No inspection by Lessor or failure by Lessor following an inspection to discover any non-compliance by Lessee with respect to Lessee’s obligations under this Lease shall be deemed or construed to estop Lessor or to be a waiver by Lessor from requiring full compliance by Lessee of Lessee’s obligations hereunder.

ARTICLE 12

ASSIGNMENT AND SUBLEASING

12.1 No Transfer.

12.1.1 Subject to the provisions of Article 14 (Leasehold Mortgages) and except as otherwise expressly set forth in this Article 12, Lessee shall not, without Lessor’s prior written consent, which, except as specifically set forth herein, may be withheld in Lessor’s sole and absolute discretion, voluntarily or by operation of law, directly or indirectly, assign, convey, sell, pledge, mortgage, hypothecate or otherwise encumber, transfer or dispose of, this Lease or the Leasehold Estate, sublet all or any part of the Premises, or engage the services of any Person for the management or operation of the Premises or any portion thereof (provided that the foregoing shall not restrict a transferee of Lessee from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a) of the definition of “Eligible Successor”) (each of the aforesaid acts referred to in this sentence, a “Transfer”). Lessee acknowledges that Lessor is relying upon the expertise of Lessee in the operation of the Premises and that Lessor entered into this Lease with the expectation that Lessee would remain in, and operate the, Premises during the entire Term and any Renewal Term (as applicable) and for that reason, except as set forth herein, Lessor retains sole and absolute discretion in approving or disapproving any assignment or sublease or other Transfer. Any Change in Control, including any Change in Control of Lessee or Lessee’s Parent, shall constitute a Transfer of Lessee’s interest in this Lease within the meaning of this Article 12 and the provisions requiring consent contained herein shall apply. The foregoing shall not prevent Lessee from hiring contractors, consultants, management companies or other agents to perform portions of management or operating functions on or off-site, so long as Lessee is actually managing and operating the gaming and other operations (“Operating the Business”) at the Premises and no such hiring shall relieve Lessee from any of its obligations or liabilities under this Lease.

12.1.2 Anything in the foregoing notwithstanding:

12.1.2.1 an assignment of this Lease and the Leasehold Estate to the following Persons shall be permitted without the consent of Lessor, but upon fifteen (15) days prior written notice to Lessor to an Affiliate of Lessee that is not an Eligible Successor; provided that: (1) no monetary Event of Default, or event which, with the notice or lapse or time or both, would constitute a monetary Event of Default, has occurred and is continuing; (2) such Affiliate agrees directly with Lessor, by written instrument in form reasonably satisfactory to Lessor, to be bound by all the obligations of Lessee hereunder; (3) the Transfer is approved by all applicable Governmental Authorities (including Gaming Authorities) and otherwise in accordance with all Legal Requirements; (4) Lessee continues to actually manage the gaming operations of the Premises and actually be involved in the management and operation of the remainder of the Premises, (5) an accurate and complete copy of all assignment documents to such Affiliate of Lessee shall be delivered to Lessor. Upon consummation of the assignment of this Lease and the Leasehold Estate to such Affiliate, Lessee shall remain liable hereunder in all respects;

12.1.2.2 intentionally omitted;

12.1.2.3 without Lessor’s prior written consent,

(a) Lessee’s Parent may undergo a Change in Control of the type referred to in clause (i) or (v) of the definition of Change in Control (such Change in Control, a “Lessee Parent COC”) if either (I) a Person acquiring such beneficial ownership or control (including the surviving entity of any merger or consolidation with Lessee’s Parent), is (1) an Eligible Successor and (2) the Parent Company of such Eligible Successor, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if such Eligible Successor does not have a Parent Company, such Eligible Successor has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor, or (II) (1) Lessee continues to be a wholly owned Subsidiary (directly or indirectly) of Lessee’s Parent, and (2) Lessee’s Parent meets the criteria of clauses (a) – (c) of the definition of an Eligible Successor, provided that for purposes of satisfying clause (a) of the Eligible Successor definition, Lessee’s revenues attributable to the Premises shall be excluded therefrom, and (3) the Parent Company of Lessee’s Parent, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if Lessee’s Parent does not have a Parent Company, such Lessee’s Parent (if was not already a Guarantor) has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor;

(b) Lessee may undergo a Change in Control of the type referred to in clause (ii), (iii) or (iv) of the definition of Change in Control that does not constitute a Lessee Parent COC or a Foreclosure COC (such Change in Control, a “Lessee COC”) whereby a Person acquires such beneficial ownership or control of 100% of the Equity Interests in Lessee in connection therewith or a Person acquires all or substantially all of Lessee’s Parent’s assets if (1) such Person (or Parent Company of such Person) is an Eligible Successor and (2) the Parent Company of such Eligible Successor, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if such Eligible Successor does not have a Parent Company and does not become the new Lessee under the Lease, such Eligible Successor has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor, and (3) the Adjusted Revenue to Rent Ratio with respect to the Premises (determined at the proposed effective time of the Change in Control) for the then most recently preceding fiscal (4) quarters for which financial statements are available is at least 1.4:1; or

(c) Lessee may (i) assign this Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of such foreclosure to any Person (any such assignment, a “Foreclosure Assignment”) or (ii) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Lessee as a result of a foreclosure on a permitted pledge of the Equity Interests in Lessee or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (iii) effect the first subsequent sale or assignment of this Lease or Change in Control after such Foreclosure Assignment or Foreclosure COC, as the case may be, whereby another Person so acquires the Leasehold Estate in connection with such Foreclosure Assignment or Foreclosure COC, in each case, effected by a Qualifying Mortgagee or a Qualifying Mortgagee Foreclosing Party, to the extent such Qualifying Mortgagee or Qualifying Mortgagee Foreclosing Party has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Qualifying Mortgagee or Qualifying Mortgagee Foreclosing Party in maximizing the proceeds of such disposition if (1) such Person is an Eligible Successor, (2) in the case of any Foreclosure Assignment, if such Eligible Successor is not a Qualifying Mortgagee Foreclosing Party, such Eligible Successor agrees in writing to assume the obligations of the Lessee under this Lease without amendment or modification other than as provided below (which written assumption, in the case of a Qualifying Mortgagee Foreclosing Party, may be made by a Subsidiary of a Qualifying Mortgagee or a Qualifying Mortgagee Foreclosing Party) and (3) if such Eligible Successor is not a Qualifying Mortgagee Foreclosing Party, the Parent Company of such Eligible Successor, if any, has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor or, if such Eligible Successor does not have a Parent Company and does not become the new Lessee under the Lease, such Eligible Successor has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Lessor;

provided that no Change in Control or Foreclosure Assignment referred to in this Section 12.1.2.3 shall be permitted without Lessor’s prior written consent unless, and in which case consent shall not be unreasonably withheld, (1) in the case of clause (a) or (b), if practicable, Lessee shall provide Lessor not less than five (5) days prior written notice of such Change in Control, (2) in the case of clause (a) or (b) above only, no monetary Event of Default, or event which, with the notice or lapse of time or both, would constitute a monetary Event of Default, has occurred and is continuing, (3) such written notice is accompanied by a certification from an officer of Lessee and an officer of the proposed Eligible Successor that such transferee meets the criteria of an Eligible Successor, together with evidence, reasonably acceptable to Lessor, supporting such certification; (4) such Eligible Successor to Lessee (solely in the case where the Eligible Successor succeeds to Lessee’s direct interests in this Lease) agrees directly with Lessor, by written instrument in form reasonably satisfactory to Lessor, to be bound by all the obligations of Lessee hereunder; (5) Lessee provides, or causes such Eligible Successor to provide, Lessor with the required replacement guaranty executed by the Parent Company of any such Eligible Successor, or the Eligible Successor, as applicable, in the form attached hereto as Exhibit E, and (6) an accurate and complete copy of all Transfer documents to such Eligible Successor shall be delivered to Lessor. Upon consummation of the assignment of this Lease and the Leasehold Estate to an Eligible Successor, but not in the event of a Transfer involving a change in ownership or control of the equity of Lessee, pursuant to this Section 12.1.2.3, Lessee shall be relieved of its obligations under this Lease.

12.1.2.4 without Lessor’s prior written consent, Lessee may pledge or mortgage its Leasehold Estate to a Qualifying Mortgagee and permit a pledge of the equity interests in Lessee to be pledged to a Qualifying Mortgagee.

12.1.3 The consent by Lessor to any Transfer shall not constitute a consent to any subsequent Transfer or to any subsequent or successive Transfer. Any purported or attempted Transfer contrary to the provisions of this Article shall be void and, at the option of Lessor, shall terminate this Lease. Lessee hereby agrees to reimburse Lessor on demand for any costs, fees and expenses including reasonable legal expenses and costs of counsel, incurred by Lessor in connection with any Transfer for which Lessee requests Lessor’s consent under this Article 12.

12.2 Consent to Subsidiary Subleases. Notwithstanding anything in this Lease to the contrary, Lessor hereby consents to those certain subleases to be entered into as of the date hereof, between Lessee, on the one hand, and each of Washington Trotting Association, LLC, CCR Racing Management, and Mountain Laurel Racing, Inc., on the other hand, each in the form reviewed and approved by Lessor (or reviewed and approved by GLP in the case of the Subsidiary Subleases that go into effect as of the Commencement Date) (collectively, the “Subsidiary Subleases”); provided that any amendments, supplements, or other modifications to any Subsidiary Sublease, or the assignment of any interest in and to the Subsidiary Subleases (other than to an Affiliate of Pinnacle Entertainment, Inc.), shall require Lessor’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). The Subsidiary Subleases shall not be considered Space Leases.

12.3 Space Leases.

12.3.1 Subject to Section 12.3.3, (a) provided that no Event of Default shall have occurred and be continuing, Lessee shall be permitted to sublease gaming operations to a wholly-owned Subsidiary of Lessee’s Parent that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Lessor and (b) provided that no Event of Default shall have occurred and be continuing, Lessee may enter into Space Leases without the prior written consent of Lessor, provided that (i) the subleased space pursuant to such Space Lease under clause (b) will not be used for gaming purposes (and any such space sublet for any gaming use will require Lessor’s prior written consent, which consent may not be unreasonably withheld), except to the extent permitted under the Space Lease(s) identified on Schedule 12.3 hereto; (ii) all Space Lease under clause (b) are made in the normal course of the Permitted Uses and to concessionaires or other third party users or operators of portions of the Premises in furtherance of the Permitted Uses, except with respect to the Space Lease(s) identified on Schedule 12.3 hereto; (iii) each Space Lease under clause (b) includes a provision providing

Lessor audit rights (subject to reasonable confidentiality obligations) to the fullest extent necessary to determine Net Revenues hereunder, except with respect to the Space Lease(s) identified on Schedule 12.3 hereto; (iv) Lessor shall have the right to reasonably approve the identity of any subtenants under this Section 12.3 (except with respect to subtenants under the Space Lease(s) identified on Schedule 12.3 hereto and any permitted assignment by such subtenants with respect to such Space Lease(s)) that will be operating all or portions of the Premises for its Permitted Uses to ensure that all are adequately capitalized and competent and experienced for the operations which they will be conducting; (v) the portion of the Premises subleased pursuant to a Space Lease under clause (b), (1) if the area demised under such Space Lease is located outside of the Improvements, all such premises so proposed to be sublet when aggregated with the portion of the Land (excluding the Land upon which the Improvements are located) subleased under all other Spaces Leases previously entered into with other subtenants under this subclause (b), does not represent more than 25% of the rentable square feet of the Land (excluding any Land upon which the Improvements are located), or (2) if the area demised under such Spaces Lease is located within the Improvements, when aggregated with the portion of the Improvements subleased under all other Space Leases previously entered into with other subtenants under this subclause (b), does not represent more than 25% of the rentable square feet of the Improvements, (in each instance, as reasonably determined by Lessor, provided, however, that short term rentals (including, without limitation, subleases of the racetrack for concerts and other special events) of less than sixty (60) consecutive days in duration shall not be subject to this limitation); and (vi) Lessee provides Lessor with written notice of such Space Lease, which notice shall include the material terms and provisions under which the subtenant will sublease the Space Lease. After an Event of Default has occurred and while it is continuing, Lessor may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Lessor of any of the provisions of this Lease, (ii) the acceptance by Lessor of such subtenant as a tenant or (iii) a release of Lessee from the future performance of its obligations hereunder. If reasonably requested by Lessee in connection with a Space Lease permitted under clause (b) above, Lessor and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such Space Lease in a form reasonably satisfactory to Lessor (and if a Leasehold Mortgage is then in effect, Lessor shall use reasonable efforts to cause the Leasehold Mortgagee to enter into such subordination, non-disturbance and attornment agreement).

12.3.2 Notwithstanding any contrary provision of this Lease, Space Lease(s) in effect as of the Commencement Date, all of which are identified on Schedule 12.3 hereto, shall be permitted without any further consent from Lessor.

12.3.3 Any Space Lease executed and delivered, or amended or modified, after the date hereof must provide that:

12.3.3.1 it shall be subject and subordinate to all of the terms and conditions of this Lease;

12.3.3.2 it shall not be for a term (including renewal options) that extends beyond the Expiration Date (including any unexercised renewal options) unless (a) Lessor consents in writing, or (b) such Space Lease expressly states that at the option of the

Lessor, the Space Lease will terminate on the expiration or earlier termination of the Lease (and such termination shall be at no cost to Lessor);

12.3.3.3 the use of the Premises (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease or jeopardize the Gaming License;

12.3.3.4 in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such Space Lease, including extensions and renewals granted thereunder, then, subject to Section 12.4, at Lessor’s option, the subtenant shall make full and complete attornment to Lessor for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Lessor and which the subtenant shall execute and deliver within five (5) days after request by Lessor and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Lessor to terminate this Lease; and

12.3.4 in the event the subtenant receives a written notice from Lessor stating that this Lease has been cancelled, surrendered or terminated, then, subject to Article 17, the subtenant shall thereafter be obligated to pay all rentals accruing under said Space Lease directly to Lessor (or as Lessor shall so direct); all rentals received from the subtenant by Lessor shall be credited against the amounts owing by Lessee under this Lease.

12.4 Attornment by Subtenants.

12.4.1 Each Space Lease executed and delivered, or amended or modified, after the date hereof must provide for the following:

12.4.1.1 if for any reason this Lease is terminated, the Space Lessee under such Space Lease shall, at Lessor’s election, attorn to Lessor and shall recognize Lessor as such Space Lessee’s lessor under the Space Lease; and

12.4.1.2 the Space Lessee under such Space Lease shall execute and deliver, upon the reasonable request of Lessor, an instrument evidencing its agreement to attorn to Lessor; and

12.4.1.3 the Space Lessee under such Space Lease waives the provisions of any statute or rule of law which may give such Space Lessee any right of election to terminate such Space Lease or to surrender possession of its demised premises in the event this Lease terminates, and agrees that such Space Lease shall not be affected in any way whatsoever by such termination.

12.4.1.4 If Lessor elects to require attornment, Lessor shall not be bound by any payment of rent under any Space Lease for more than one (1) month prior to its due date.

12.4.1.5 If Lessor elects to require attornment, Lessor shall not be liable for damages for any breach, act or omission of Lessee under any Space Lease, or subject to any offsets or defenses which the Space Lessee may have against Lessee under its Space Lease.

12.4.1.6 If Lessor elects to require attornment, Lessor shall not be responsible for the return of any security deposit furnished to Lessee or any other prior lessor under the Space Lease that has not been received by Lessor.

12.4.2 Within thirty (30) days of receipt of a written request from Lessor from time to time during the Term, Lessee shall provide to Lessor (i) a correct and complete copy of each Space Lease then in effect, including any amendments or other modifications thereto, and not previously provided to Lessor, and (ii) a rent roll for the Premises that identifies for each Space Lease then in effect (a) the Space Lessee, (b) the premises demised, (c) the term, (d) the amount of rent and other charges and (e) such other information with respect to the status, condition and operation of the Improvements as Lessor may reasonably request.

12.4.3 Notwithstanding the foregoing, each Space Lessee under Space Lease(s) identified on Schedule 12.3 hereto shall have the benefit of subordination, nondisturbance and attornment agreements and Lessor’s non-disturbance and such Space Lessee’s attornment shall be governed thereby.

12.5 [Reserved.]

12.6 Costs. Lessee shall reimburse Lessor for Lessor’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any Transfer, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such Transfer is actually consummated.

12.7 No Release of Lessee’s Obligations; Exception. No Transfer shall relieve Lessee of its obligation to pay the Rent and/or Additional Rent and to perform all of the other obligations to be performed by Lessee hereunder. The liability of Lessee and any immediate and remote successor in interest of Lessee (by assignment or otherwise), and the due performance of the obligations of this Lease on Lessee’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Lessee or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease; provided that Lessee shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Lessor and any assignee of Lessee that is not an Affiliate of Lessee.

12.8 Right of First Negotiation to Lessor.

12.8.1 Except as provided below, if Lessee intends to Transfer (directly or indirectly) all, or substantially all, of its interest in the Premises, this Lease and the Leasehold Estate (the “Lessee Interest”), then Lessee shall provide written notice to Lessor of such intent (the “ROFN Notice”) at least thirty (30) days prior to the date when Lessee commences the marketing and sales process for the Lessee Interest or accepts any offer to Transfer any of the

Lessee Interests. For a period of thirty (30) days following delivery of the ROFN Notice (the “ROFN Period”), if and solely to the extent initiated by Lessor during the ROFN Period, Lessor and Lessee shall, on an exclusive basis, negotiate in good faith with one another regarding a transaction pursuant to which Lessor would acquire all but not less than all the Lessee Interest described in the ROFN Notice (the “ROFN Transaction”). Unless and until definitive documentation providing for the terms and conditions of a ROFN Transaction is executed and delivered by all parties thereto, (i) Lessee, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to Lessor with respect to any ROFN Transaction, including any obligation to enter into either a non-binding term sheet or letter of intent, or definitive documentation, providing for the terms and conditions of the ROFN Transaction, and (ii) except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, Lessor shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith. If at the expiration of the ROFN Period, Lessee and Lessor have not entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, Lessee may, prior to the twelve (12) month anniversary of the last day of the ROFN Period, seek to enter into a definitive agreement providing for a Transfer, subject at all times to the requirements of Article 12, all or a portion of the Lessee Interest covered by the ROFN Notice to an unaffiliated third party on such terms as Lessee and a third party may agree.

12.8.2 If prior to the expiration of the ROFN Period, Lessee and Lessor have entered into a non-binding term sheet or non-binding letter of intent with respect to a ROFN Transaction, then for a period of sixty (60) days following the execution of such non-binding term sheet or non-binding letter of intent (the “ROFN Definitive Documentation Period”), Lessor and Lessee shall, on an exclusive basis, negotiate in good faith with one another regarding definitive documentation providing for the terms and conditions of the ROFN Transaction. Unless and until definitive documentation providing for the terms and conditions of the ROFN Transaction is executed and delivered by all parties thereto, (i) Lessee, except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, shall have no obligation or liability whatsoever to Lessor with respect to any ROFN Transaction, including any obligation to enter into definitive documentation providing for the terms and conditions of the ROFN Transaction, and (ii) except with respect to its obligation to negotiate in good faith on an exclusive basis as set forth above, Lessor shall not have any claim of any nature whatsoever (including any claim for breach of contract or detrimental reliance) in connection therewith.

12.8.3 If at the expiration of the ROFN Definitive Documentation Period, Lessee and Lessor have not entered into definitive documentation providing for a ROFN Transaction, then, subject at all times to the requirements of Article 12, Lessee may, prior to the twelve (12) month anniversary of the last day of the ROFN Definitive Documentation Period, seek to enter into a definitive agreement providing for a Transfer all or a portion of the Lessee Interest covered by the ROFN Notice to an unaffiliated third party on such terms as Lessee and a third party may agree.

12.8.4 If Lessee does not enter into a definitive agreement providing for a sale of the Lessee Interest covered by the ROFN Notice to an unaffiliated third party prior to the twelve (12) month anniversary of the last day of the ROFN Definitive Documentation Period, if applicable (or if the ROFN Definitive Documentation Period is not applicable, the ROFN Period), for any reason whatsoever, Lessee shall forfeit any and all rights to consummate such a Transfer, and Lessor’s right of first negotiation under this Section 12.8 shall again be in full force and effect should Lessee seek to Transfer the Lessee Interest. Any subsequent proposed Transfer of the Lessee Interest shall be subject to the provisions of this Section 12.8.

12.8.5 Nothing in this Section 12.8 shall be construed as to limit Lessor’s rights under Section 12.1 hereof to consent to any Transfer. Lessor shall be permitted, in its sole election, to appoint a designee Person to acquire the Lessee Interest under this Section 12.8. For the avoidance of doubt, to exercise its rights pursuant to this Section 12.8, Lessor or its designee shall be required to purchase all the Lessee Interest proposed to be Transferred pursuant to the ROFN Notice. Notwithstanding anything to the contrary in this Section 12.8, the provisions of this Section 12.8 shall not apply to a Transfer (i) for which applicable Treasury Regulations or other applicable law prohibit a right of first negotiation or require that a right of first negotiation not apply in order to avoid a “prohibited transaction” under the Code or ERISA, or (ii) that constitutes, or is in connection with, a Lessee Parent COC.

12.9 Transfers by Lessor. Lessor shall not voluntarily sell all or portions of the Premises (including via entering into a merger transaction) during the Term without the prior written consent of Lessee, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Lessee’s consent shall not be required for (A) any transfer to a Fee Mortgagee contemplated under Article 21 hereof which may include, without limitation, a transfer by foreclosure brought by the Fee Mortgagee or a transfer by deed in lieu of foreclosure (and the first subsequent sale by such Fee Mortgagee to the extent the Fee Mortgagee has been diligently attempting to expedite such first subsequent sale from the time it initiated foreclosure proceedings taking into account the interest of such Fee Mortgagee to maximize the proceeds of such sale), (B) a sale by Lessor of all of the Premises to a single buyer or group of buyers, other than to an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Lessor shall be permitted to sell all of the Premises to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (C) a merger transaction or sale by Lessor or GLP involving the Premises, other than with an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Lessor or GLP shall be permitted to merge with or sell all of the Premises to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (D) a sale/leaseback transaction by Lessor with respect to any or all of the Leased Properties for financing purposes, (E) any sale of all or a portion of the Premises that does not change the identity of the Lessor hereunder, including without limitation a participating interest in Lessor’s interest under this Lease or a sale of Lessor’s reversionary interest in the Premises, or (F) a sale or transfer to an Affiliate of GLP or a joint venture entity in which GLP or its Affiliate is the managing member or partner. Any sale by Lessor of all or any portion of the Premises pursuant to this Section 12.9 shall be subject in each instance to all of the rights of Lessee under this Lease and, to the extent necessary, any purchaser or successor Lessor and/or other controlling persons must be approved by all applicable gaming regulatory agencies to ensure that there is no material impact on the validity of any of the Gaming Licenses or the ability of Lessee to continue to use the Premises for the Permitted Use.

ARTICLE 13

GOVERNING LAW; VENUE

13.1 Governing Law. THIS LEASE WAS NEGOTIATED IN THE COMMONWEALTH OF PENNSYLVANIA, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD OF PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

13.2 Venue. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS LEASE (EACH, A “PROCEEDING”), EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS HAVING JURISDICTION IN THE WESTERN DISTRICT OF PENNSYLVANIA, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. EACH PARTY FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY UNITED STATES COURT SITTING IN THE WESTERN DISTRICT OF PENNSYLVANIA MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PARTY AT THE ADDRESS INDICATED IN THIS LEASE, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF A PARTY SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

ARTICLE 14

LEASEHOLD MORTGAGES

14.1 Right to Encumber Leasehold Estate. Notwithstanding the terms of Article 12 hereof (except to the extent set forth in Section 14.12 hereof), on one or more occasions without Lessor’s prior consent, Lessee may mortgage or otherwise encumber Lessee’s interest in and to the Leasehold Estate to one or more Qualifying Mortgagees under one or more Qualifying Mortgages and pledge its right, title and interest under this Lease as security for such Qualifying Mortgage. Upon written request from Lessee and at Lessee’s sole cost and expense, Lessor shall execute a commercially reasonable recognition agreement, or similar document, as may be requested by the Qualifying Mortgagee to confirm the Qualifying Mortgagee’s rights in and to this Lease and the Leasehold Estate.

14.2 Consent of Qualifying Mortgagee Required. No voluntary cancellation, termination, surrender, amendment or modification of this Lease by Lessee shall be effective as to any Qualifying Mortgagee, if such voluntary cancellation, termination, surrender, amendment or modification of this Lease by Lessee will constitute a default under the related loan documents of a Qualifying Mortgage (and, in such event, such Qualifying Mortgagee shall certify to Lessor as to the nature of such default), unless such voluntary cancellation, termination, surrender, amendment or modification is consented to in writing by such Qualifying Mortgagee, or in the case of an amendment or modification (other than to this Article 14 or Article 12 or Article 17), does not adversely impact the rights or interests of the Qualifying Mortgagee in any material respect in the reasonable judgment of such Qualifying Mortgagee.

14.3 New Lease. In the event of the termination of this Lease, Lessor shall provide each Qualifying Mortgagee with written notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Lessor. If requested by a Qualifying Mortgagee, Lessor agrees to enter into a new lease (“New Lease”) of the Premises with such Qualifying Mortgagee or such other person as the Qualifying Mortgagee may designate, provided the Qualifying Mortgagee or such designee is an Eligible Successor (a “Permitted Designee”), for the remainder of the term of this Lease, effective as of the date of termination, at the Rent and Additional Rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease; provided:

14.3.1 Such Qualifying Mortgagee or its Permitted Designee shall make a binding, written, irrevocable commitment to Lessor for such New Lease within thirty (30) days after the date such Qualifying Mortgagee receives Lessor’s Notice of Termination of this Lease given pursuant to this Section 14.3;

14.3.2 Such Qualifying Mortgagee or its Permitted Designee shall pay or cause to be paid to Lessor at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorneys’ fees, which Lessor shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Lessor from Lessee or other party in interest under Lessee; and

14.3.3 Such Qualifying Mortgagee or its Permitted Designee shall agree to remedy any of Lessee’s defaults of which said Qualifying Mortgagee was notified by Lessor’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by the Qualifying Mortgagee or its Permitted Designee.

14.4 Qualifying Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Qualifying Mortgagee as a condition to its exercise of the rights hereunder to cure any default of Lessee not reasonably susceptible of being cured by such Qualifying Mortgagee or its Permitted Designee.

14.5 Casualty Loss. A standard mortgagee clause naming each Qualifying Mortgagee may be added to any and all insurance policies required to be carried by Lessee hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Qualifying Mortgage shall so provide; except that the Qualifying Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Lessee (but not such proceeds, if any, payable jointly to the Lessor and Lessee or to a third-party escrowee) pursuant to the provisions of this Lease.

14.6 No Merger. So long as any Qualifying Mortgage is in existence, the fee title to the Premises and the Leasehold Estate of Lessee therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Lessor or by Lessee or by a third party, by purchase or otherwise.

14.7 Notices. Notices from Lessor to the Qualifying Mortgagee shall be provided in the method provided in Section 22.2 hereof to the address furnished Lessor for the Qualifying Mortgagee in writing from time-to-time, and those from the Qualifying Mortgagee to Lessor shall be mailed to the addresses designated pursuant to the provisions of Section 22.2 hereof. Such notices, demands and requests shall be given in the manner described in Section 22.2 and shall in all respects be governed by the provisions of that Section.

14.8 Limitation of Liability. Notwithstanding any other provision hereof to the contrary, Lessor agrees that any Qualifying Mortgagee’s liability to Lessor in its capacity as Qualifying Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Qualifying Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Qualifying Mortgagee to secure the obligations under its loan documents.

14.9 Sale Procedure. If an Event of Default shall have occurred and be continuing, the Qualifying Mortgagee shall have the right, to the extent permitted under the Debt Agreements governing the Qualifying Mortgage, to make all determinations and agreements on behalf of Lessee under Article 17 (including requesting that the sale process described in Article 17 be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Lessee Rent, and the potential Successor Lessees that should be included in the process, and negotiation with such Successor Lessees), in each case, in accordance with and subject to the terms and provisions of Article 17, including the requirement that Successor Lessee meet the qualifications of Eligible Successor.

14.10 Third Party Beneficiary. Each Qualifying Mortgagee is an intended third-party beneficiary of this Article 14 entitled to enforce the same as if a party to this Lease.

14.11 No Right to Encumber Fee. Lessee shall not have the right to encumber or subordinate the fee interest of Lessor in the Premises, or the Rent, Additional Rent and other amounts due Lessor under this Lease. Nothing contained in this Lease shall be deemed to grant to any Qualifying Mortgagee any fee interest in the Premises or any lien or other encumbrance encumbering Lessor’s fee interest in the Premises. Notwithstanding the foregoing, nothing herein shall preclude the Qualifying Mortgagee from recording in the real property records of Washington County and Allegheny County, as applicable (i) a memorandum of Lease and (ii) a Qualifying Mortgage.

14.12 Transfer Upon Foreclosure. Notwithstanding anything to the contrary, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Qualifying Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Qualifying Mortgage or any other sale or transfer (including a Foreclosure COC) permitted under Section 12.1.2.3(c), shall not require the consent of Lessor to the extent that the successor tenant under this Lease is an Eligible Successor and the transfer otherwise complies with the requirements of Section 12.1.2 of this Lease (and for the avoidance of doubt, no such sale, assignment or transfer be subject to Section 12.8.)

14.13 Notice to Lessor.

14.13.1

14.13.1.1 If Lessee shall, on one or more occasions, mortgage Lessee’s Leasehold Estate and if the holder of such Qualified Mortgage shall provide Lessor with written notice of such Qualified Mortgage together with a true copy of such Qualified Mortgage and the name and address of the Qualified Mortgagee, Lessor and Lessee agree that, following receipt of such written notice by Lessor, the provisions of this Article 14 shall apply in respect to each such Qualified Mortgage.

14.13.1.2 In the event of any assignment of a Qualified Mortgage or in the event of a change of address of a Qualified Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Lessor.

14.13.2 Lessor shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection 14.13.1.1 above acknowledge by an executed instrument receipt of such communication as constituting the notice provided for by subsection 14.13.1.1 above and confirming the status of the Qualified Mortgagee as such or, in the alternative, notify the Lessee and the Qualified Mortgagee of the rejection of such communication as not conforming with the provisions of this Article 14 and specify the specific basis of such rejection.

14.13.3 After Lessor has received the notice provided for by subsection 14.13.1.1 above, the Lessee, upon being requested to do so by Lessor, shall with reasonable promptness provide Lessor with copies of the note or other obligation secured by such Qualified Mortgage and of any other documents pertinent to the Qualified Mortgage as specified by the Lessor. If requested to do so by Lessor, Lessee shall thereafter also provide the Lessor from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Lessee that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Lessor, Lessee shall also notify Lessor of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

14.14 Special Leasehold Mortgagee Provisions. Provided that: (i) the named Lessee under the Lease is PNK Development 33, LLC or any other Affiliate of Pinnacle Entertainment, Inc., and (ii) the Master Lease dated April 28, 2016 by and between Gold Merger Sub, LLC (as successor in interest to Pinnacle Entertainment, Inc.) and Pinnacle MLS, LLC (as amended, supplemented or otherwise modified from time to time, the “Master Lease”) is in full force and effect and the lessee named under the Master Lease is Pinnacle MLS, LLC or any other Affiliate of Pinnacle Entertainment, Inc., then:

14.14.1 Default Notice. Lessor, upon providing Lessee any notice of: (i) default under this Lease or (ii) a termination of this Lease, shall at the same time provide a copy of such notice to every Qualified Mortgagee for which notice has been properly provided to Lessor pursuant to Section 14.13.1 hereof and not rejected by Lessor under Section 14.13.2. No such notice by Lessor to Lessee shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 22.2 of this Lease, to every Qualified Mortgagee for which notice has been properly provided to Lessor pursuant to Section 14.13.1 hereof and not rejected by Lessor under Section 14.13.2. From and after such notice has been sent to a Qualified Mortgagee, such Qualified Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Lessee after the giving of such notice to Lessee, plus in each instance, the additional periods of time specified in Sections 14.14.2 and 14.14.3 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Lessor shall accept such performance by or at the instigation of such Qualified Mortgagee as if the same had been done by Lessee. Lessee authorizes each Qualified Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Qualified Mortgagee’s option and does hereby authorize entry upon the premises by the Qualified Mortgagee for such purpose.

14.14.2 Notice to Qualified Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default for which a period to cure is available shall occur which entitles Lessor to terminate this Lease, Lessor shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Lessee to cure such default or the act or omission which gave rise to such default, Lessor shall notify every Qualified Mortgagee for which notice has been properly provided to Lessor pursuant to Section 14.13 hereof and not rejected by Lessor under Section 14.13.2 of Lessor’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of Section 14.14.3 below shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Qualified Mortgagee shall:

14.14.2.1 notify Lessor of such Qualified Mortgagee’s desire to nullify such Termination Notice; and

14.14.2.2 pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Qualified Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

14.14.2.3 comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Qualified Mortgagee, provided, however, that such Qualified Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Lessee’s failure to satisfy and discharge any lien, charge or encumbrance against the Lessee’s interest in this Lease or the Premises, or any of Lessee’s other assets junior in priority to the lien of the mortgage or other security documents held by such Qualified Mortgagee; and

14.14.2.4 during such thirty (30) or ninety (90) day period, the Qualified Mortgagee shall respond, with reasonable diligence, to requests for information from Lessor as to the Qualified Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.

14.14.3 Procedure on Default.

14.14.3.1 If Lessor shall elect to terminate this Lease by reason of any Event of Default of Lessee that has occurred and is continuing, a Qualified Mortgagee shall have proceeded in the manner provided for by Section 14.14.2, the specified date for the termination of this Lease as fixed by Lessor in its Termination Notice shall be extended for a period of six (6) months; provided that such Qualified Mortgagee shall, during such six-month period (and during the period of any continuance referred to in Section 14.14.3.2 below):

(a) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Lessee under this Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Lessee’s other obligations under this Lease, excepting (A) obligations of Lessee to satisfy or otherwise discharge any lien, charge or encumbrance against Lessee’s interest in this Lease or the Premises or any of Lessee’s other assets junior in priority to the lien of the mortgage or other security documents held by such Qualified Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Qualified Mortgagee; and

(b) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Lessee’s interest in this Lease and the Premises by foreclosure of the Qualified Mortgage or other appropriate means and diligently prosecute the same to completion.

14.14.3.2 If at the end of such six (6) month period such Qualified Mortgagee is complying with Section 14.14.3.1 above, this Lease shall not then terminate, and the time for completion by such Qualified Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Qualified Mortgagee is in compliance with subsection Section 14.13.3.1 above) (x) so long as such Qualified Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Qualified Mortgagee proceeds to complete steps to acquire or sell Lessee’s interest in this Lease by foreclosure of the Qualified Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Qualified Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Lessor’s initial notification to Qualified Mortgagee pursuant to Section 14.14.2 hereof, and (y) if such Qualified Mortgagee is not so enjoined or stayed, thereafter for so long as such Qualified Mortgagee proceeds to complete steps to acquire or sell Lessee’s interests in this Lease by foreclosure of the Qualified Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Lessor’s initial notification to Qualified Mortgagee pursuant to Section 14.14.2 hereof. Nothing in this Section 14.14.3, however, shall be construed to extend this Lease beyond the original term thereof as extended by any options to extend the term of this Lease properly exercised by Lessee or a Qualified Mortgagee in accordance with Section 3.1, nor to require a Qualified Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in Sections 14.14.2 and 14.14.3 and the Qualified Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Lessee had not defaulted under this Lease.

14.14.3.3 If a Qualified Mortgagee is complying with Section 14.14.3.1, upon the acquisition of Lessee’s Leasehold Estate herein by a Eligible Successor this Lease shall continue in full force and effect as if Lessee had not defaulted under this Lease, provided that such Eligible Successor cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

14.14.3.4 For the purposes of this Article 14, the making of a Qualified Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Qualified Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Qualified Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Lessee to be performed hereunder; but the purchaser at any sale of this Lease (including a Qualified Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Qualified Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Qualified Mortgage, shall be subject to Article 12 hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Lessee to be performed hereunder and meet the qualifications of Eligible Successor or be reasonably consented to by Lessor in accordance with Section 12.1 hereof).

14.14.3.5 Any Qualified Mortgagee or other acquirer of the Leasehold Estate of Lessee pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(iii) of this Lease may, upon acquiring Lessee’s Leasehold Estate, without further consent of Lessor, sell and assign the Leasehold Estate in accordance with the requirements of Article 12 of this Lease and enter into Qualified Mortgages in the same manner as the original Lessee, subject to the terms hereof.

14.14.4 New Lease Priorities. If more than one Qualified Mortgagee shall request a New Lease pursuant to Section 14.3.1, Lessor shall enter into such New Lease with the Qualified Mortgagee whose mortgage is senior in lien, or with its Permitted Designee acting for the benefit of such Qualified Mortgagee prior in lien foreclosing on Lessee’s interest in this Lease. Lessor, without liability to Lessee or any Qualified Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Qualified Mortgagee who is entitled to such New Lease.

14.14.5 The rights granted to Lessee under this Section 14.14 are personal to PNK Development 33, LLC and may not be transferred or assigned to any Person other than an Affiliate of Pinnacle Entertainment, Inc. in accordance with the terms of Section 12.1.

ARTICLE 15

DEFAULT

15.1 Events of Default. Each of the following shall constitute an “Event of Default” on the part of Lessee:

15.1.1 Lessee shall fail to pay the Rent or Additional Rent within four (4) Business Days of the date the same is due and payable, and such failure shall continue for three (3) Business Days after the date of written notice (a “Rent Notice”) has been delivered to Lessee in accordance with Section 22.2 that such amounts are due under the terms of this Lease (and such notice of failure from Lessor may be given any time after such installment is more than four (4) Business Days late).

15.1.2 [Reserved]

15.1.3 Lessee shall fail to maintain the insurance required by Article 8.

15.1.4 Lessee shall fail to perform any term, covenant or condition under this Lease (other than as described elsewhere in this Section 15.1) on the date the same is required under this Lease (such failure, an “Unspecified Default”), and such failure shall continue for thirty (30) days following receipt by Lessee of written notice from Lessor of such failure; provided that if (i) such failure is not reasonably susceptible to cure within thirty (30) days, and (ii) Lessee commences to cure such failure within such thirty (30) day period and thereafter diligently and continuously prosecutes such cure, and (iii) such failure has no material adverse impact on Lessor’s rights or will not result in any forfeiture by Lessor, then such thirty (30) day period shall be extended to one hundred eighty (180) days, or such longer period so long as there is no payment default hereunder and the conditions in (i)-(iii) above continue to be satisfied.

15.1.5 If (i) there shall be filed by Lessee in any court, pursuant to any statute either of the United States or of any State, a voluntary petition in bankruptcy or insolvency proceedings or for reorganization or for the appointment of a receiver or trustee of all or substantially all of Lessee’s assets, or Lessee shall make an assignment for the benefit of its creditors, or any execution or attachment shall be issued against Lessee or Lessee’s property whereby the Premises or Improvements shall be taken or occupied by a Person other than Lessee (ii) an involuntary petition in bankruptcy or an insolvency proceedings or for reorganization or for the appointment of a receiver or trustee of all or substantially all of Lessee’s assets is filed against Lessee in any court pursuant to any statute either of the United States or of any State and such proceeding remains undismissed, undischarged or unbonded for a period of thirty (30) days, or (iii) Lessee shall admit in writing its inability to pay its debts generally as they become due.

15.1.6 If Lessee shall be liquidated or dissolved.

15.1.7 [Reserved.]

15.1.8 The estate or interest of Lessee in the Premises or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 in the aggregate and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Lessee of notice thereof from Lessor; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law.

15.1.9 Except as a result of material damage, destruction, condemnation or Unavoidable Delay, Lessee voluntarily ceases operations for the Permitted Uses at the Premises.

15.1.10 Any of the representations or warranties made by Lessee hereunder proves to be untrue when made in any material respect which materially and adversely affects Lessor or its interests under this Lease or in the Premises and Lessee does not remedy the same within thirty (30) days following receipt by Lessee of written notice from Lessor, provided that whether or not any such misrepresentation constitutes an Event of Default, Lessee shall indemnify Lessor with respect thereto as provided in Section 8.9.

15.1.11 The Gaming License or any other applicable license or other agreements material and necessary to the Lessee’s use and operation of the Premises for the Permitted Uses are at any time not renewed or are terminated, revoked, or suspended, and either (x) Lessee is required by applicable Legal Requirements to cease operating the Premises for the Permitted Use for a period of thirty (30) days or more (and causes cessation of gaming activity at the Premises) and such termination, revocation or suspension is not stayed pending appeal; or (y)

during any period when the Gaming License is not renewed or is terminated, suspended or revoked, Lessee makes any loans, dividends, distributions to, or investments in, any Person or any payments to any Affiliates outside the ordinary course of business.

15.1.12 Except to a permitted assignee pursuant to Article 12, or a permitted subtenant that joins as a Guarantor to the Guaranty pursuant to Section 12.3, or with respect to the granting of a permitted pledge hereunder to a Qualifying Mortgagee, the sale or transfer, without Lessor’s consent, of the Gaming License or similar certificate or license relating to the Premises.

15.1.13 [Reserved.]

15.1.14 If Lessee fails to make the amount of expenditures required by Section 11.1.3 and fails within sixty (60) days after receipt of a written demand from Lessor to either (i) cure such deficiency or (ii) obtain Lessor’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency.

15.1.15 If Lessee fails on a consolidated basis to maintain an Adjusted Revenue to Rent Ratio of at least 1.2:1.0 for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters, commencing with the first two full fiscal quarters commencing after the Commencement Date; provided that until a Test Period has commenced following the Commencement Date, the Rent utilized in calculating the Adjusted Revenue to Rent Ratio shall be determined on a pro forma basis as if this Lease had been effect throughout such Test Period.

15.1.16 If Lessee Transfers this Lease or the Leasehold Estate (including by a Change in Control) without the consent of Lessor to the extent such consent is required under Article 12 or Lessee is otherwise in default of the provisions set forth in Section 12.1.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 15.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Lessee remedies the default without further delay.

15.2 Termination.

15.2.1 Upon the occurrence of an Event of Default, Lessor may, in its sole and absolute discretion, provide written notice to Lessee that Lessor intends to terminate this Lease not less than ten (10) days following such written notice, and subject to the rights of any Qualifying Mortgagee, this Lease shall terminate and the Term shall cease and come to an end on the date specified in such notice unless such Event of Default shall have been cured prior to such date. Upon any such termination, the Term shall be deemed to have ended as fully and completely as if the said time were the date herein originally fixed for the expiration of the Term and Lessee shall thereupon quit and peacefully surrender the Premises to Lessor, together with all Improvements without any payment therefor by Lessor, and Lessor upon the aforesaid termination date or at any time thereafter may re-enter the Premises and remove all persons and property therefrom, either by summary proceedings or by any suitable action or proceeding at law, or otherwise if permitted by law, without being liable to Lessee for damages therefor, and may have, hold and enjoy the Premises as Lessor’s sole and exclusive estate and interest.

15.2.2 Should Lessor terminate this Lease in accordance with this Section 15.2 in addition to any other remedies it may have, it may recover from Lessee the reasonable cost of recovering the Premises and reasonable attorney’s fees incidental thereto. In addition, from and after an Event of Default, with or without terminating this Lease, but in all events subject to the rights of any Qualifying Mortgagee, Lessor may re-enter, terminate Lessee’s right of possession and take possession of the Premises and the Improvements. Subject to the rights of any Qualifying Mortgagee, the provisions of this Section 15.2 shall operate as a notice to quit, any other notice to quit or of Lessor’s intention to re-enter the Premises and the Improvements being hereby expressly waived. If necessary, Lessor may proceed to recover possession of the Premises and the Improvements under applicable laws.

15.3 Liability for Rent. In case of Lessor’s re-entry or the termination of the Term following an Event of Default, Lessee shall nevertheless remain liable to Lessor for all Rent and Additional Rent for the balance of the Term (including the Renewal Terms), and Lessor may, without notice to Lessee, repair the Premises to cure any existing default in Lessee’s obligations under Article 11 and shall use commercially reasonable efforts to relet the Premises, in whole or in part, for the whole or any part of the remainder of the Term or for a longer term in Lessor’s name or as agent for Lessee, and out of any rent collected or received during the remainder of the Term, Lessor shall pay first to itself the reasonable expenses of retaking and repossessing the Premises, and repairing the Premises, the reasonable expenses of removing all persons and property from the Premises and any reasonable costs or expenses sustained or incurred in securing a new lessee or lessees, second toward paying to itself the Rent, Additional Rent and other charges owing by Lessee at the time of the aforesaid termination or re-entry, and third any balance remaining shall be applied by Lessor on account of the liability of Lessee for the Rent and Additional Rent, and the value of all items required to be performed by Lessee, under the terms of this Lease for the remainder of the Term. Should any rent so collected by Lessor after the payments aforesaid be insufficient to pay to Lessor a sum fully equal to the Rent and Additional Rent which would be due under this Lease, any such shortfall shall be paid by Lessee on each applicable Rent Payment Date and Lessee agrees to pay to Lessor on each applicable Rent Payment Date the amount of any deficiency then existing, and Lessee does hereby agree to be and remain liable for any such deficiency, and does agree that the right of Lessor to recover from Lessee the amount thereof or a sum equal to the amount of the Rent and Additional Rent, and the value of all other items to be performed by Lessee, if there be no reletting, shall survive the termination of the Term. Nothing herein contained shall be deemed to require Lessor to await the date whereon this Lease or the Term would have expired had there been no such Event of Default by Lessee, or to require Lessor to pay Lessee any surplus of any sums received by Lessor on a reletting of the Premises in excess of the Rent and Additional Rent which are due from Lessee hereunder.

15.4 Uncurable Event of Default. The Events of Default set forth in Section 15.1.5 and Section 15.1.6 of this Lease shall constitute “Uncurable Events of Default”. Upon the occurrence of an Uncurable Event of Default (subject to the cure period provided in Section 15.1.5(ii)), this Lease shall, at the option of Lessor, be terminated upon the tenth (10th) day following Lessor’s written notice to Lessee that this Lease is being terminated, and following the date of such termination neither Lessee nor any Person claiming through or under Lessee by virtue of any statute or of any order of any court, shall be entitled to possession or to remain in possession of the Premises or any part thereof, but shall forthwith quit and surrender the Premises. Notwithstanding the foregoing, if any bankruptcy petition shall be filed against Lessee or any such action set forth in Section 15.1.5 shall be taken involuntarily against Lessee, and if in good faith Lessee shall promptly thereafter commence and diligently prosecute any and all proceedings and actions necessary to secure the dismissal of any such petition or the restoration of Lessee to the possession of its assets, and such petition shall be dismissed or Lessee be restored to the possession of its assets within sixty (60) days after the filing of the aforesaid involuntary petition or the taking of the aforesaid action, Lessor shall not be entitled to cancel and terminate this Lease by reason of the filing of the aforesaid involuntary petition so dismissed or by reason of the removal from possession of its assets to which it shall be so restored; provided Lessee shall, within the aforesaid sixty (60) days, pay all the Rent and Additional Rent required to be paid by Lessee under the terms of this Lease which have accrued during the aforesaid period.

15.5 Confession of Judgment.

15.5.1 UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT, AND ALSO WHEN THE TERM HEREBY CREATED SHALL HAVE EXPIRED, LESSEE HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD, WITHOUT THEREBY INCURRING ANY LIABILITY TO LESSEE, TO APPEAR FOR LESSEE IN ANY ACTION AND TO CONFESS JUDGMENT IN EJECTMENT IN ANY COMPETENT COURT AGAINST LESSEE AND AGAINST ALL PERSONS CLAIMING BY, THROUGH OR UNDER LESSEE, FOR THE RECOVERY BY LESSOR OF POSSESSION OF THE PREMISES, FOR WHICH THIS LEASE SHALL BE SUFFICIENT WARRANT; WHEREUPON, IF LESSOR SO DESIRES, A WRIT OF POSSESSION WITH CLAUSES FOR COSTS MAY ISSUE FORTHWITH WITH OR WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER. SUCH AUTHORITY SHALL NOT BE EXHAUSTED BY ANY ONE OR MORE EXERCISES THEREOF, BUT JUDGMENT MAY BE CONFESSED FROM TIME TO TIME AS OFTEN AS ANY EVENT OF DEFAULT SHALL HAVE OCCURRED OR BE CONTINUING, AND SUCH POWERS MAY BE EXERCISED DURING AS WELL AS AFTER THE EXPIRATION OR TERMINATION OF THE TERM.

15.5.2 UPON THE OCCURRENCE OF ANY EVENT OF DEFAULT ARISING FROM THE NON-PAYMENT OF RENT RESERVED OR PAYABLE HEREUNDER OR ARISING FROM THE NON-PAYMENT OF ANY OTHER SUMS DUE FROM LESSEE HEREUNDER, LESSEE HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD, WITHOUT THEREBY INCURRING ANY LIABILITY TO LESSEE, TO APPEAR FOR LESSEE IN ANY AND ALL ACTIONS WHICH MAY BE BROUGHT FOR SAID RENT AND SAID OTHER SUMS AND TO CONFESS JUDGMENT AGAINST LESSEE FOR ALL OR ANY PART OF SAID RENT AND SAID OTHER SUMS AND FOR INTEREST AND COSTS, TOGETHER WITH A REASONABLE ATTORNEY’S COMMISSION FOR COLLECTION OF NOT LESS THAN FIVE THOUSAND DOLLARS ($5,000), FOR WHICH THIS LEASE SHALL BE SUFFICIENT WARRANT. SUCH AUTHORITY SHALL NOT BE

EXHAUSTED BY ANY ONE OR MORE EXERCISES THEREOF, BUT JUDGMENT MAY BE CONFESSED AS AFORESAID FROM TIME TO TIME AS OFTEN AS ANY SUCH EVENT OF DEFAULT SHALL HAVE OCCURRED OR BE CONTINUING, AND SUCH POWERS MAY BE EXERCISED AS WELL AFTER THE EXPIRATION OF THE TERM

15.6 Additional Remedies.

15.6.1 In the event of the termination of this Lease pursuant to this Article 15, Lessor shall be entitled to recover from Lessee, in addition to the Rent and Additional Rent then due and payable by Lessee, an amount equal to the difference between (i) the Rent for the remainder of the Term until the Expiration Date and (ii) the rental value of the Premises on a so-called net rental basis at the time of such termination for the unexpired portion of the Term (less, in the case of this clause (ii), the estimated costs of reletting the Premises), both discounted to present value at an interest rate equal to the rate of interest paid upon United States Treasury bills having a maturity date closest to the Expiration Date.

15.6.2 All rights and remedies of Lessor set forth in this Lease are cumulative and in addition to all other rights and remedies available to Lessor at law or in equity (including specific performance of Lessee’s obligations hereunder and claims for damages on account of any Event of Default). The exercise by Lessor of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy. No delay or failure by Lessor to exercise or enforce any of such Person’s respective rights or remedies or Lessee’s obligations shall constitute a waiver of any such rights, remedies or obligations. Lessor shall not be deemed to have waived any default by Lessee unless such waiver expressly is set forth in a written instrument signed by Lessor. If Lessor waives in writing any default by Lessee, such waiver shall not be construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver.

15.6.3 Neither Lessor nor Lessee shall be liable to the other for consequential or punitive damages arising out of this Lease or the transactions contemplated hereby.

15.7 Late Payments; Default Interest.

15.7.1 Lessee hereby acknowledges that late payment by Lessee to Lessor of Rent or any Additional Rent will cause Lessor to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. If Lessee shall fail to pay the Rent or any Additional Rent payable to Lessor on the date the same is due and payable, and such failure shall continue for five (5) days, then Lessee shall pay to Lessor, on demand, a late charge equal to the lesser of (a) five percent (5%) or (b) the maximum amount permitted by law. In addition, if Lessor delivers more than two (2) Rent Notices under Section 15.1.1 with respect to any monthly Rent payment in any calendar year, then Lessee shall pay to Lessor, in addition to any and all amounts due and payable to Lessor under this Lease, an amount equal to $25,000 for the next subsequent Rent Failure Notice, increasing by an additional $25,000 for each subsequent Rent Notice delivered by Lessor within such calendar year (e.g., Lessee shall pay to Lessor an additional $25,000 in connection with the third Rent Notice, $50,000 in connection with the fourth Rent Notice, etc.) If Lessee shall fail to pay the Rent or any Additional Rent payable to Lessor on the date the same is due and payable, Lessee shall pay to Lessor, on demand, interest on the amount due but unpaid at the Default Interest Rate from and after the date such Rent or Additional Rent was due until paid in full. The parties agree that the foregoing late charge and interest represents a fair and reasonable estimate of the costs that Lessor will incur by reason of late payment by Lessee. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Lessor from exercising any other rights and remedies available to Lessor.

15.7.2 If Lessee shall, during any six (6) month period, be more than five (5) Business Days delinquent in the payment of any Rent or any Additional Rent due and payable by Lessee hereunder on three (3) or more occasions then, notwithstanding anything herein to the contrary, Lessor may, by written notice to Lessee, elect to require Lessee to pay all any Rent or any Additional Rent payable hereunder quarterly in advance. Such right of Lessor shall be in addition to and not in lieu of any other right of remedy available to Lessor hereunder or at law on account of an Event of Default by Lessee hereunder.

15.7.3 Notwithstanding anything to the contrary herein, and pursuant to Section 840, if Lessor is exercising remedies due solely to the Events of Default described in Sections 15.1.1, 15.1.3, 15.1.4, 15.1.5, 15.1.6, 15.1.8, 15.1.9, 15.1.10, 15.1.11, 15.1.12, 15.1.14, 15.1.15 or 15.1.16 (each, a “Limited Remedy Event of Default”), the aggregate amount Lessee shall be required to pay to Lessor from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) shall not exceed the sum of (i) (A) 89.95% of the fair market value of the Premises as of the Commencement Date less (B) the sum of the present value of (1) the minimum Rent included in the Lessee’s 90% lease classification test under Section 840 calculated as of the Commencement Date and received by Lessor as of the Occurrence Date (determined using a discount rate of five and 62.5/100 percent (5.625%) per annum), (ii) any Additional Charges which are due and payable or have accrued under this Lease through the Occurrence Date after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Lease, and (iii) any Additional Charges and other sums due to third parties which are due and payable or have accrued under this Lease after the Occurrence Date while the Lessee remains at Lessee’s option in possession of the Premises after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Lease (collectively, the “LRED Damages”). Lessor and Lessee hereby agree that the damages available to Lessor as a result of a Limited Remedy Event of Default shall not exceed the LRED Damages and that nothing contained herein or in any other transaction document executed concurrently herewith shall entitle Lessor to additional reimbursement or monetary damages with respect to any such Limited Remedy Event of Default.

15.8 Right to Perform Lessee’s Covenants.

15.8.1 If Lessee shall at any time fail to make any payment or perform any act on its part required to be made or performed in accordance with any terms of this Lease, then Lessor, (x) without notice to Lessee after such failure has given rise to an Event of Default, or (y) with such notice as is reasonably practicable even if such failure has not given rise to an Event of Default (i) in case of an emergency or if such failure to perform, in Lessor’s reasonable judgment, poses a material risk of injury or harm to Persons or damage to or loss at the Premises or Improvements or (ii) if Lessee shall fail to perform its obligations with respect to insurance in Article 8, then Lessor shall have the right (but not the obligation) to cure or otherwise perform such covenant or obligation and without waiving or releasing Lessee from any obligation of Lessee contained in this Lease, may, but shall be under no obligation to:

15.8.1.1 pay any Imposition payable by Lessee pursuant to the provisions of Article 7, or

15.8.1.2 take out, pay for and maintain any of the insurance policies provided for in Article 8, or

15.8.1.3 make any other payment or perform any other act on Lessee’s part to be made or performed as in this Lease provided, and enter upon the Premises for any such purpose, and take all such action thereon, as may be necessary therefor.

15.8.2 All sums paid by Lessor, and all costs and expenses, including reasonable attorneys’ fees, incurred by Lessor in connection with the performance of any act permitted under this Section 15.8, together with interest thereon at the Default Interest Rate from the respective dates of Lessor’s making of each such payment or incurring of each such cost and expense, shall be paid by Lessee to Lessor on demand.

15.9 No Implied Termination. Under no circumstances shall the exercise by Lessor of the rights granted in this Article 15, or the exercise of any other right or remedy granted to Lessor under any other provision of this Lease to cure, prevent or take any other action with respect to any Event of Default by Lessee, constitute an eviction of Lessee, result in a termination of this Lease, or in any manner whatsoever relieve Lessee from any liability to pay Rent, Additional Rent or other sums payable by Lessee as in this Lease provided or from the keeping, observance and performance of any other covenant, condition and agreement on the part of Lessee to be kept, observed and performed under this Lease, unless Lessor shall in writing expressly and specifically state otherwise. If Lessor does not elect to terminate this Lease on account of any Event of Default, Lessor may, from time to time, without terminating this Lease, enforce all of their respective rights and remedies under this Lease, including the right to recover all Rent, Additional Rent and other charges due under the Lease as the same become due and payable.

15.10 Other Remedies. In addition to the other remedies expressly set forth in this Lease, upon an Event of Default, Lessor shall have such other remedies as may be available under applicable law.

15.11 Limitation. Notwithstanding any other provision of this Lease, if Lessor is determined to have wrongfully withheld any consent or approval required under this Lease, (i) such determination shall itself constitute and be deemed such consent or approval, and (ii) Lessor shall have no liability for damages as a result of wrongfully withholding such consent or approval.

15.12 Waiver of Notice. Lessee hereby waives any right (whether by statute or otherwise) of notice to vacate the Premises.

15.13 Waiver of Jury Trial. EACH OF LESSOR AND LESSEE ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. EACH OF LESSOR AND LESSEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LESSOR AND LESSEE WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LESSOR AND LESSEE HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. LESSEE SHALL USE ITS BEST EFFORTS TO OBTAIN A SIMILAR WAIVER TO THE ABOVE FROM ALL QUALIFYING MORTGAGEES.

15.14 Attorneys’ Fees. In the event of any litigation arising out of or in connection with this Lease, the prevailing party in such litigation shall be entitled to receive from the non-prevailing party or parties all reasonable attorneys’ fees, court costs and litigation costs incurred by the prevailing party in connection with such dispute.

ARTICLE 16

REPORTING REQUIREMENTS

16.1 Reporting Requirements. Lessee agrees to furnish to Lessor the following:

16.1.1 within ninety (90) days after the end of the Lessee’s Parent’s fiscal years, (a) a copy of the audited consolidated balance sheets of Lessee’s Parent and its consolidated subsidiaries (if any) as of the end of such fiscal year, and related audited consolidated statements of income, changes in common stock and other stockholders’ equity and changes in the financial position of Lessee’s Parent and its consolidated subsidiaries (if any) for such fiscal year, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved, such consolidated financial statements to be certified by nationally recognized certified public accountants and (b) a certificate, executed by the chief financial officer or treasurer of the Lessee’s Parent stating that (i) to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in the performance or observance of any of the terms of this Lease, or if Lessee shall be in default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same, (ii) setting forth the calculation of Adjusted Revenues in reasonable detail as of such Lease Year (commencing with the fiscal year ending December 31, 2016). Notwithstanding the foregoing, in the event that Lessee’s Parent is unable to complete its audited financial statements within such ninety (90) day period due a pending restatement of financial statements (or an ongoing investigation with respect thereto), then Lessee’s Parent may deliver such unaudited financial information as it has available at such time in satisfaction of its obligations under this Section 16.1.1 and thereafter deliver such audited financial information when available.

16.1.2 within sixty (60) days after the end of each fiscal quarter of Lessee (other than the last fiscal quarter during any fiscal year of Lessee), (a) an unaudited statement of income of Lessee’s Parent and its consolidated subsidiaries (if any) that sets forth the results for both such fiscal quarter and year-to-date, in all cases prepared in accordance with GAAP applied on a basis consistently maintained throughout the applicable period (subject to customary year-end audit adjustments and the absence of footnotes), (b) Lessee’s calculation of Adjusted Revenue to Rent Ratio for such Lease Year or fiscal quarter, as applicable, which information may be publicly disclosed by Lessor, and (c) a certificate, executed by the chief financial officer or treasurer of the Lessee’s Parent stating that (i) to the best of the signer’s knowledge and belief after making due inquiry, Lessee is not in default in any material respect in the performance or observance of any of the material terms of this Lease, or if Lessee shall be in material default, specifying all such defaults, the nature thereof, and the steps being taken to remedy the same, (ii) setting forth the calculation of the Adjusted Revenues for such fiscal quarter, and (iii) certifying that such financial statements delivered pursuant to paragraphs (a) and (b) above fairly present, in all material respects, the financial position and results of operations of Lessee and its consolidated subsidiaries (if any) on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, in the event that Lessee’s Parent is unable to complete its unaudited statement of income within such sixty (60) day period due a pending restatement of financial statements (or an ongoing investigation with respect thereto), then Lessee’s Parent may deliver such unaudited financial information with respect to its statement of income as it has available at such time in satisfaction of its obligations under this Section 16.1.2 and thereafter deliver such unaudited statement of income when available.

16.1.3 Lessee shall indemnify, defend, protect and save Lessor harmless from and against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any material misstatement or omission in any financial statement or other required report provided to Lessor under this Section 16.1.

16.1.4 Notwithstanding the foregoing provisions of Section 16.1, Lessee shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Lessor or its Affiliates a “competitive” advantage with respect to markets in which Lessor or any of Lessor’s Affiliates and Lessee, Lessee’s Parent or any of Lessee’s Affiliates might be competing at any time (“Restricted Information”), it being understood that Restricted Information shall not include revenue and expense information relevant to Lessor’s calculation and verification of the Escalation amount hereunder. Lessor shall retain audit rights with respect to Restricted Information to the extent required to confirm Lessee’s compliance with the terms of this Lease (and GLP compliance with Securities Exchange Commission, Internal Revenue Service and other legal and regulatory requirements)

and provided that appropriate measures are in place to ensure that only Lessor’s auditors and attorneys (and not Lessor or GLP or any of Lessor’s other Affiliates) are provided access to such information). In addition, Lessor shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than GLP or a Subsidiary of Lessor) that directly or indirectly owns or operates any gaming business or is a competitor of Lessee, Lessee’s Parent or any Affiliate of Lessee.

16.2 Charges. Lessee acknowledges that the failure to furnish Lessor with any of the certificates or statements required by this Article 16 will cause Lessor to incur costs and expenses not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if Lessee fails to furnish Lessor with any of the certificates or statements required by this Article 16, Lessee shall pay to Lessor upon demand $1,000 for each such failure as Additional Rent. The parties agree that this charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of Lessee’s failure to furnish Lessor with such certificates and statements.

16.3 Confidentiality.

16.3.1 Lessor agrees to maintain the confidentiality of the Lessee Confidential Information (as defined below), except that Lessee Confidential Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable Legal Requirements, including reporting requirements of Lessor or any Affiliate of Lessor, or by any subpoena or similar legal process, (d) to any other Person who may become a transferee of Lessor’s interest in this Lease, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Lease or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or transferee of Lessor’s interest (in whole or in part) in this Lease or the Premises, or any prospective assignee of Lessor’s interest in this Lease or the Premises, (g) with the consent of the Lessee, (h) to the extent such Lessee Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 16.3 or (y) becomes available to Lessor on a non-confidential basis from a source other than the Lessee, or (i) to its lenders and any rating agencies and any of their employees, agents, accountants, legal counsel and other advisors. For the purposes of this Section, the term “Lessee Confidential Information,” means all information received from the Lessee relating to its business, any information delivered to Lessor pursuant to Section 12.8 hereof, in each case other than any such information that is available to the Lessor on a non-confidential basis prior to disclosure by the Lessee; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Lessee Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Lessee Confidential Information as such Person would accord to its own confidential information.

16.3.2 Lessee agrees to maintain the confidentiality of the Lessor Confidential Information (as defined below), except that Lessor Confidential Information may be disclosed (a) to its Affiliates and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, (b) to the extent requested by any Governmental Authority, (c) to the extent required by applicable Legal Requirements, including reporting requirements of Lessee or any Affiliate of Lessee, or by any subpoena or similar legal process, (d) to any other Person who may become a transferee of Lessee’s interest in this Lease, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Lease or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any permitted assignee or transferee of Lessee’s interest (in whole or in part) in this Lease or the Premises, or any prospective permitted assignee of Lessee’s interest in this Lease or the Premises, (g) with the consent of the Lessor, (h) to the extent such Lessor Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 16.3.2 or (y) becomes available to Lessee on a non-confidential basis from a source other than the Lessor, or (i) to its lenders and any rating agencies and any of their employees, agents, accountants, legal counsel and other advisors. For the purposes of this Section, the term “Lessor Confidential Information,” means the material terms of this Lease (including any information delivered to Lessee in accordance with Section 12.10) and all other information received from the Lessor relating to its business, other than any such information that is available to the Lessee on a non-confidential basis prior to disclosure by the Lessor; provided that such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Lessor Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Lessor Confidential Information as such Person would accord to its own confidential information.

ARTICLE 17

END OF TERM TRANSFER

17.1 Transfer of Personal Property and Operational Control of the Premises. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Lessor either immediately prior to or in connection with the expiration or earlier termination of the Term or any Renewal Term, or of Lessee in connection with a termination of this Lease that occurs (i) either on the last date of the initial Term or the last date of any Renewal Term, or (ii) in the event Lessor exercises its right to terminate this Lease or repossess the Premises; and, provided in each of the foregoing clauses (i) or (ii) that Lessee complies with the provisions of Section 17.3, Lessee shall transfer (or cause to be transferred) upon the expiration of the Term, the business operations (which will include a two (2) year transition license for tradenames and trademarks used by Lessee solely at the Premises) conducted by Lessee at the Premises (including, for the avoidance of doubt, all Personal Property and all Gaming Licenses relating to the Premises) (collectively, the “Gaming Assets”), with such business operations conducted by each Subsidiary of Lessee (if any) to be transferred through a transfer of the ownership interests in such Subsidiary, to a successor lessee or operator (or lessees or operators) of the Premises (collectively, the “Successor Lessee”) designated by Lessor for, consideration to be received by Lessee from the Successor Lessee in an amount equal to the fair market value of such Gaming Assets (the “Gaming Assets FMV”) as negotiated and agreed by Lessee and the Successor Lessee; provided, however, subject to Section 17.3 hereof, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Lessee transfers the Gaming Assets to a

Successor Lessee, Lessee shall continue to (and Lessor shall permit Lessee to maintain possession of the Premises to the extent necessary to) operate the Premises in accordance with the applicable terms of this Lease, as a month-to-month tenant, and the course and manner in which Lessee has operated the Premises prior to the end of the Term (including, but not limited to, the payment of Rent and Additional Rent hereunder). If Lessee and a potential Successor Lessee designated by Lessor cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Lessee’s transfer of the Personal Property to a Successor Lessee in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 17.2.

17.2 Determination of Successor Lessee and Gaming Assets FMV. If not effected pursuant to Section 17.1, then the determination of the Gaming Assets FMV and the transfer of the Personal Property to a Successor Lessee in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 17.2.1 the rent that Lessor would be entitled to receive from Successor Lessee assuming a lease term of ten (10) years (the “Successor Lessee Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article 17, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 17.2.2, a pool of qualified potential Successor Lessees (each, a “Qualified Successor Lessee”) prepared to lease the Premises at the Successor Lessee Rent and to bid for the Gaming Assets and Alterations made by Lessee from and after the Commencement Date (other than Required Alterations), and (iii) third, in accordance with the terms of Section 17.2.3, determining the highest price a Qualified Successor Lessee would agree to pay for the Personal Property and Alterations made by Lessee from and after the Commencement Date (other than Required Alterations) and setting such highest price as the Gaming Assets FMV in exchange for which Lessee shall be required to transfer the Personal Property and Alterations made by Lessee from and after the Commencement Date (other than Required Alterations) and Lessor will enter into a lease with such Qualified Successor Lessee on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article 17, which will not be included in such new lease) through the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration of the final Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 17.2.1 hereof. Notwithstanding anything to the contrary in this Article 17, the transfer of the Gaming Assets will be conditioned upon the approval of the applicable regulatory agencies of the transfer of the Gaming License to the Successor Lessee and/or the issuance of new Gaming Licenses as required by the relevant Gaming Authorities both with respect to operating and suitability criteria, as the case may be.

17.2.1 Determining Successor Lessee Rent. Lessor and Lessee shall first attempt to agree on the amount of Successor Lessee Rent that it will be assumed Lessor will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article 17, which will not be included in such new lease). If Lessor and Lessee cannot agree on the Successor Lessee Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Lessee Rent shall be set as follows:

17.2.1.1 for the period preceding the last day of the calendar month in which the twenty-ninth (29th) anniversary of the Commencement Date occurs, then the annual Successor Lessee Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming the Lease will have not been terminated prior to its natural expiration); and

17.2.1.2 for the period following the last day of the calendar month in which the twenty-ninth (29th) anniversary of the Commencement Date occurs, then the Successor Lessee Rent shall be calculated in the same manner as Rent is calculated under this Lease.

17.2.2 Designating Potential Successor Lessees. Lessor and Lessee will each select two (which may be the same, for a maximum total of four) potential Successor Lessees prepared to lease the Premises for the Successor Lessee Rent, each of whom must meet the criteria established for an Eligible Successor (other than Lessee or an Affiliate of Lessee, which may be deemed a Qualified Successor Lessee notwithstanding that Lessee or its Affiliate are not Eligible Successors). The parties acknowledge that there shall be no restriction on Lessor or any Affiliate of Lessor being a potential Successor Lessee hereunder. Lessee and any Affiliate of Lessee shall not be permitted to be potential Successor Lessees hereunder, except in the case of termination of the Lease on the last day of the calendar month in which the twenty-ninth (29th) anniversary of the Commencement Date occurs. Lessor and Lessee must designate their proposed Qualified Successor Lessees within thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. Any Qualified Successor Lessee hereunder shall have all Gaming Licenses necessary to consummate the acquisition of the Leasehold Estate pursuant to the terms of this Section 17.2. In the event Lessor or Lessee fails to designate such party’s allotted number of potential Qualified Successor Lessees, the other party may designate additional potential Qualified Successor Lessees such that the total number of potential Qualified Successor Lessees does not exceed four; provided that, in the event the total number of potential Qualified Successor Lessees is less than four, the transfer process will still proceed as set forth in Section 17.3 below.

17.2.3 Determining Gaming Assets FMV. Lessee will have a three (3) month period to negotiate an acceptable sales price for the Personal Property with one of the four Qualified Successor Lessees, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 17.2.2. If Lessee does not reach an agreement prior to the end of such three (3) month period, Lessor shall conduct an auction for the Personal Property among the four potential Successor Lessees, and Lessee will be required to transfer the Personal Property to the highest bidder.

17.3 Operation Transfer. Upon designation of a Successor Lessee (pursuant to either Section 17.1 or 17.2, as the case may be), Lessee shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Lessee) to effectuate the transfer of operational control of the Premises to Successor Lessee in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Premises for its Permitted Uses. Notwithstanding anything to the contrary herein, at Lessee’s option, following the selection of a Successor Lessee in accordance with the provisions of this Article 17, after the expiration or earlier termination of the Term, unless Lessor consents to the contrary, until such time that Lessee transfers the Personal Property and operational control of the Premises to such Successor Lessee, Lessee may continue on a month-to-month basis to (and Lessor shall permit Lessee to maintain possession of the Premises to the extent necessary to) operate the Premises in accordance with the applicable terms of this Lease and the course and manner in which Lessee has operated the Premises prior to the end of the Term, with Rent for such month-to-month period to equal the fair market rent for the use of the Premises, as agreed upon by Lessor and Lessee at such time; provided, however, at Lessee’s option Lessee’s obligation to operate the Premises shall expire on the date which is one (1) year following the date the Lease is terminated. Concurrently with the transfer of the Personal Property to Successor Lessee, Lessor and Successor Lessee shall execute a new lease in accordance with the terms as set forth in the final clause of the first sentence of Section 17.2 hereof. For the avoidance of doubt, if a Successor Lessee is not designated by the date on which the Term expires or terminates, Lessee shall have no further obligation under this Article 17 or any other provision of this Lease, except those other obligations which expressly survive such expiration or termination of the Term.

17.4 Expert Valuation Process.

17.4.1 In the event that the opinion of an “Expert” is required under this Article 17 and Lessor and Lessee have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert.

17.4.2 The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the AAA under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from either Lessor or Lessee to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.

17.4.3 Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:

17.4.3.1 Each of Lessor and Lessee shall have a period of ten (10) days to submit to the Expert its position as to the replacement cost of the Premises as of the date of the expiration of this Lease and as to the appropriate per annum yield for leases between owners and operators of gaming facilities operating to the Applicable Standards at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Lessor and Lessee wishes the Expert to consider when determining such replacement cost of the Premises and the appropriate per annum yield for leases between owners and operators of gaming facilities operating to the Applicable Standards (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted, except that the Expert in its discretion may choose the position of one party with respect to the replacement cost of the Premises as of the date of the expiration of this Lease and the position of the other party with respect to the appropriate per annum yield for leases between owners and operators of gaming facilities operating to the Applicable Standards at the time in question), which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

17.4.4 All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.

17.4.5 The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 17.4.3.1 of this Lease shall be borne by the Lessee as Additional Rent.

ARTICLE 18

ENVIRONMENTAL CONDITIONS

18.1 Hazardous Substances. Lessee shall not allow any Hazardous Substance to be located, stored, disposed of or released in, on, under or about the Premises or incorporated into the Casino; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Premises in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Permitted Use (including construction and maintenance of the Premises) but only to the extent the same are brought, kept, used and disposed of in strict compliance with Legal Requirements. Lessee shall not allow the Premises to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Premises and in compliance with applicable Legal Requirements.

18.2 Notices. Lessee shall provide to Lessor, within five (5) Business Days after Lessee’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Premises or any adjacent property; (ii) any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Premises; (iii) any claim made or threatened by any Person against Lessee or the Premises relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substance in, on, under or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

18.3 Remediation. If Lessee becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Premises or any adjacent property, or if Lessee, Lessor or the Premises becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate the Premises, Lessee shall promptly notify Lessor of such event and, subject to Section 18.5 below, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation (or if migrating from adjacent properties or otherwise the responsibility of a third party, with Lessor’s consent not to be unreasonably withheld, shall take appropriate legal action to cause the third party to do so). If Lessee fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Lessor shall have the right, but not the obligation, upon prior written notice to Lessee, to carry out such action and to recover from Lessee all of Lessor’s reasonable costs and expenses incurred in connection therewith. Lessee shall allow Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s remediation activities.

18.4 Indemnity by Lessee. Except as otherwise provided in this Lease, Lessee shall indemnify, defend, protect, save, hold harmless, and reimburse Lessor and Lessor’s Affiliates, employees, agents and representatives (“Indemnitees”) for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on such Indemnitees) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not before, subject to Section 18.5, or after) the Term or such portion thereof during which the Premises is leased to Lessee (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Premises (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Premises, and (ii) the presence of any Hazardous Substances in, on, under or about the Premises, and (iii) the violation of any Environmental Law by Lessee or any third party other than Lessor; provided, however, that Lessee shall not be responsible for indemnifying the

Indemnitees for Environmental Costs resulting from the activities of Persons conducting any subsurface, oil, mineral or gas operations on or under the Premises during the Term pursuant to any Subsurface Lease under which the Lessee does not participate or receive any monetary benefit or royalty, in which event, the parties shall share such Environmental Costs in the same relative proportions as they participate or receive any monetary benefit or royalty. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, abatement, encapsulation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury or contamination to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Lessee expressly agrees that a breach by Lessee in its obligations under this Section 18.4 which is not cured within any applicable cure period shall be an Event of Default hereunder. Except as otherwise provided in this Lease, Lessee shall reimburse Lessor for any and all reasonable costs and expenses incurred by Lessor under the terms of this Lease in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not before or after except with respect to any period of time in which the Lessee or its Affiliates were in possession and control of the Premises) the Term or such portion thereof during which the Premises is leased to Lessee of the following:

18.4.1 In investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Premises;

18.4.2 In bringing the Premises into compliance with all Legal Requirements; and

18.4.3 Removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Premises or off-site other than in the ordinary course of the business conducted at the Premises and in compliance with applicable Legal Requirements.

If any claim is made by Lessor for reimbursement for Environmental Costs incurred by it hereunder, Lessee agrees to pay such claim promptly, and in any event to pay such claim within forty-five (45) calendar days after receipt by Lessee of written notice thereof and any amount not so paid within such forty-five (45) calendar day period shall bear interest at the Default Interest Rate from the date due to the date paid in full.

18.5 Indemnity by Lessor. Notwithstanding anything set forth in this Article 18 to the contrary, Lessor shall be responsible for and shall indemnify, defend, protect, save, hold harmless, and reimburse Lessee and Lessee’s Affiliates, employees, agents and representatives (“Lessee Indemnitees”) for, from and against any and all Environmental Costs (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Lessee Indemnitees) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before or during (but not after) the Term or such portion thereof, any Pre-Existing Environmental Conditions, provided that such

Environmental Costs (including but not limited to the cost of investigation, removal, remediation, restoration, abatement or encapsulation of any Pre-Existing Environmental Conditions in accordance with applicable Environmental Law) are not incurred primarily as a result of or in connection with any discretionary renovation, remodeling or expansion activities performed or to be performed by Lessee in, on or about the Premises during the Term, in which case Lessee shall be solely responsible for, and shall indemnify, defend, protect, save, hold harmless and reimburse any Indemnitees for, such Environmental Costs in accordance with this Article 18; provided, however, that any maintenance, repair or Alterations undertaken by Lessee that is required under the Lease or is required in order to comply with any and all Legal Requirements shall not be considered discretionary renovation, remodeling or expansion activities. Should any test boring or other investigatory work by or for Lessee reveal the presence of Pre-Existing Environmental Conditions, such test boring or other investigative work shall not be considered to be part of any discretionary renovation, remodeling or expansion activities of Lessee (and therefore Environmental Costs associated with the investigation, removal, remediation, restoration, abatement or encapsulation of such Pre-Existing Environmental Conditions shall be borne by Lessor) unless and until Lessee makes an affirmative decision to proceed with such discretionary renovation, remodeling or expansion activities, in which case Lessee shall be solely responsible for the Environmental Costs associated with the investigation, removal, remediation, restoration, abatement or encapsulation of such Pre-Existing Environmental Conditions revealed by such test boring or other investigatory work, in accordance with this Article 18. “Pre-Existing Environmental Conditions” means (i) any condition that may exist at or on the Premises on or prior to the Commencement Date with respect to contamination of soil, surface or ground waters, stream sediments, and every other environmental media, (ii) any Hazardous Substances located in, on or about the Premises on or prior to the Commencement Date and (iii) any Hazardous Substances that have migrated from the Premises prior to the Commencement Date.

18.6 Environmental Inspections. In the event Lessor has a reasonable basis to believe that Lessee is in breach of its obligations under this Article 18, Lessor shall have the right, from time to time, during normal business hours, in a reasonable manner and upon not less than two (2) days’ written notice to Lessee, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Premises to determine the existence or presence of Hazardous Substances on or about the Premises. Lessor shall have the right to enter and inspect the Premises, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Premises. Lessor may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Lessor under this Section shall be paid on demand as Additional Rent by Lessee to Lessor. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Lessee’s tenancy. Lessee shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Lessor conducts an environmental inspection at the termination of this Lease. The obligations set forth in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE 19

NO TERMINATION, ABATEMENT, ETC.

19.1 Except as otherwise specifically provided in this Lease, Lessee shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent or Additional Rent, or set-off against the Rent or Additional Rent. Except as may be otherwise specifically provided in this Lease, the respective obligations of Lessor and Lessee shall not be affected by reason of (i) any damage to or destruction of the Premises or any portion thereof from whatever cause or any taking or condemnation of the Premises or any portion thereof; (ii) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Premises or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor hereunder or under any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor; or (v) for any other cause, whether similar or dissimilar to any of the foregoing. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Premises or any portion thereof, or (b) which may entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder. Notwithstanding the foregoing, nothing in this Article 19 shall preclude Lessee from bringing a separate action against Lessor for any matter described in the foregoing clauses (ii), (iii) or (v) and Lessee is not waiving other rights and remedies not expressly waived herein. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and/or Additional and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease. Lessee’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Lessee’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance.

ARTICLE 20

HOLDING OVER

20.1 If Lessee shall for any reason remain in possession of the Premises (or any portion thereof) after the expiration or earlier termination of the Term without the consent, or other than at the request, of Lessor, such possession shall be as a month-to-month tenant during which time Lessee shall pay as Rent each month twice the monthly Building Rent applicable to the prior Lease Year, together with all other Rent and Additional Rent and all other sums payable by Lessee pursuant to this Lease. During such period of month-to-month tenancy, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Premises. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

ARTICLE 21

LESSOR FINANCING

21.1 Lessor’s Financing. Without the consent of Lessee, Lessor may from time to time, directly or indirectly, create or otherwise cause to exist any Fee Mortgage upon the Premises or any portion thereof or interest therein; provided, however, if Lessee has not consented to any such Fee Mortgage entered into by Lessor after the Commencement Date, Lessee’s obligations with respect thereto shall be subject to the limitations set forth in Section 21.3. This Lease is and at all times shall be subject and subordinate to any such Fee Mortgage which may now or hereafter affect the Premises or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Lessee’s leasehold interest hereunder to any Fee Mortgage shall be conditioned upon the execution by the holder of each Fee Mortgage and delivery to Lessee of a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit D, which will bind such holder of such Fee Mortgage and its successors and assigns as well as any person who acquires any portion of the Premises in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Premises (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Lease, the holder of such Fee Mortgage, and any Foreclosure Purchaser shall disturb neither Lessee’s leasehold interest or possession of the Premises in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Lease, including the provisions of Article 14 which benefit any Qualifying Mortgagee (as if such Fee Mortgagee or Foreclosure Purchaser were the Lessor under this Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles 15 and 17)). In connection with the foregoing and at the request of Lessor, Lessee shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit D or otherwise reasonably satisfactory to Lessee, and the Fee Mortgagee or prospective Fee Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Fee Mortgage for the Premises or any portion thereof or interest therein, a Fee Mortgagee or prospective Fee Mortgagee shall request (A) reasonable cooperation from Lessee, Lessee shall provide the same at no cost or expense to Lessee, it being understood and agreed that Lessor shall be required to reimburse Lessee for all such costs and expenses so incurred by Lessee, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Lessee hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Lessee’s monetary obligations under this Lease, (ii) adversely increase Lessee’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Lessee’s rights under this Lease in any material respect.

21.2 Attornment. If Lessor’s interest in the Premises or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Fee

Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Lessee shall attorn to and recognize the new owner or superior lessor as Lessee’s “Lessor” under this Lease (in which event such owner or superior lessor shall be bound to all Lessor’s obligations under this Lease arising after the date of such sale, conveyance or termination), or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Lessee shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Lessor under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Lessor under this Lease occurring prior to such sale, conveyance or termination; provided that the same shall not vitiate any continuing obligations of the Lessor under the Lease after the date of sale, conveyance or termination unless the right to such offset, abatement or reduction is expressly granted by the terms of this Lease; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent (unless such prepayment is expressly required or permitted under the terms of this Lease), unless such modification, amendment or prepayment shall have been approved in writing by such Fee Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Fee Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Lessor provided Lessee with notice of the Fee Mortgage and the identity and address of the Fee Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Lessor pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

21.3 Compliance with Fee Mortgage Documents.

21.3.1 Lessee acknowledges that any Fee Mortgage Documents executed by Lessor or any Affiliate of Lessor may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of the Premises to comply with all representations, covenants and warranties contained therein relating to the Premises and the operator and/or lessee of the Premises, including, covenants relating to (i) the maintenance and repair of the Premises; (ii) maintenance and submission of financial records and accounts of the operation of the Premises and related financial and other information regarding the operator and/or lessee of the Premises, and the Premises itself; (iii) the procurement of insurance policies with respect to the Premises; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to the Premises and the operation of the business thereof. For so long as any Fee Mortgages encumber the Premises or any portion thereof or interest therein, Lessee covenants and agrees, at its sole cost and expense and for the express benefit of Lessor, to operate the Premises in strict compliance with the terms and conditions of the Fee Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Lessor relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Lessee, Lessee shall cooperate with and assist Lessor in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding the foregoing, this Section 21.3.1 shall not be deemed to, and shall not, impose on Lessee obligations which (i) increase Lessee’s monetary obligations under this Lease, (ii) adversely increase

Lessee’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Lessee’s rights under this Lease in any material respect. For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Lessee’s rights under this Lease in a material respect (it being understood that Lessor may agree to such financial covenants in any Fee Mortgage Documents and such financial covenants will not impose obligations on Lessee). If any new Fee Mortgage Documents to be executed by Lessor or any Affiliate of Lessor would impose on Lessee any obligations under this Section 21.3.1, Lessor shall provide copies of the same to Lessee for informational purposes (but not for Lessee’s approval) prior to the execution and delivery thereof by Lessor or any Affiliate of Lessor; provided, however, that neither Lessor nor its Affiliates shall enter into any new Fee Mortgage Documents imposing obligations on Lessee with respect to impounds that are more restrictive than obligations imposed on Lessee pursuant to this Lease.

21.3.2 Without limiting or expanding Lessee’s obligations pursuant to Section 21.3.1, during the Term and any Renewal Term, Lessee acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Premises that are required by any Fee Mortgage Documents or by Fee Mortgagee, and Lessee shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Fee Mortgage Documents as security for or otherwise relating to any operating expenses of the Premises, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Fee Mortgage Reserve Account”); provided, however, this Section 21.3.2 shall not (i) increase Lessee’s monetary obligations under this Lease, (ii) adversely increase Lessee’s non-monetary obligations under this Lease in any material respect, (iii) diminish Lessee’s rights under this Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Lease in respect of reserve or similar accounts under the circumstances required under this Lease; and provided further, that any amounts which Lessee is required to fund into a Fee Mortgage Reserve Account with respect to satisfaction of any repair or replacement reserve requirements imposed by a Fee Mortgagee or Fee Mortgage Documents shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Lessee for the Premises under Section 11.1.3. During the Term of this Lease; and provided that no Event of Default shall have occurred and be continuing hereunder, Lessee shall, subject to the terms and conditions of such Fee Mortgage Reserve Account and the requirements of the Fee Mortgagee(s) thereunder (and the related Fee Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Lessor all monies held in each such Fee Mortgage Reserve Account for the purposes and subject to the limitations for which such Fee Mortgage Reserve Account is maintained, and Lessor agrees to reasonably cooperate with Lessee in connection therewith. Lessor hereby acknowledges that funds deposited by Lessee in any Fee Mortgage Reserve Account are the property of Lessee and Lessor is obligated to return the portion of such funds not previously released to Lessee within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Lease, (y) the maturity or earlier prepayment of the applicable Fee Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Fee Mortgagee or secured under a Fee Mortgage as a result of the exercise of remedies under the applicable Fee Mortgage or Fee Mortgage

Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Lessor’s right to bring any damage claim against Lessee for any breach of its obligations under this Lease that may have resulted in the loss of any impound funds held by a Fee Mortgagee.

ARTICLE 22

MISCELLANEOUS

22.1 Quiet Enjoyment. If and so long as Lessee shall pay the Rent, Additional Rent and all other charges agreed to be paid by Lessee, and shall perform and observe all the covenants and conditions herein contained on the part of Lessee to be performed and observed, Lessee shall quietly enjoy the Premises, without the claims of any Person claiming by, through, or under Lessor, subject to the terms and conditions of this Lease. Any transfer or encumbrance by Lessor of its interest in the Premises shall be subject to the terms and conditions of this Lease. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder.

22.2 Notices. Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Lease, shall be in writing and shall be (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, or (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office. Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner. Except as otherwise provided herein, all such notices shall be effective when received; provided, that if receipt is refused, notice shall be effective or considered delivered upon the first occasion that such receipt is refused, if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, if the notice address is a post office box number, notice shall be effective one (1) Business Day after such notice is sent as provided hereinabove.

Lessor:

PA Meadows, LLC

c/o Gaming and Leisure Properties, Inc.

845 Berkshire Blvd., Suite 200

Wyomissing, Pennsylvania 19610

Attn: General Counsel

with copies to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: Andrew C. Sucoff, Esq.

Lessee:

PNK Development 33, LLC

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Attention: General Counsel

with copies to:

Irell & Manella LLP

1800 Avenue of the Stars, Suite 900

Los Angeles, CA 90067

Attention: Ashok W. Mukhey, Esq.

22.3 Estoppel Certificates. Lessee agrees at any time and from time to time upon not less than ten (10) Business Days’ prior written request by Lessor, to execute, acknowledge and deliver to Lessor, and Lessor agrees at any time and from time to time upon not less than ten (10) Business Days’ prior written request by Lessee, to execute, acknowledge and deliver to Lessee, a statement in writing, certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications or some respect in which the same is not in full force and effect, that the same is in full force and effect, as modified or otherwise qualified and stating the modifications and qualifications), (ii) the Rent and Additional Rent payable under this Lease and the dates to which the Rent, Additional Rent and other charges have been paid, (iii) whether or not to the knowledge of the party so certifying there is any existing default, or event which with the giving of notice or the passing of time would constitute a default, by the other party in the compliance, performance and observance of the covenants and conditions of this Lease to be performed or observed on the part of such other party (iv) that Lessee is in possession of the Premises, and (v) such other matters as may reasonably be requested by the requesting party. Any statement delivered pursuant to this Section 22.3 may be relied upon by any Person (including Qualifying Mortgagees) that has or may acquire an interest in the Premises or Leasehold Estate.

22.4 No Merger of Estates. The fee title of Lessor and the Leasehold Estate shall at all times be separate, and shall in no event be merged, notwithstanding the fact that this Lease or the Leasehold Estate may be held directly or indirectly by or for the account of any Person who shall own the fee estate in the Premises. No such merger of estates shall occur by operation of law, or otherwise, unless and until all Persons at the time having any interest in the fee estate and all Persons having any interest in the Leasehold Estate, including any Leasehold Mortgagee, shall join in the execution of a written instrument expressly effecting such merger of estates.

22.5 Discharge of Liens. Subject to the provisions of Article 14 and Article 7 and Section 6.3 relating to permitted contests, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Premises or any Improvement thereto or upon the Gaming License (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming License) or any attachment, levy, claim or encumbrance in respect of the Rent; excluding, however, (i) this Lease; (ii) the matters that existed as of the Commencement

Date and disclosed on Exhibit F; (iii) restrictions, liens and other encumbrances which are consented to in writing by Lessor (such consent not to be unreasonably withheld, conditioned or delayed); (iv) liens for Impositions which Lessee is not required to pay hereunder; (v) subleases permitted under Article 12; (vi) liens for Impositions not yet delinquent or being contested in good faith in accordance with Section 7.5; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due; provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless Lessee shall have established a reserve or taken such other appropriate measures as are required by Legal Requirements or GAAP in connection therewith, or (2) any such liens are in the process of being contested as permitted by Section 6.3.1; (viii) any liens created by Lessor; (ix) liens related to equipment leases or equipment financing for Personal Property which are used or useful in Lessee’s business on the Premises, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted under this Lease and provided that a lien holder’s removal of any such Personal Property from the Premises shall be made in accordance with the requirements set forth in this Section 22.5; (x) liens granted as security for the obligations of Lessee’s and its Affiliates under a Debt Agreement provided, however, in no event shall the foregoing be deemed or construed to permit Lessee to encumber (a) its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Premises other than in accordance with Article 14 or (b) its direct or indirect interest (or the interest of any of its subsidiaries) in the Gaming License (other than, in each case, to a Qualifying Mortgagee), each without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; and (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to the Premises, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Premises, taken as a whole. For the avoidance of doubt, the parties acknowledge and agree that, except as otherwise expressly set forth in this Lease, Lessee has not granted any liens in favor of Lessor as security for its obligations hereunder and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Lessee (it being agreed that any foreclosure by a lien holder on such interests in Lessee shall be subject to the restriction on Change in Control in Article 12) or to prohibit Lessee from granting or pledging all or any portion of its property as collateral in connection with financings from equipment lenders (or to Qualifying Mortgagees); provided that Lessee shall in no event pledge to any Person that is not granted a Qualifying Mortgage hereunder any Gaming Licenses or other of Personal Property to the extent such Personal Property cannot be removed from the Premises without damaging or impairing the Premises (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Lessee shall not grant to any lender (other than a Qualifying Mortgagee) a lien on, and any and all lien holders (including a Qualifying Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Premises, but lien holders may have the right to remove (and Lessee shall have the right to grant a lien on) slot machines and other gaming equipment even if the removal thereof from the Premises could result in de minimis damage; provided any such damage is repaired by the lien holder or Lessee in accordance with the terms of this Lease.

22.6 No Waiver. The acceptance by Lessor of the Rent, Additional Rent or any other charges due to Lessor, with knowledge of any default on the part of Lessee under this Lease, shall not be deemed to be a waiver of any provisions of this Lease, except as to default in the payment of the Rent, Additional Rent or other charges so received. No acceptance by Lessor of a lesser sum than the Rent, Additional Rent or other charges then due shall be deemed to be other than on account of the earliest installment of the Rent, Additional Rent or other charges due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as the Rent or Additional Rent or charges due be deemed an accord and satisfaction, and Lessor may accept any such check or payment without prejudice to Lessor’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. No failure on the part of Lessor to enforce any covenant or provision herein contained, nor any waiver of any right hereunder by Lessor, unless in writing and expressly stating such intent and effect, shall discharge or invalidate such covenant or provision or affect the right of Lessor to enforce the same in the event of any subsequent breach or default. The acceptance by Lessor of any of the Rent, Additional Rent or any other sum of money or any other consideration paid by Lessee after the termination of the Term, or after giving by Lessor of any notice hereunder to effect such termination, shall not except as otherwise in this Lease expressly set forth reinstate, continue or extend the Term, or take away, diminish or in any manner impair the efficacy of any such notice of termination unless so agreed to in writing and signed by Lessor. Neither acceptance of the keys nor any other act or thing done by Lessor or any agent or employee during the Term shall be deemed to be an acceptance of a surrender of the Premises, excepting only an agreement in writing signed by Lessor accepting or agreeing to accept such a surrender.

22.7 Rights Cumulative. All the rights and remedies of each party under this Lease shall be deemed to be separate and cumulative, and no one or more of such rights or remedies, whether exercised or not, nor any mention of, or reference to, any one or more of them herein, shall be deemed to be in exclusion of, or a waiver of, any of the others, or of any rights or remedies which either party might have, whether by present or future law or pursuant to this Lease, and either party shall have to the fullest extent permitted by law, the right to enforce any rights or remedies separately, and to take any lawful action or proceedings to exercise or enforce any rights or remedies whether at law or in equity or otherwise, without thereby waiving, or being thereby barred or estopped from exercising and enforcing any other rights or remedies by appropriate action or proceedings.

22.8 Lessor not Liable. Lessor shall not be liable to Lessee or Lessee’s Affiliates or their respective employees, agents, lessees, licensees or visitors for any damage to person or property caused by any act, omission or neglect of Lessee or any other Person or incident to the use of the Premises, or any business conducted thereon, or which is or would have been an insured loss under the provisions of insurance required to be carried by Lessee hereunder; and Lessee shall hold Lessor harmless from all Claims or liabilities from or in respect of any such damage.

22.9 Non-Recourse. Notwithstanding any other provision of this Lease, in the event of any judgment or decree (including any arbitration award) based upon or arising out of the obligations or liabilities of Lessor under this Lease, Lessee shall not (and hereby waives and releases any right to) enforce or satisfy such judgment or decree against any assets of Lessor other than its interest in the Premises (including any Improvements thereon). The intent of this

Section 22.9 is that Lessor’s liability under this Lease shall be limited to its interest in the Premises, and that Lessor shall have no personal liability to Lessee other than its interest in the Premises.

22.10 Binding Effect. The rights and obligations under this Lease shall be binding upon, and inure to the benefit of, Lessor and Lessee and their respective successors and permitted assigns and any Qualifying Mortgagee. The parties agree that any Qualifying Mortgagee is a third-party beneficiary of the provisions of this Lease.

22.11 Memorandum of Lease. This Lease shall not be recorded in any public records. Lessor and Lessee shall execute a memorandum of this Lease that Lessee shall record, at its expense, in the Recording Office. Such memorandum shall be substantially in the form annexed hereto as Exhibit B. Lessee shall execute such releases of such memorandum as Lessor may reasonably require upon any termination or expiration of this Lease, and such obligation shall survive such termination.

22.12 Easements, Covenants and Restrictions. Without the consent of Lessee, Lessor may, from time to time, create or otherwise cause to exist any easement, covenant or restriction upon the Premises, or any portion thereof, so long as such encumbrance provides that it is subject to the rights of Lessee under this Lease and the same will not affect, in any material respect, the conduct of the Permitted Uses thereupon.

22.13 Amendments. This Lease may not be amended except by an instrument in writing signed on behalf of all the parties.

22.14 Time of Essence; Unavoidable Delay. Time is of the essence with respect to the performance by Lessor and Lessee of all obligations, and the exercise by Lessor and Lessee of all rights, powers and options, under this Lease. Notwithstanding the foregoing, if either party shall be prevented or delayed from punctually performing any obligation or satisfying any condition under this Lease (other than an obligation or condition requiring the making of any payment hereunder) by any of the following conditions beyond the reasonable control of such party (each, an “Unavoidable Delay”): any strike, lockout, labor dispute, inability to obtain labor or materials or reasonable substitutes therefor, power failure, acts of God, governmental restriction, regulation or control, enemy or hostile governmental action, civil commotion, sabotage, fire or other casualty or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder (provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party), then the time to perform such obligation or satisfy such condition shall be extended for a period equal to the duration of the delay caused by such event.

22.15 Further Assurances. Each party agrees that, at any time or from time to time, upon written request of the other party, it shall execute and deliver all such further documents and do all such other acts and things as reasonably may be required to confirm or consummate the within transaction, including, but not limited to, the preparation, execution and delivery of documents and the furnishing of all information required pursuant to the Code and/or any rules, regulations or requirements thereunder, relating to the transaction contemplated hereunder and/or as may be reasonably required by any Qualifying Mortgagee in furtherance of and consistent with the terms and provisions of this Lease. Without limiting the foregoing, at the request of Lessee, Lessor shall promptly execute such documents as are required to be filed with any Governmental Authority in connection with any alterations or any contests of Impositions or Legal Requirements permitted hereunder; provided, however, that the same shall be without expense or liability to Lessor and shall not commit Lessor to pursue any particular action in the event this Lease is terminated.

22.16 No Broker. Each party represents and warrants to the other that it dealt with no broker or other person entitled to claim fees, commissions or other compensation for such services in connection with the negotiation, execution and delivery of this Lease. Based upon the aforesaid warranty and representation, each party agrees to indemnify, defend and hold the other party harmless from and against any and all claims or liabilities which may at any time be asserted against the indemnified party founded upon a breach of the aforesaid representation of the indemnifying party, together with any and all losses, damages, costs and expenses, including reasonable attorneys’ fees and disbursements, relating to any such claim or liability. In the event that by settlement or otherwise any monies or other consideration is awarded to or paid as a result of a commission claim, it is the intention of the parties hereto that the indemnifying party shall be solely responsible therefor.

22.17 Multiple Parties. In the event that at any time during the Term of this Lease, Lessor shall consist of more than one Person, such Persons shall appoint one Person to be the contact for those matters hereunder where the consent of Lessor is required, which Person shall be authorized to give such consents in a manner that will be binding upon Lessor.

22.18 Consent or Approval. Whenever the consent or approval of a party is required, such consent or approval shall be given or withheld in such party’s sole and absolute discretion unless another standard is expressly set forth herein.

22.19 Additional Representations and Warranties. Each of Lessor and Lessee represents and warrants to the other as follows:

22.19.1.1 Such party is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Lease to be observed and/or performed by such party.

22.19.1.2 This Lease has been duly authorized, executed and delivered by such party, and constitutes and will constitute the valid and binding obligations of such party enforceable against such party in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

22.19.1.3 Such party is solvent, has timely and accurately filed all tax returns required to be filed by such party, and is not in default in the payment of any taxes levied or assessed against such party or any of its assets, or subject to any judgment, order, decree, rule or regulation of any governmental authority which would, in each case or in the aggregate, adversely affect such party’s condition, financial or otherwise, or such party’s prospects or the Premises.

22.19.1.4 Such party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders collecting called the “Orders”). Neither such party nor any of its Affiliates (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

22.20 Joint and Several Liability. If more than one party is defined as Lessor in this Lease, all of the duties, obligations, promises, covenants and agreements contained in this Lease to be paid and performed by Lessor will be the joint and several obligation of all parties defined as Lessor. Additionally, each party defined as Lessor acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Lease shall be applicable to and shall be binding upon and enforceable against any one or more parties defined as Lessor. If more than one party is defined as Lessee in this Lease, all of the duties, obligations, promises, covenants and agreements contained in this Lease to be paid and performed by Lessee will be the joint and several obligation of all parties defined as Lessee. Additionally, each party defined as Lessee acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Lease shall be applicable to and shall be binding upon and enforceable against any one or more parties defined as Lessee.

22.21 Gaming Regulations.

22.21.1 Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to: (i) the Gaming Regulations; and (ii) the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Lessee, Lessor, and each of Lessee’s or Lessor’s successors and assigns acknowledges that (i) it is subject to being called forward by (a) the Gaming Authority or (b) any governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming

Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite governmental authorities.

22.21.2 Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Lessee, Lessor, and each of Lessee’s or Lessor’s successors and assigns agrees to cooperate with each gaming authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Lessee, Lessor, Lessee’s or Lessor’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

ARTICLE 23

REIT PROTECTION

23.1 The parties hereto intend that Rent and other amounts paid by Lessee hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

23.2 Anything contained in this Lease to the contrary notwithstanding, Lessee shall not without Lessor’s advance written consent (which consent shall not be unreasonably withheld, conditioned or delayed) (i) sublet, assign or enter into a management arrangement for the Premises on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Premises so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Premises to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of GLP) in which Lessee, Lessor or GLP owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Premises in any other manner which could cause any portion of the amounts received by Lessor pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Lessor to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 23.2 shall likewise apply to any further subleasing by any subtenant.

23.3 Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Lessor’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Lessor shall be required to (i) comply with any applicable Legal Requirements related to such transfer and (ii) give Lessee notice of any such assignment; and provided, further, that any such assignment shall be subject to and not impair all of the rights of Lessee hereunder.

23.4 Anything contained in this Lease to the contrary notwithstanding, upon request of Lessor, Lessee shall cooperate with Lessor in good faith and at no cost or expense to Lessee, and provide such documentation and/or information as may be in Lessee’s possession or under Lessee’s control and otherwise readily available to Lessee as shall be reasonably requested by Lessor in connection with verification of GPL’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Lessee shall take such reasonable action as may be requested by Lessor from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder as long as such compliance does not (i) increase Lessee’s monetary obligations under this Lease or (ii) materially and adversely increase Lessee’s non-monetary obligations under this Lease or (iii) materially diminish Lessee’s rights under this Lease.

PARAGRAPH 15.5 OF THIS LEASE PROVIDES FOR THE REMEDY OF CONFESSION OF JUDGMENT IN EJECTMENT AND FOR MONEY. IN CONNECTION THEREWITH, LESSEE VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHTS, IF ANY, TO NOTICE AND TO BE HEARD BEFORE THE ENTRY OF OR EXECUTION UPON SUCH JUDGMENT. LESSEE ACKNOWLEDGES THAT IT IS REPRESENTED BY COUNSEL AND THAT COUNSEL HAS REVIEWED WITH AND EXPLAINED TO LESSEE THE MEANING OF THIS WAIVER AND THE AFORESAID REMEDY.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the undersigned hereby execute this Lease as of the date first written above.

LESSOR:

PA Meadows, LLC, a Delaware limited liability company

By:	/s/ William Wortman
Name:	William Wortman
Title:	Manager

WTA II, Inc., a Delaware corporation

By:	/s/ William Wortman
Name:	William Wortman
Title:	Treasurer

CCR Pennsylvania Racing, Inc., a Pennsylvania corporation

By:	/s/ William Wortman
Name:	William Wortman
Title:	Chief Executive Officer

LESSEE:

PNK Development 33, LLC, a Delaware limited liability company

By:	/s/ Carlos A. Ruisanchez
Name:	Carlos A. Ruisanchez
Title:	President and Chief Financial Officer

EXHIBIT A-1

DESCRIPTION OF PREMISES

Parcel I:

PREMISES A

ALL THAT CERTAIN PARCEL of real property situate in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, being 2nd Revision to Revised Parcel A in the Meadows Subdivision No. 3, as recorded 10/15/2013 with the Washington County Recorder of Deeds Office at Instrument No. 201331052.

PREMISES B

ALL THAT CERTAIN PARCEL of real property situate in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, being Parcel D in the Meadows Subdivision No. 3, as recorded 10/15/2013 with the Washington County Recorder of Deeds Office at Instrument No. 201331052.

PREMISES C

ALL THAT CERTAIN PARCEL of real property situate in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, being Parcel C in the Meadows Subdivision No. 3, as recorded 10/15/2013 with the Washington County Recorder of Deeds Office at Instrument No. 201331052.

BEING Tax Parcel 520-011-00-00-0016-02 (A), 520-011-00-00-0016-00C (A), 520-010-00-00-0019-01 (B), 520-011-00-00-0016-10 (C)

BEING AS TO PREMISES A and C PART OF the same premises which Meadows Real Estate, Inc., a corporation by Deed dated 01/17/1989 and recorded 01/23/1989 in the County of Washington in Deed Book 2354 page 167 conveyed unto Ladbroke Racing Pennsylvania, Inc., a Delaware corporation, in fee.

Ownership interest therein was conveyed to Magna Entertainment Corporation by a stock purchase transaction with Ladbroke Wyoming, Inc., the parent corporation of Ladbroke Racing Pennsylvania, Inc.

Realty Transfer Tax Declaration of Acquisition recorded 12/04/2006 in Instrument No. 200635876 transferred interest to MEC Pennsylvania Racing Inc. AND the said MEC Pennsylvania Racing Inc., a Pennsylvania corporation changed its name to CCR Pennsylvania Racing, Inc. on 11/29/2006.

A- 1

BEING AS TO PREMISES B the same premises which Roy D. Davis, unmarried, by Corrective Deed dated 08/30/2011 and recorded 09/13/2011 in Washington County at Instrument No. 201123633, granted and conveyed unto CCR Pennsylvania Racing Inc., a Pennsylvania corporation, in fee.

BEING AS TO PREMISES A, B AND C the same premises which CCR Pennsylvania Racing Inc., a Pennsylvania corporation f/k/a Ladbroke Racing Pennsylvania, Inc., a Pennsylvania corporation, by Memorandum of Lease dated 12/14/2012 and recorded 01/02/2013 in Washington County at Instrument No. 201300003, granted unto Washington Trotting Association, Inc., a Delaware corporation and Mountain Laurel Racing, Inc., a Delaware corporation.

PARCEL II:

Together with easements set forth in Book Volume 1433 Page 52. (A) (B)

PARCEL III:

Together with the easements set forth in the Easement Agreement as set forth in Instrument No. 200832756. (A).

PARCEL IV:

Together with the easements set forth in Reciprocal Easement Agreement as set forth in Instrument No. 201332558; Addendum to Reciprocal Easement Agreement recorded in Instrument No. 201434878. (A)

PARCEL V:

Together with the easements set forth in Reciprocal Easement Agreement as set forth in Instrument No. 201407131. (A)

PARCEL VI:

TOGETHER with all rights set forth in Room Guaranty and Cooperation Agreement dated June 13, 2012 between CCR Pennsylvania Racing, Inc., a Pennsylvania corporation and Meadows Hotel Associates, LLC, a Delaware limited liability company, evidenced by a Memorandum of Room Guaranty and Cooperation Agreement recorded in the Office of the Recorder of Deeds of Washington County, Pennsylvania as Instrument No. 201332567.

A-1- 2 -

EXHIBIT A-2

DESCRIPTION OF PREMISES

Parcel I:

ALL that certain property situate in Harmar Township, Allegheny County, Pennsylvania being Parcel “L” in the Harmar Landings Plan No. 2C as recorded in the Allegheny County Recorder’s Office in Plan Book Volume 170, Pages 1 to 6 inclusive, said Parcel L being bounded and described as follows:

Beginning at a point on the northerly side of Anchor Drive (a 50.00 ft. Street) on the dividing line of Parcel “M” and the herein described Parcel “L” in the Harmar Landings Plan No. 2C as recorded in the Recorder of Deeds Office, Allegheny County, Pennsylvania in Plan Book Volume 170, Pages 1 to 6; thence along said dividing line North 10° 10’ 45” West, 206.900 feet to a point; thence along the dividing line of said Parcel “L” and Parcel “D-1” in said Harmar Landings Plan No. 2C North 74° 06’ 25” East, 147.315 feet to a point; thence along same North 67° 45’ 00” East, 85.310 feet to a point; thence along same North 56° 47’ 50” East, 128.000 feet to a point; thence along same North 74° 40’ 40” East, 378.500 feet to a point; thence along same North 82° 11’ 55” East, 172.250 feet to a point; thence along same South 10° 10’ 45” East, 21.000 feet to a point on the westerly side of Alpha Drive (a 50.000 ft. street) in said Harmar Landings Plan No. 2C; thence along said westerly side of Alpha Drive in a Southerly direction South 10° 10’ 45” East, 270.255 feet to a point; thence along same by a curve to the right having a radius of 25.000 feet, an arc distance of 39.270 feet to a point on the aforesaid northerly side of Anchor Drive; thence along said northerly side of Anchor Drive South 79° 49’ 15” West, 871.890 feet to the point of beginning.

BEING PARCEL NO. 0441-D-00051-0000-00

BEING the same premises which Harmar Development Company, a Pennsylvania general partnership consisting of James N. Kratsa, William P. Kratsa, Jr. and Perry W. Kratsa, by Deed dated 06/07/1991 and recorded 06/13/1991 in the Department of Real Estate Office of Allegheny County at Deed Book Volume 8499 Page 81, granted and conveyed unto Ladbroke Racing Management-Pennsylvania, a Pennsylvania general partnership consisting of Washington Trotting Association, Inc. and Mountain Laurel Racing, Inc., in fee.

AND the said Ladbroke Racing Management-Pennsylvania is now known as CCR Racing Management, a Pennsylvania general partnership.

Parcel II:

A-2- 1

Together with the easements set forth in the Sign Easement Agreement by and between Harmar Development Company and Ladbroke Racing Management-Pennsylvania as set forth in Deed Book Volume 8499 Page 57 as amended by the Amended and Restated Sign Easement Agreement recorded in Deed Book Volume 13822 Page 490.

Parcel III:

Together with the easements set forth in the Sign Easement Agreement by and between Harmar Development Company and Ladbroke Racing Management-Pennsylvania as set forth in Deed Book Volume 8499 Page 69.

B-2

EXHIBIT B

FORM OF MEMORANDUM OF LEASE

Prepared By:

Michael J. Litchman

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

After Recording Please Return To:

Michael J. Litchman

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

MEMORANDUM OF LEASE

NAME AND ADDRESS OF LESSOR:	PA Meadows, LLC WTA II, Inc. CCR Pennsylvania Racing, Inc. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attn: General Counsel

NAME AND ADDRESS OF LESSEE:	PNK Development 33, LLC 3980 Howard Hughes Parkway Las Vegas, Nevada 89169 Attention: General Counsel

DATE OF LEASE:	Dated as of September , 2016, effective as of September , 2016 (“Commencement Date”)

DESCRIPTION OF THE LEASED PREMISES: The land known and located at 210 Racetrack Road, North Strabane, Pennsylvania and the improvements located thereo, and the land known and located at 1 Anchor Drive, Hamar Township, Pennsylvania and the improvements located thereon. A legal description of the land is annexed hereto as Exhibit A

COMMENCEMENT DATE: September 9, 2016.

TERM OF LEASE: The period commencing on the Commencement Date and expiring on the September 30, 2026, unless sooner terminated in accordance with the Lease.

DATE OF EXPIRATION OF FINAL RENEWAL TERM: September 30, 2045.

LESSOR’S RIGHTS OF FIRST NEGOTIATION TO PURCHASE: The Lease contains rights of first negotiation to purchase Lessee’s interests held by Lessor on the terms contained in the Lease.

TERMS OF LEASE GOVERN: The rights, obligations and remedies of Lessor and Lessee, respectively, with reference to each other and the Premises shall be fixed, determined and governed solely by the terms of the Lease, this being a Memorandum of Lease executed by the parties hereto solely for the purpose of providing an instrument for recording, in lieu of recording the Lease.

The parties hereto have executed and delivered this Memorandum of Lease for the purpose of giving notice of the Lease to whomsoever it may concern. For a statement of the rights, privileges and obligations created under and by the Lease and of the options, terms, covenants and conditions contained therein, reference should be made to the Lease. All capitalized terms not otherwise defined herein, shall have the meaning ascribed thereto in the Lease. In the event of any conflict or ambiguity between the terms of this Memorandum of Lease and the Lease, the terms of the Lease shall prevail.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK ]

IN WITNESS WHEREOF, the parties hereto have duly executed this Memorandum of Lease as of the          day of             , 2016.

LESSOR:

PA Meadows, LLC a Delaware limited liability company

By:
Name:
Title

WTA II, Inc.,
a Delaware corporation

By:
Name:
Title:

CCR Pennsylvania Racing, Inc.,
a Pennsylvania corporation

By:
Name:
Title:

LESSEE:

PNK Development 33, LLC, a Delaware limited liability company

By:
Name:
Title:

[ADD APPROPRIATE ACKNOWLEDGMENT (one for each Signatory)]

EXHIBIT A

LEGAL DESCRIPTION

North Strabane Property

Parcel I:

PREMISES A

ALL THAT CERTAIN PARCEL of real property situate in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, being 2nd Revision to Revised Parcel A in the Meadows Subdivision No. 3, as recorded 10/15/2013 with the Washington County Recorder of Deeds Office at Instrument No. 201331052.

PREMISES B

ALL THAT CERTAIN PARCEL of real property situate in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, being Parcel D in the Meadows Subdivision No. 3, as recorded 10/15/2013 with the Washington County Recorder of Deeds Office at Instrument No. 201331052.

PREMISES C

ALL THAT CERTAIN PARCEL of real property situate in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, being Parcel C in the Meadows Subdivision No. 3, as recorded 10/15/2013 with the Washington County Recorder of Deeds Office at Instrument No. 201331052.

BEING Tax Parcel 520-011-00-00-0016-02 (A), 520-011-00-00-0016-00C (A), 520-010-00-00-0019-01 (B), 520-011-00-00-0016-10 (C)

BEING AS TO PREMISES A and C PART OF the same premises which Meadows Real Estate, Inc., a corporation by Deed dated 01/17/1989 and recorded 01/23/1989 in the County of Washington in Deed Book 2354 page 167 conveyed unto Ladbroke Racing Pennsylvania, Inc., a Delaware corporation, in fee.

Ownership interest therein was conveyed to Magna Entertainment Corporation by a stock purchase transaction with Ladbroke Wyoming, Inc., the parent corporation of Ladbroke Racing Pennsylvania, Inc.

Realty Transfer Tax Declaration of Acquisition recorded 12/04/2006 in Instrument No. 200635876 transferred interest to MEC Pennsylvania Racing Inc. AND the said MEC Pennsylvania Racing Inc., a Pennsylvania corporation changed its name to CCR Pennsylvania Racing, Inc. on 11/29/2006.

BEING AS TO PREMISES B the same premises which Roy D. Davis, unmarried, by Corrective Deed dated 08/30/2011 and recorded 09/13/2011 in Washington County at Instrument No. 201123633, granted and conveyed unto CCR Pennsylvania Racing Inc., a Pennsylvania corporation, in fee.

BEING AS TO PREMISES A, B AND C the same premises which CCR Pennsylvania Racing Inc., a Pennsylvania corporation f/k/a Ladbroke Racing Pennsylvania, Inc., a Pennsylvania corporation, by Memorandum of Lease dated 12/14/2012 and recorded 01/02/2013 in Washington County at Instrument No. 201300003, granted unto Washington Trotting Association, Inc., a Delaware corporation and Mountain Laurel Racing, Inc., a Delaware corporation.

PARCEL II:

Together with easements set forth in Book Volume 1433 Page 52. (A) (B)

PARCEL III:

Together with the easements set forth in the Easement Agreement as set forth in Instrument No. 200832756. (A).

PARCEL IV:

Together with the easements set forth in Reciprocal Easement Agreement as set forth in Instrument No. 201332558; Addendum to Reciprocal Easement Agreement recorded in Instrument No. 201434878. (A)

PARCEL V:

Together with the easements set forth in Reciprocal Easement Agreement as set forth in Instrument No. 201407131. (A)

PARCEL VI:

TOGETHER with all rights set forth in Room Guaranty and Cooperation Agreement dated June 13, 2012 between CCR Pennsylvania Racing, Inc., a Pennsylvania corporation and Meadows Hotel Associates, LLC, a Delaware limited liability company, evidenced by a Memorandum of Room Guaranty and Cooperation Agreement recorded in the Office of the Recorder of Deeds of Washington County, Pennsylvania as Instrument No. 201332567.

Harmar Township Property

Parcel I:

ALL that certain property situate in Harmar Township, Allegheny County, Pennsylvania being Parcel “L” in the Harmar Landings Plan No. 2C as recorded in the Allegheny County Recorder’s Office in Plan Book Volume 170, Pages 1 to 6 inclusive, said Parcel L being bounded and described as follows:

Beginning at a point on the northerly side of Anchor Drive (a 50.00 ft. Street) on the dividing line of Parcel “M” and the herein described Parcel “L” in the Harmar Landings Plan No. 2C as recorded in the Recorder of Deeds Office, Allegheny County, Pennsylvania in Plan Book Volume 170, Pages 1 to 6; thence along said dividing line North 10° 10’ 45” West, 206.900 feet to a point; thence along the dividing line of said Parcel “L” and Parcel “D-1” in said Harmar Landings Plan No. 2C North 74° 06’ 25” East, 147.315 feet to a point; thence along same North 67° 45’ 00” East, 85.310 feet to a point; thence along same North 56° 47’ 50” East, 128.000 feet to a point; thence along same North 74° 40’ 40” East, 378.500 feet to a point; thence along same North 82° 11’ 55” East, 172.250 feet to a point; thence along same South 10° 10’ 45” East, 21.000 feet to a point on the westerly side of Alpha Drive (a 50.000 ft. street) in said Harmar Landings Plan No. 2C; thence along said westerly side of Alpha Drive in a Southerly direction South 10° 10’ 45” East, 270.255 feet to a point; thence along same by a curve to the right having a radius of 25.000 feet, an arc distance of 39.270 feet to a point on the aforesaid northerly side of Anchor Drive; thence along said northerly side of Anchor Drive South 79° 49’ 15” West, 871.890 feet to the point of beginning.

BEING PARCEL NO. 0441-D-00051-0000-00

BEING the same premises which Harmar Development Company, a Pennsylvania general partnership consisting of James N. Kratsa, William P. Kratsa, Jr. and Perry W. Kratsa, by Deed dated 06/07/1991 and recorded 06/13/1991 in the Department of Real Estate Office of Allegheny County at Deed Book Volume 8499 Page 81, granted and conveyed unto Ladbroke Racing Management-Pennsylvania, a Pennsylvania general partnership consisting of Washington Trotting Association, Inc. and Mountain Laurel Racing, Inc., in fee.

AND the said Ladbroke Racing Management-Pennsylvania is now known as CCR Racing Management, a Pennsylvania general partnership.

Parcel II:

Together with the easements set forth in the Sign Easement Agreement by and between Harmar Development Company and Ladbroke Racing Management-Pennsylvania as set forth in Deed Book Volume 8499 Page 57 as amended by the Amended and Restated Sign Easement Agreement recorded in Deed Book Volume 13822 Page 490.

Parcel III:

Together with the easements set forth in the Sign Easement Agreement by and between Harmar Development Company and Ladbroke Racing Management-Pennsylvania as set forth in Deed Book Volume 8499 Page 69.

EXHIBIT C

RENT

The Rent shall be and consist of, collectively, Base Rent and the Percentage Rent, each of which shall be determined as set forth in this Exhibit C and payable in accordance with Article 4 hereof.

1.1 Percentage Rent. The “Percentage Rent” shall be an annual amount equal to Eleven Million Four Hundred Forty-Four Thousand Seven Hundred Eighty-Three Dollars ($11,444,783) per Lease Year (such initial amount determined based on 4% of the Net Revenues of the Premises for the trailing twelve full month period immediately prior to the Commencement Date); provided, however, that the Percentage Rent shall be reset at the end of the second (2nd) Lease Year for the third (3rd) Lease Year and then at each Percentage Rent Reset Year (as hereinafter defined) thereafter to a fixed annual amount equal to the product of (i) four percent (4%) and (ii) the average annual Net Revenues of Premises for the trailing two-Lease-Year period. “Percentage Rent Reset Year” shall mean each odd numbered Lease Year beginning with the fifth (5th) Lease Year.

1.2 Base Rent. The “Base Rent” shall be an annual amount equal to:

(A) During the Term, an annual amount equal to Thirteen Million Nine Hundred Eighty-Seven Thousand Six Hundred Thirty-Two Dollars ($13,987,632); provided, however, that commencing with the second (2nd) Lease Year and continuing each Lease Year thereafter during the Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. As used in this Lease, the Base Rent shall mean the Base Rent as adjusted pursuant to Section 1.2 of this Exhibit C.

(B) The Base Rent for the first year of each Renewal Term shall be an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. Commencing with the second (2nd) Lease Year of any Renewal Term and continuing each Lease Year thereafter during such Renewal Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation.

(C) The following terms shall have the following meanings:

(i) Escalated Base Rent: for any Lease Year, 105% of the Base Rent for the immediately preceding Lease Year payable until the earlier of the Initial Expiration Date or the Lease Year in which the Base Rent plus Percentage Rent is, collectively, in total greater than or equal to the sum of (x) Thirty-One Million Dollars ($31,000,000) plus (y) the Free Play Tax Rent Adjustment (if any) and, thereafter, 102% of the Base Rent payable for the immediately preceding Lease Year.

(ii) Escalation: subject to Section 1.2(G) of this Exhibit C below, for any Lease Year (other than the first Lease Year), the lesser of (a) an amount equal to the excess of (i) the Escalated Base Rent for such Lease Year over (ii) the Base Rent for the immediately preceding Lease Year, and (b) an amount (but not less than zero) that adding such amount to the Rent for the immediately preceding Lease Year will have yielded an Adjusted Revenue to Rent Ratio for such preceding Lease Year of (I) 1.8:1, where such preceding Lease Year is the first (1st) Lease Year of the Term (provided that if the Commencement Date is not the first day of a month, then for purposes of this calculation the first (1st) Lease Year shall not include the remainder of the month in which the Commencement Date occurs and shall commence on the first day of the month following the month in which the Commencement Date occurs), (II) 1.9:1, where such preceding Lease Year is the second (2nd) Lease Year of the Term, and (III) 2.0:1, where such preceding Lease Year is the third (3rd) Lease Year of the Term or any Lease Year thereafter.

(D) Base Rent Modification on Account of Property Tax Adjustment.

(i) In the event that Property Taxes payable by Lessee during any Tax Year falling within the Adjustment Period are increased or decreased relative to Base Property Tax as a result of a change in the market value of the Land and Improvements determined in connection with the reassessment of such Land and Improvements by any of Washington County, the municipal authority or the taxing school district or any challenge to or appeal by any of the foregoing governmental authorities of the current or proposed assessed value, the Base Rent shall be adjusted as follows:

(a) if the Annual Tax Rent Adjustment is a positive number, the Base Rent shall be reduced by an amount equal to one-half ( 1⁄2) of such Annual Tax Rent Adjustment (giving effect to any prior increase or reduction for Annual Tax Rent Adjustment taken into account under this clause (a) or clause (b) below); and

(b) if the Annual Tax Rent Adjustment is a negative number, the Base Rent shall be increased by an amount equal to one-half ( 1⁄2) of such Annual Tax Rent Adjustment (giving effect to any prior increase or reduction for Annual Tax Rent Adjustment taken into account under this clause (b) or clause (a) above);

provided, however, that the reduction or increase in Base Rent for the Lease Year in which an Annual Tax Rent Adjustment first takes effect shall be pro-rated on a daily basis according to the number of days of such Lease Year that such Annual Tax Rent Adjustment is in effect, but for purposes of determining the Escalated Base Rent for the following Lease Year the reduction or increase in Base Rent for such Lease Year shall be deemed to have occurred as of the beginning of such Lease Year. For the purposes of clarity, there may be more than one Annual Tax Rent Adjustment during the Adjustment Period. Notwithstanding the foregoing, in the event an assessment is proposed to be effective during the Adjustment Period but such assessment is appealed by Lessee or other Person (including, without limitation, challenges by a Governmental Authority, including a challenge or appeal described in the definition of Annual Tax Rent Adjustment below), then, solely with respect to such appealed assessment, the Adjustment Period shall extend until all appeals shall have been finally resolved and such assessment has been finally determined, is subject to no further appeal and has become effective. In the event that a prior reduction or increase shall have been made in respect of an Annual Tax Rent Adjustment and, as a result of the appeal process, the final resolution of such appeals results in a different amount of such Annual Tax Rent Adjustment than the amount of such prior reduction or increase, there shall be an appropriate adjustment in the amount of the reduction or increase in Base Rent.

(ii) The following terms shall have the following meanings:

(1) Tax Year: shall mean each twelve-month period commencing on January 1.

(2) Base Property Tax: $2,328,399.

(3) Adjustment Period: shall be the period commencing on March 29, 2016, and expiring at the end of the day on January 1, 2019.

(4) Property Taxes: taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Land, or any portion thereof, and Improvements, or any tax, assessment, levy, exaction or charge that is imposed or levied in lieu of a tax on the Land and Improvements.

(5) Annual Tax Rent Adjustment: shall be an amount equal to the Base Property Tax multiplied by a fraction (i) the numerator of which shall be (a) the market value of the Land and Improvements upon which the assessment of Land and Improvements by any of Washington County, the municipal authority or the taxing school district, as applicable, occurring during the Adjustment Period (or determined by any challenge to or appeal of such current or proposed assessment by any Governmental Authority) is based minus (b) $155,139,710 and (ii) the denominator is $155,139,710.

For the avoidance of doubt, the Base Rent (as adjusted herein) in effect for the last Tax Year of the Adjustment Period shall be used for future computations of Base Rent.

(E) Base Rent Credit on Account of Increase in PGCB Debt Repayment. In the event that the Pennsylvania Gaming Control Board allocates a second Debt Repayment to the Premises, or the amount of the existing Debt Repayment is increased above the amount allocated to be repaid over time on March 29, 2016, or both, as the case may be, (collectively, an “Additional Debt Repayment”), then in any Lease Year during the Term in which an Additional Debt Repayment shall be due and payable, Lessee shall receive a credit against Base Rent in an amount equal to the annual installment of such second Debt Repayment, or the incremental increase in the annual installment of the existing Debt Repayment, as the case may be, paid in such Lease Year. Lessee shall forward to Lessor any material bills, invoices or other correspondence received by Lessee or its Affiliates regarding an Additional Debt Repayment, together with evidence of payment thereof, and any credit due to Lessee under this Section 1.3 shall be applied to the monthly installment(s) of Base Rent immediately following Lessor’s receipt thereof. “Debt Repayment” as used herein means any loan, assessment or other obligation to pay any portion of the $99.9 million that was appropriated pursuant to the

Pennsylvania Race Horse Development and Gaming Act to pay for operational costs of the Pennsylvania Gaming Control Board and which is allocated to gaming licensees.

(F) Base Rent Reduction on Account of Free Play Tax Increase.

(i) In the event that a New Free Play Tax is enacted or promulgated, upon Lessee having substantiated to Lessor the Annualized Incremental Free Play Tax, Base Rent shall be permanently reduced by an amount equal to the Free Play Tax Rent Adjustment; provided, however, that the reduction in Base Rent for the Lease Year in which a New Free Play Tax first takes effect shall be pro-rated on a daily basis according to the number of days of such Lease Year that such New Free Play Tax is in effect, but for purposes of determining the Escalated Base Rent for the following Lease Year the reduction in Base Rent for such Lease Year shall be deemed to have occurred as of the beginning of such Lease Year.

(ii) The following terms shall have the following meanings:

(1) Annualized Incremental Free Play Tax” means the amount (but not less than zero) of (A) the Free Play Tax Rate after the effective time of the New Free Play Tax multiplied by the Free Play Base Amount, minus (B) the Free Play Tax Rate prior to the effective time of the New Free Play Tax multiplied by the Free Play Base Amount.

(2) “Free Play Base Amount” means $67,584,673.

(3) “Free Play Tax” means any Tax or administrative fee (to the extent not otherwise treated as a Tax) on promotional play, which may or may not include cash and cash equivalents, deducted or excluded from gross terminal revenue and gross table game revenue (in both cases, as currently defined or as may be amended in the future).

(4) “Free Play Tax Rent Adjustment” means (A) 0.5 multiplied by (B) the Annualized Incremental Free Play Tax.

(5) “Free Play Tax Rate” means the rate at any given time of any Free Play Tax.

(6) “New Free Play Tax” means any Free Play Tax imposed pursuant to any Law enacted or promulgated by a Pennsylvania Governmental Entity on or after March 29, 2016, (A) to the extent such Law is enacted or promulgated at any time during the 2016 calendar year (whether such Law becomes effective during the 2016 calendar year or any time thereafter) or (B) to the extent such Law imposes such Free Play Tax effective during any portion of the 2016 calendar year (whether such Law is enacted or promulgated (1) in 2016 or (2) after 2016, but given retroactive effect to any date in 2016).

(iii) Lessor and Lessee hereby agree as follows with respect to the announcement made in 2016 prior to the Commencement Date by the Pennsylvania Department of Revenue (the “2016 Announcement”) of an increase in the regulatory cost and expense reimbursement assessment rate applied to gross terminal revenue (the “Assessment Rate”) from 1.5% to 1.7% and the anticipated increase in 2017 of such Assessment Rate from 1.7% to 2.0% pursuant to Sections 1401 and 1402 of the Pennsylvania Race Horse Development and Gaming Act and Section 1799-E(f) of the Pennsylvania Fiscal Code, as applied to promotional play :

(1) In the event that, from and after the Commencement Date, the Assessment Rate increases above 1.7% and up to 2.0%, each such additional increase shall be treated as a New Free Play Tax (as such term is defined under Section 1.2(F)(ii)(6) of this Exhibit C) so long as such additional increase in the Assessment Rate takes effect on or before December 31, 2017. The provisions of this subclause (1) shall apply to multiple increases in the Assessment Rate provided that such increases take effect on or before December 31, 2017. Notwithstanding anything contained herein to the contrary, any increase in the Assessment Rate contemplated by the 2016 Announcement that takes effect after December 31, 2017 shall not constitute a New Free Play Tax under Section 1.2(F) of this Exhibit C and Lessee shall not be entitled to any Free Play Tax Rent Adjustment on account thereof.

(2) The agreements contained in this Section 1.2(F)(iii) shall neither extend to, nor prohibit the application of, any adjustment to Base Rent to which Lessee is entitled under Sections 1.2(F)(i) and (ii) above as a result of any other New Free Play Tax (as such term is defined under Section 1.2(F)(ii)(6)).

(G) Pro Forma Adjustments for Year of Change in Free Play Tax Rate and Property Taxes. Notwithstanding the foregoing, for purposes of computing the Escalation only:

(i) in the event that, at any time, a change in the Free Play Tax Rate takes effect during a Lease Year, then the expenses included in the Adjusted Revenue to Rent Ratio for such Lease Year shall be calculated giving pro forma effect, as of the beginning of such Lease Year, to any such change in the Free Play Tax Rate; provided, however, that in the event that the Base Rent is reduced by the Free Play Tax Rent Adjustment during a particular Lease Year on account of the enactment or promulgation of a New Free Play Tax as contemplated under Section 1.2(F) in this Exhibit C, then (i) the Annualized Incremental Free Play Tax shall be added to the expenses for such Lease Year (instead of making the pro forma adjustment described in the portion of this clause (i) before the proviso) and (ii) the Free Play Tax Rent Adjustment shall be subtracted from the Rent included in the Adjusted Revenue to Rent Ratio as of the beginning of such Lease Year, and

(ii) in the event that, at any time, an increase in Property Taxes payable by Lessee takes effect during a Lease Year, then the expenses included in the Adjusted Revenue to Rent Ratio for such Lease Year shall be calculated giving pro forma effect, as of the beginning of such Lease Year, to any such increase in Property Taxes payable by Lessee; provided, however, that in the event that the Base Rent is reduced or increased by any portion of an Annual Tax Rent Adjustment during a particular Lease Year as contemplated under Section 1.2(D) in this Exhibit C), then one-half (1/2) of such Annual Tax Rent Adjustment shall be subtracted from or added to, as applicable, the Rent included in the Adjusted Revenue to Rent Ratio as of the beginning of such Lease Year.

EXHIBIT D

FORM OF FEE MORTGAGEE SNDA

This SUBORDINATION, NON-DISTURBANCE, AND ATTORNMENT AGREEMENT (the “Agreement”) is dated as of                     , and is by and among [LENDER], a [    ] [        ], having an address at [                    ] (together with its successors and assigns, “Lender”), PA Meadows, LLC, a Delaware limited liability company, having an office at 845 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: General Counsel (“Lessor”), and                     , a                     , having an office at                                         , Attention:                      (“Lessee”).

WHEREAS, by a Lease (the “Lease”) dated [            ,         ], between Lessor (or Lessor’s predecessor in title) and Lessee, Lessor leased to Lessee certain property, as more particularly described in the Lease (hereinafter referred to as the “Premises”);

WHEREAS, Lender has made or intends to make a loan to Lessor (the “Loan”), which Loan shall be evidenced by one or more promissory notes (as the same may be amended, modified, restated, severed, consolidated, renewed, replaced, or supplemented from time to time, the “Promissory Note”) and secured by, among other things, [that certain Mortgage or Deed of Trust, Assignment of Leases and Rents and Security Agreement] (as the same may be amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time, the “Mortgage”) encumbering, without limitation, the Premises, more particularly described on Exhibit A annexed hereto and made a part hereof (collectively, the “Property”);

WHEREAS, Lessee acknowledges that Lender will rely on this Agreement in making the Loan to Lessor;

WHEREAS, Lender and Lessee desire to evidence their understanding with respect to the Mortgage and the Lease as hereinafter provided; and

WHEREAS, Pursuant to Section 21.1 of the Lease, Lessee has agreed to deliver this Agreement and will subordinate the Lease to the Mortgage and to the lien thereof and, in consideration of Lessee’s delivery of this Agreement, Lender has agreed not to disturb Lessee’s possessory rights in the Premises under the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. Lessee covenants, stipulates and agrees that the Lease and all of Lessee’s right, title and interest in and to the Property thereunder (including but not limited to any option to purchase, right of first refusal to purchase or right of first offer to purchase the Property or any portion thereof) is hereby, and shall at all times continue to be, subordinated and made secondary and inferior in each and every respect to the Mortgage and the lien thereof, to all of the terms, conditions and provisions thereof and to any and all advances made or to be made thereunder, so that at all times the Mortgage shall be and remain a lien on the Property prior to and superior to the Lease for all purposes, subject to the provisions set forth herein. Subordination is to have the same force and effect as if the Mortgage and such renewals, modifications, consolidations, replacements and extensions had been executed, acknowledged, delivered and recorded prior to the Lease, any amendments or modifications thereof and any notice thereof.

2. Lender agrees that if Lender exercises any of its rights under the Mortgage, including entry or foreclosure of the Mortgage or exercise of a power of sale under the Mortgage, Lender, or any person who acquires any portion of the Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure, (a) will not terminate or disturb Lessee’s right to use, occupy and possess the Premises, nor any of Lessee’s rights, privileges and options under the terms of the Lease, including the provisions of Article 14, Section 9.3, and Section 12.10 of the Lease, so long as Lessee is not in default beyond any applicable grace period under any term, covenant or condition of the Lease and (b) will be bound by the provisions of Article 14 of the Lease for the benefit of each Qualifying Mortgagee. In addition, Lender or any person prosecuting such rights and remedies agrees that so long as the Lease has not been terminated on account of Lessee’s default that has continued beyond applicable notice and cure periods, Lender or such other person, as the case may be, shall not name or join Lessee as a defendant in any exercise of Lender’s or such person’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Lessee to be made a party thereto as a condition to proceeding against Lessor. In the latter case, Lender or any person prosecuting such rights and remedies may join Lessee as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Lessee’s rights under the Lease or this Agreement in such action.

3. If, at any time Lender (or any person, or such person’s successors or assigns, who acquires the interest of Lessor under the Lease through foreclosure of the Mortgage or otherwise) shall succeed to the rights of Lessor under the Lease as a result of a default or event of default under the Mortgage, Lessee shall attorn to and recognize such person so succeeding to the rights of Lessor under the Lease (herein sometimes called “Successor Lessor”) as Lessee’s landlord under the Lease and from and after such attornment such Successor Lessor shall be bound as Lessor under the Lease, said attornment to be effective and self-operative without the execution of any further instruments.

4. Lessor authorizes and directs Lessee to honor any written demand or notice from Lender instructing Lessee to pay rent or other sums to Lender rather than Lessor (a “Payment Demand”), regardless of any other or contrary notice or instruction which Lessee may receive from Lessor before or after Lessee’s receipt of such Payment Demand. Lessee may rely upon any notice, instruction, Payment Demand, certificate, consent or other document from, and signed by, Lender and shall have no duty to Lessor to investigate the same or the circumstances under which the same was given. Any payment made by Lessee to Lender or in response to a Payment Demand shall be deemed proper payment by Lessee of such sum pursuant to the Lease.

5. If Lender shall become the owner of the Property or the Property shall be sold by reason of foreclosure or other proceedings brought to enforce the Mortgage or if the Property shall be transferred by deed in lieu of foreclosure, Lender or any Successor Lessor shall not be:

(a) liable for any act or omission of any prior landlord (including Lessor) or bound by any obligation to make any payment to Lessee which was required to be made prior to the time Lender succeeded to any prior landlord (including Lessor); or

(b) obligated to cure any defaults of any prior landlord (including Lessor) which occurred, or to make any payment to Lessee which was required to be paid by any prior landlord (including Lessor), prior to the time that Lender or any Successor Lessor succeeded to the interest of such landlord under the Lease; or

(c) obligated to perform any construction obligations of any prior landlord (including Lessor) under the Lease or liable for any defects (latent, patent or otherwise) in the design, workmanship, materials, construction or otherwise with respect to improvements and buildings constructed on the Property; or

(d) subject to any offsets, defenses or counterclaims which Lessee may be entitled to assert against any prior landlord (including Lessor); or

(e) bound by any payment of rent or additional rent by Lessee to any prior landlord (including Lessor) for more than one month in advance; or

(f) bound by any amendment, modification, termination or surrender of the Lease made without the written consent of Lender.

Notwithstanding the foregoing, Lessee reserves its right to any and all claims or causes of action (i) against Lessor for prior losses or damages and (ii) against the Successor Lessor for all losses or damages arising from and after the date that such Successor Lessor takes title to the Property.

6. Lessee hereby represents, warrants, covenants and agrees to and with Lender:

(a) to deliver to Lender, by certified mail, return receipt requested, a duplicate of each notice of default delivered by Lessee to Lessor at the same time as such notice is given to Lessor and no such notice of default shall be deemed given by Lessee under the Lease unless and until a copy of such notice shall have been so delivered to Lender. Lender shall have the right (but shall not be obligated) to cure such default. Lessee shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Lessor under the Lease with the same force and effect as though performed by Lessor. Lessee further agrees to afford Lender a period of thirty (30) days beyond any period afforded to Lessor for the curing of such default during which period Lender may elect (but shall not be obligated) to diligently pursue a cure of such default, or, if such default cannot be cured within that time, then such additional time as may be necessary to diligently pursue a cure of such default (including but not limited to commencement of foreclosure proceedings) during which period Lender may elect (but shall not be obligated) to diligently pursue a cure of such default, prior to taking any action to terminate the Lease. If the Lease shall terminate for any reason, upon Lender’s written request given within thirty (30) days after such termination, Lessee, within fifteen (15) days after such request, shall execute and deliver to Lender a new lease of the Premises for the remainder of the term of the Lease and upon all of the same terms, covenants and conditions of the Lease;

(b) that Lessee is the sole owner of the leasehold estate created by the Lease, subject to Lessee’s rights under Articles 12 and 14 of the Lease; and

(c) to promptly certify in writing to Lender, in connection with any proposed assignment of the Mortgage, whether or not to Lessee’s knowledge any default on the part of Lessor then exists under the Lease and to deliver to Lender any tenant estoppel certificates required under the Lease.

7. Lessee acknowledges that the interest of Lessor under the Lease is assigned to Lender solely as security for the Promissory Note, and Lender shall have no duty, liability or obligation under the Lease or any extension or renewal thereof, unless Lender shall specifically undertake such liability in writing or Lender becomes and then only with respect to periods in which Lender becomes, the fee owner of the Property.

8. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Premises is located (excluding the choice of law rules thereof).

9. This Agreement and each and every covenant, agreement and other provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns (including, without limitation, any successor holder of the Promissory Note) and may be amended, supplemented, waived or modified only by an instrument in writing executed by the party against which enforcement of the termination, amendment, supplement, waiver or modification is sought. Each Qualifying Mortgagee (as defined in the Lease) (for so long as such Qualifying Mortgagee (as defined in the Lease) holds a Qualifying Mortgage (as defined in the Lease)) is an intended third party beneficiary of Section 2(b) entitled to enforce the same as if a party to this Agreement.

10. All notices to be given under this Agreement shall be in writing and shall be deemed served upon receipt by the addressee if served personally or, if mailed, upon the first to occur of receipt or the refusal of delivery as shown on a return receipt, after deposit in the United States Postal Service certified mail, postage prepaid, addressed to the address of Lessor, Lessee or Lender appearing below. Such addresses may be changed by notice given in the same manner. If any party consists of multiple individuals or entities, then notice to any one of same shall be deemed notice to such party.

Lender’s Address:	[ ]
Attn:

With a copy to:	[ ]

Lessee’s Address:

Attention:

With a copy to:

Attention:

Lessor’s Address:	PA Meadows, LLC
c/o Gaming and Leisure Properties, Inc.
845 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610
Attention: General Counsel

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Andrew C. Sucoff, Esq.

11. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Lessor, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.

12. In the event Lender shall acquire Lessor’s interest in the Premises, Lessee shall look only to the estate and interest, if any, of Lender in the Property for the satisfaction of Lessee’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by Lender as a Successor Lessor under the Lease or under this Agreement, and no other property or assets of Lender shall be subject to levy, execution or other enforcement procedure for the satisfaction of Lessee’s remedies under or with respect to the Lease, the relationship of the landlord and tenant under the Lease or Lessee’s use or occupancy of the Premises or any claim arising under this Agreement.

13. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to be enforceable, or if such modification is not practicable, such provision shall be deemed deleted from this Agreement, and the other provisions of this Agreement shall remain in full force and effect, and shall be liberally construed in favor of Lender.

14. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LESSEE:

PNK Development 33, LLC,
a Delaware limited liability company

By:
Name:
Title:

LESSOR:

PA Meadows, LLC,
a Delaware limited liability company

By:
Name:
Title:

WTA II, Inc.,
a Delaware corporation

By:
Name:
Title:

CCR Pennsylvania Racing, Inc.,
a Pennsylvania corporation

By:
Name:
Title:

LENDER:

[NAME]

By:	[NAME]

By:
Name:
Title:

[ADD APPROPRIATE ACKNOWLEDGMENT (one for each Signatory)]

EXHIBIT E

FORM OF GUARANTY

This GUARANTY OF LEASE (this “Guaranty”), is made and entered into as of the          day of             , 201   by and between [                    ], a                     ,                     , a                      Guarantor”, and PA Meadows, LLC, WTA II, Inc., and CCR Pennsylvania Racing, Inc. (collectively, “Lessor”).

RECITALS

A. Lessor and PNK Development 33, LLC, a Delaware limited liability company (“Lessee”) have entered into that certain Lease dated of even date herewith (as may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Lease”). All capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B. Guarantor is an affiliate of the Lessee, will derive substantial benefits from the Lease and acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Lessor would not have been willing to enter into the Lease unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENTS

NOW, THEREFORE, in consideration of Lessor entering into the Lease with Lessee, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. In consideration of the benefit derived or to be derived by it therefrom, as to the Lease, from and after the Commencement Date thereof, Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, (i) the payment when due of all Rent and all other sums payable by Lessee under the Lease, and (ii) the faithful and prompt performance when due of each and every one of the terms, conditions and covenants to be kept and performed by Lessee and its Affiliates under the Lease, including without limitation all indemnification obligations, insurance obligations, and all obligations to operate, rebuild, restore or replace any facilities or improvements now or hereafter located on the Premises covered by the Lease (collectively, the “Obligations”). In the event of the failure of Lessee to pay any such Rent or other sums, or to render any other performance required of Lessee and its Affiliates under the Lease, when due or within any applicable cure period, Guarantor shall forthwith perform or cause to be performed all provisions of the Lease to be performed by Lessee and its Affiliates thereunder, and pay all reasonable costs of collection or enforcement and other damages that may result from the non-performance thereof to the full extent provided under the Lease. As to the Obligations, Guarantor’s liability under this Guaranty is without limit except as provided in Section 12 hereof. Guarantor agrees that its guarantee provided herein constitutes a guarantee of payment when due and not of collection.

2. Survival of Obligations. The obligations of Guarantor under this Guaranty shall survive and continue in full force and effect notwithstanding:

(a) any amendment, modification, or extension of the Lease pursuant to its terms;

(b) any compromise, release, consent, extension, indulgence or other action or inaction in respect of any terms of the Lease or any other guarantor;

(c) any substitution or release, in whole or in part, of any security for this Guaranty which Lessor may hold at any time;

(d) any exercise or non-exercise by Lessor of any right, power or remedy under or in respect of the Lease or any security held by Lessor with respect thereto, or any waiver of any such right, power or remedy;

(e) any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Lessee or any other guarantor;

(f) any limitation of Lessee’s liability under the Lease or any limitation of Lessee’s liability thereunder which may now or hereafter be imposed by any statute, regulation or rule of law, or any illegality, irregularity, invalidity or unenforceability, in whole or in part, of the Lease or any term thereof;

(g) subject to Section 13 hereof, any sale, lease, or transfer of all or any part of any interest in the Premises or any or all of the assets of Lessee to any other person, firm or entity other than to Lessor;

(h) any act or omission by Lessor with respect to any of the security instruments or any failure to file, record or otherwise perfect any of the same;

(i) any extensions of time for performance under the Lease;

(j) the release of Lessee from performance or observation of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law or otherwise;

(k) the fact that Lessee may or may not be personally liable, in whole or in part, under the terms of the Lease to pay any money judgment;

(l) the failure to give Guarantor any notice of acceptance, default or otherwise;

(m) any other guaranty now or hereafter executed by Guarantor or anyone else in connection with the Lease;

(n) any rights, powers or privileges Lessor may now or hereafter have against any other person, entity or collateral; or

(o) any other circumstances, whether or not Guarantor had notice or knowledge thereof.

3. Primary Liability. The liability of Guarantor with respect to the Lease shall be primary, direct and immediate, and Lessor may proceed against Guarantor: (a) prior to or in lieu of proceeding against Lessee, its assets, any security deposit, or any other guarantor; and (b) prior to or in lieu of pursuing any other rights or remedies available to Lessor. All rights and remedies afforded to Lessor by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.

In the event of any default under the Lease, a separate action or actions may be brought and prosecuted against Guarantor whether or not Lessee is joined therein or a separate action or actions are brought against Lessee. Lessor may maintain successive actions for other defaults. Lessor’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all indebtedness and Obligations the payment and performance of which are hereby guaranteed have been paid and fully performed.

4. Obligations Not Affected. In such manner, upon such terms and at such times as Lessor in its sole discretion deems necessary or expedient, and without notice to Guarantor, Lessor may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Lease; or (c) release Lessee by consent to any assignment (or otherwise) as to all or any portion of the Obligations hereby guaranteed, in each case pursuant to the terms of the Lease. Any exercise or non-exercise by Lessor of any right hereby given Lessor, dealing by Lessor with Guarantor or any other guarantor, Lessee or any other person, or change, impairment, release or suspension of any right or remedy of Lessor against any person including Lessee and any other guarantor will not affect any of the Obligations of Guarantor hereunder or give Guarantor any recourse or offset against Lessor.

5. Waiver. With respect to the Lease, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:

(a) any right to require Lessor to proceed against Lessee or any other person or to proceed against or exhaust any security held by Lessor at any time or to pursue any other remedy in Lessor’s power before proceeding against Guarantor or to require that Lessor cause a marshaling of Lessee’s assets or the assets, if any, given as collateral for this Guaranty or to proceed against Lessee and/or any collateral, including collateral, if any, given to secure Guarantor’s obligation under this Guaranty, held by Lessor at any time or in any particular order;

(b) any defense that may arise by reason of the incapacity or lack of authority of any other person or persons;

(c) notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Lessee, Lessor, any creditor of Lessee or Guarantor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Lessor or in connection with any obligation hereby guaranteed;

(d) any defense based upon an election of remedies by Lessor which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Lessee for reimbursement, or both;

(e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(f) any duty on the part of Lessor to disclose to Guarantor any facts Lessor may now or hereafter know about Lessee, regardless of whether Lessor has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Lessee and of all circumstances bearing on the risk of non-payment or non-performance of any Obligations or indebtedness hereby guaranteed;

(g) any defense arising because of Lessor’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code;

(h) any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; and

(i) all rights and remedies accorded by applicable law to guarantors, including without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.

6. Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Lessee and any other guarantor, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder and agrees that the Lessor will not have any duty to advise Guarantor of information regarding such circumstances or risks.

7. No Subrogation. Until all Obligations of Lessee under the Lease have been satisfied and discharged in full, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Lessor now has or may hereafter have against Lessee and any benefit of, and any right to participate in, any security now or hereafter held by Lessor with respect to the Lease.

8. Agreement to Comply with terms of Lease. Guarantor hereby agrees (a) to comply with all terms of the Lease applicable to it, (b) that it shall take no action, and that it shall not omit to take any action, which action or omission, as applicable, would cause a breach of the terms of the Lease and (c) that it shall not commence an involuntary proceeding or file an involuntary petition in any court of competent jurisdiction seeking (i) relief in respect of the Lessee or any of its Subsidiaries, or of a substantial part of the property or assets of the Lessee or any of its Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Lessee or any of its Subsidiaries or for a substantial part of the property or assets of the Lessee or any of its Subsidiaries.

9. Agreement to Pay; Contribution; Subordination. Without limitation of any other right of the Lessor at law or in equity, upon the failure of Lessee to pay any Obligation when and as the same shall become due, Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Lessor in cash the amount of such unpaid Obligation. Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Lessor under this Guaranty, Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Lessor in respect of this Guaranty and in respect of the Lease. Upon payment by Guarantor of any sums to the Lessor as provided above, all rights of Guarantor against the Lessee or any other guarantor arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall be subject to the limitations set forth in this Section 9. If for any reason whatsoever Lessee or any other guarantor now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate to Lessee’s obligation to Lessor to pay as and when due in accordance with the terms of the Lease the guaranteed Obligations, it being understood that Guarantor and each Affiliate of Guarantor shall be permitted to receive payments from the Lessee or any other guarantor on account of such obligations except during the continuance of an Event of Default under the Lease relating to failure to pay amounts due under the Lease. During any time in which an Event of Default relating to failure to pay amounts due under the Lease has occurred and is continuing under the Lease, Guarantor agrees to make no claim for such indebtedness that does not recite that such claim is expressly subordinate to Lessor’s rights and remedies under the Lease.

10. Application of Payments. With respect to the Lease, and with or without notice to Guarantor, Lessor, in Lessor’s sole discretion and at any time and from time to time and in such manner and upon such terms as Lessor deems appropriate, may (a) apply any or all payments or recoveries following the occurrence and during the continuance of an Event of Default from Lessee or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as Lessor may determine, to any indebtedness or other obligation of Lessee with respect to the Lease and whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured, and (b) refund to Lessee any payment received by Lessor under the Lease.

11. Guaranty Default. Upon the failure of Guarantor to pay the amounts required to be paid hereunder when due following the occurrence and during the continuance of an Event of Default under the Lease, Lessor shall have the right to bring such actions at law or inequity, including appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its reasonable attorneys’ fees in any proceeding, including any appeal therefrom and any post judgment proceedings.

12. Maximum Liability. Guarantor and, by its acceptance of the guarantees provided herein, Lessor, hereby confirms that it is the intention of all such persons that the guarantees provided herein and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantees provided herein and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Lessor hereby irrevocably agrees that the obligations of Guarantor under this Guaranty shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.

13. Release. Guarantor shall automatically be released from its obligations hereunder (other than with respect to amounts then due and payable by Guarantor) upon the consummation of any transaction permitted by the Lease, the result of which is that the Lessee ceases to be a Subsidiary of Lessee’s Parent or otherwise ceases to be owned (directly or indirectly) by Lessee’s Parent; provided that the Lessor shall have consented to such transaction to the extent such consent is expressly required by the terms of the Lease; and provided further that Lessor shall have received a replacement guaranty in substantially the same form as this Guaranty to the extent that such guaranty is required to be delivered under the Lease; and provided further that no release of Lessee’s Parent shall be permitted to occur in a Foreclosure COC or Foreclosure Assignment.

14. Intentionally Omitted.

15. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Guarantor:	[ ] 3980 Howard Hughes Parkway Las Vegas, NV 89169 Attention: [ ] Facsimile: [ ]

With a copy to: (that shall not constitute notice)	Irell & Manella LLP 1800 Avenue of the Stars, Suite 900 Los Angeles, CA 90067 Attention: Ashok W. Mukhey, Esq. Facsimile: (310) 203-7199

To Lessor (after the consummation of the Merger Transaction, as defined in the Lease):	PA Meadows, LLC c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: General Counsel Facsimile: (610) 401 -2901

And with copy to (which shall not constitute notice):	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02110 Attention: Andrew C. Sucoff, Esq. Facsimile: (617) 801 -8851

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

16. Miscellaneous.

(a) No term, condition or provision of this Guaranty may be waived except by an express written instrument to that effect signed by Lessor. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No term, condition or provision of this Guaranty may be amended or modified with respect to Guarantor except by an express written instrument to that effect signed by Lessor and Guarantor to which such amendment or modification is to be effective.

(b) If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.

(c) THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE LAWS OF THE STATE WHERE THE PREMISES IS LOCATED SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (I) TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO ANY OF THE PREMISES AND (II) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE

GOVERNED BY THE LAWS OF THE STATE. EACH GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY SHALL BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. EACH GUARANTOR FURTHER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF EACH STATE WITH RESPECT TO ANY ACTION COMMENCED BY LESSOR SEEKING TO RETAKE POSSESSION OF ANY OR ALL OF THE PREMISES IN WHICH GUARANTOR IS REQUIRED TO BE NAMED AS A NECESSARY PARTY. EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, TO THE EXTENT APPLICABLE IN ACCORDANCE WITH THE TERMS HEREOF, LOCATED IN THE STATE.

(d) GUARANTOR, BY ITS EXECUTION OF THIS GUARANTY, AND LESSOR, BY ITS ACCEPTANCE OF THIS GUARANTY, HEREBY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.

(e) In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any). Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable costs and expenses as provided in this Section 16(e).

(f) Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Lease; and (iii) further represents that Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against Guarantor or Lessor, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

(g) Except as provided in any other written agreement now or at any time hereafter in force between Lessor and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Lessor with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Lessor or Guarantor unless expressed herein.

(h) All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon Guarantor and its respective successors and assigns and shall inure to the benefit of Lessor and to the benefit of Lessor’s successors and assigns.

(i) Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in the Guaranty are for convenience and reference only, and shall not affect the construction thereof.

(j) This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

EXECUTED as of the date first set forth above.

GUARANTOR:

By:

Name:

Title:

LESSOR:

PA Meadows, LLC,
a Delaware limited liability company

By:

WTA II, Inc.,
a Delaware corporation

By:
Name:
Title:

CCR Pennsylvania Racing, Inc.,
a Pennsylvania corporation

By:
Name:
Title:

SCHEDULE 12.3

SPACE LEASES

1. Lease Agreement, dated March 10, 2009, between Washington Trotting Association Inc. and PIPA Group, LLC for 9,988 square feet of Floor Area on the second floor of the Casino Building at 210 Racetrack Road, North Strabane, Pennsylvania, as amended on March 1, 2010.

2. Lease Agreement, dated September 1, 2009, by and among Washington Trotting Association, Inc., Mountain Laurel Racing, Inc., and XpressBet, Inc. for approximately 9,288 square feet of space throughout portions of the Administration Building at Racetrack Road, Meadow Lands, Pennsylvania.

3. Letter Agreement, dated August 3, 2016, between Brainstorm Logistics, LLC and Washington Trotting Association Inc. DBA Meadows Race Track and Casino.

4. Lease Agreement entered into May 29, 2015 by and between CCR Pennsylvania Racing, Inc. and Columbia Gas Transmission, LLC.

5. License for Temporary Construction Activity, dated June 26, 2015, by and between CCR Pennsylvania Racing, Inc., and Columbia Gas Transmission, LLC.

EXHIBIT F

PERMITTED ENCUMBRANCES

Parcel I (Leasehold) and Parcel II – V (Easements)

1.	Rights granted to Bell Telephone Company as set forth in Deed Book Volume 2122 Page 461. (A)

2.	Rights granted to South West Pennsylvania Pipe Line as set forth in Deed Book Volume 718 Page 336. (A)

3.	Rights granted to Manufacturers Light and Heat Company as set forth in Deed Book Volume 719 Page 272 as approximately shown on that certain survey prepared by Civil & Environmental Consultants, Inc., Project No. 161-397, dated September 7, 2016 (the “North Strabane Survey”) and Deed Book Volume 1267 Page 762. (Premises A (“A”)).

4.	Rights granted to Columbia Gas of Pennsylvania, Inc. as set forth in Instrument No. 200702436 as approximately shown by the North Strabane Survey and 200702437. (A)

5.	Rights granted to The Manufacturers Light and Heat Company as set forth in Deed Book Volume 1136 page 543; Amendment to and Restatement of Right-of-Way Agreement recorded in Instrument No. 201520678 , as approximately shown on the North Strabane Survey.

6.	Rights granted to The Manufacturers Light and Heat Company as set forth in Deed Book Volume 1354 Page 468, as approximately shown on the North Strabane Survey.

7.	Terms and Conditions of Utility Easement among Washington Land Company, Washington Trotting Association, Inc., and Trotting Inc. as set forth in Book Volume 1433 Page 52. (A) (Premises B (“B”)).

8.	An oil and gas lease executed by T.L. McCarrell, et. al. as lessor and L.C. Thompson and C.C. Nuss as lessee, recorded as Deed Book Volume 877 Page 394 (A) of Official Records and Agreement by and between T.L. McCarrell et ux, et al, and L.C. Thompson as set forth in Deed Book 877, Page 394. (B)

9.	Declaration of Covenant Running with Land as set forth in Instrument No. 200703291. (A)

10.	Terms and Conditions of Easement Agreement as set forth in Instrument No. 200832756. (A), as approximately shown on the North Strabane Survey.

11.	35’ setback line and easement for sewers & public utilities, shown on the Plan as recorded in the Recorder’s Office of Washington County, Pennsylvania in Instrument No. 200904412. (A)

12.	Access Easement Agreement as set forth in Instrument No. 201331940. (A), as approximately shown on the North Strabane Survey.

13.	Reciprocal Easement Agreement as set forth in Instrument No. 201332558; Addendum to Reciprocal Easement Agreement recorded in Instrument No. 201434878. (A)

14.	Memorandum of Room Guaranty and Cooperation Agreement as set forth in Instrument No. 201332567. (A)

15.	Reciprocal Easement Agreement as set forth in Instrument No. 201407131. (A), as approximately shown on the North Strabane Survey.

16.	Setback lines, sanitary sewer easement, gas right of way and 50’ foot right of way, shown on the Plan as recorded in the Recorder’s Office of Washington County, Pennsylvania in Instrument No. 200929795 (B), and as approximately shown on the North Strabane Survey.

17.	Exception, reservation and rights as set forth in Deed Book 663 Page 694. (B)

18.	Coal and mining rights and rights of use of water as set forth in Deed Book 1344 Page 171. (B)

19.	Easement for the free access and use of creek water and nearby spring for purposes of supplying water to livestock and the uninterrupted right to drain any excess water back to said creek by way of a pipe or tile drain and right of ingress and easement for the purpose of watering livestock and the exception and reservations of mining rights and privileges, including a waiver of surface support, as set forth in Deed Book 1625 Page 126, as approximately shown on the North Strabane Survey. (B)

20.	Coal and mining rights as set forth in Deed Book 1136 Page 365, as approximately shown on the North Strabane Survey. (B)

21.	(a) Agreement by and between Consolidated Coal Company and Washington Trotting Association, Inc. as set forth in Deed Book 1138 Page 276 whereby Consolidated Coal Company agreed to leave unmined and in place the coal it owns on the subject premises described therein (b) Quitclaim Deed recorded in Deed Book 1138 Page 285, excepting and reserving certain mining rights, easements, licenses, privileges in relation to coal, as approximately shown on the North Strabane Survey. (B)

22.	Reservations of royalty interests in the leases for oil and gas as set forth in Deed Book 645 Page 568. (B)

23.	Coal, other minerals, oil and gas, mining rights and right of way and ingress and egress for private gas line as set forth in Deed Book 1806 Page 147. (B)

24.	Rights granted to Bell Telephone Company as set forth in Deed Book 1341 Page 369. (B)

25.	Easement Agreement as set forth in Deed Book 3396 Page 108. (B)

26.	Easement by and between Roy D. Davis and Enda B. McArdle a/k/a Quail Homestead as set forth in Deed Book 2299 Page 49. (B), as approximately shown on the North Strabane Survey.

27.	Oil, gas and/or mineral interests granted or reserved by instrument recorded in Instrument No. 201320855. (B)

28.	The North Strabane Municipal Authority Sanitary Sewer Easement and Right of Way Agreement as set forth in Instrument No. 201325882 and Quitclaim Deed recorded in Instrument No. 201325884. (A, B and Premise C (“C”)), as approximately shown on the North Strabane Survey.

29.	Setback lines, access easements and sanitary sewer easements shown on the Plan as recorded in the Recorder’s Office of Washington County, Pennsylvania in Instrument No. 201331052, as approximately located on the North Strabane Survey (A and B).

30.	Terms and conditions of Oil, Gas & Coalbed Methane Lease to Range Resources - Appalachia, LLC as evidenced by a Memorandum thereof recorded in Instrument No. 201335113 (A and B); Designation of Unit, Zediker Station Unit “C” recorded in Instrument No. 201619144.

31.	Relocation Agreement as set forth in Instrument No. 201434872. (A, B and C)

32.	Any facts, rights, interests or claims that may exist or arise by reason of the following matters, disclosed by the North Strabane Survey:

(A) Three sections of fence at southeast section of subject property cross southwest boundary of subject property by an undisclosed distance; (B) Sign west of subject property lies entirely within lands of others by an undisclosed distance; (C) Fence at west section of subject property crosses north boundary by an undisclosed distance; (D) Fence at northwest section of subject property meanders northwest boundary of subject property by an undisclosed distance; (E) Multiple signs south of subject property lie entirely within Racetrack Road right of way by undisclosed distances; (F) Two signs at southeast section of subject property crosses east boundary by undisclosed distances; (G) Guard rail at southeast section of subject property crosses south boundary into Racetrack Road right of way by undisclosed distances; (H) Fence at southeast section of subject property crosses southeast boundary by an undisclosed distance; (I) Unidentified utility depicted as “UBOX” at south section of subject property, multiple vaults of unknown utility type, clean outs and sanitary sewer lines are located throughout subject property without benefit of known easement.

Parcel VI (Leasehold) and Parcel VII and VIII (Easements)

33.	Terms and Conditions of the Declaration of Restrictive Covenant as set forth in Deed Book Volume 8499 Page 49.

34.	Terms and conditions of Sign Easement Agreement by and between Harmar Development Company and Ladbroke Racing Management-Pennsylvania as set forth in Deed Book Volume 8499 Page 57.

35.	Amended and Restated Sign Easement Agreement recorded in Deed Book Volume 13822 Page 490.

36.	Terms and conditions of Sign Easement Agreement by and between Harmar Development Company and Ladbroke Racing Management-Pennsylvania as set forth in Deed Book Volume 8499 Page 69.

37.	Covenants, conditions, and restrictions Restriction against the development or operation of a hotel or motel as set forth in Deed Book Volume 8499 Page 81.

38.	Rights granted to West Penn Power Company as set forth in Deed Book Volume 8571 Page 450, as approximately located and shown on that certain survey prepared by Civil Environmental Consultants, Inc., Project No. 161-397, dated September 7, 2016 (the “ Harmar Survey”).

39.	Rights granted to The Bell Telephone Company of Pennsylvania as set forth in Deed Book Volume 8558 Page 506, as approximately located and shown on the Harmar Survey.

40.	Subject to all matters shown on the Plan as recorded in the Recorder’s Office of Washington County, Pennsylvania in Plan Book Volume 170 Page 1 including the 30’ building line setback along the southern boundary line of the subject premises and the 15’ utility easement along the western boundary line of the subject premises.

41.	Any facts, rights, interests or claims that may exist or arise by reason of he following matters disclosed by the Harmar Survey:

(a)	curb cuts encroach over southern boundary line of subject premises

(b)	storm sewer line, catch basins, asphalt wedge gutter are located on the property.